      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1998
                                                    REGISTRATION NO 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             DECORA INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                            3089                       68-0003300
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL        (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)

                                  1 MILL STREET
                           FORT EDWARD, NEW YORK 12828
                                 (518) 747-6255
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ADDITIONAL REGISTRANT

                                  PRIMARY
                                  STANDARD
                                  INDUSTRIAL        IRS EMPLOYER
NAME OF         JURISDICTION OF   CLASSIFICATION    IDENTIFICATION
REGISTRANT      INCORPORATION     CODE NUMBER       NUMBER             ADDRESS AND TELEPHONE NUMBER
------------    ---------------   --------------    --------------     ------------------------------
DECORA,         DELAWARE          3089              93-1028300         1 MILL STREET, FORT EDWARD,
INCORPORATED                                                           NEW YORK 12828, (518) 747-6255

                               TIMOTHY N. BURDITT
                                  1 MILL STREET
                           FORT EDWARD, NEW YORK 12828
                                 (518) 747-6255
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                              --------------------

                          COPIES OF COMMUNICATIONS TO:
                              J. BRAD WIGGINS, ESQ.
                           CHRISTINA LYCOYANNIS, ESQ.
                                MILLER & HOLGUIN
                      1801 CENTURY PARK EAST, SEVENTH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-1990

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND ALL OTHER CONDITIONS TO THE EXCHANGE OFFER PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT DESCRIBED IN THE ENCLOSED PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

    IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, PLEASE CHECK THE FOLLOWING BOX. [ ]

=========================================================================================================================
                                             CALCULATION OF REGISTRATION FEE
  TITLE OF EACH CLASS OF         AMOUNT TO          PROPOSED MAXIMUM             PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED      OFFERING PRICE PER NOTE     AGGREGATE OFFERING PRICE   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
11% SENIOR SECURED             $112,750,000              100%(1)                    $112,750,000(1)         $33,261.25
NOTES DUE 2005, SERIES B

GUARANTEES OF THE              $112,750,000(2)
11% SENIOR SECURED
NOTES DUE 2005, SERIES B
-------------------------------------------------------------------------------------------------------------------------

(1) ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(f)(2)

(2) PURSUANT TO RULE 457(n) UNDER THE SECURITIES ACT OF 1933, NO SEPARATE REGISTRATION FEE IS PAYABLE FOR THE GUARANTEES

                           --------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 13, 1998

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                             DECORA INDUSTRIES, INC.

     This Prospectus describes an offer (the "Exchange Offer") to exchange up to $112,750,000 of 11% Senior Secured Notes due 2005, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, for $112,750,000 of outstanding 11% Senior Secured Notes due 2005 (the "Old Notes"). The notes to be so exchanged will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis (the "Guarantees"), by Decora, Incorporated ("Decora") and any of the future domestic Restricted Subsidiaries of Decora Industries, Inc. ("DII"). In this Prospectus, the term "Notes" shall refer to both Old Notes and Exchange Notes.

     The Expiration Date of the Exchange Offer is at 5:00 P.M., New York City time, on _______________, 1998, unless extended.

                                -----------------

     The Exchange Notes will evidence the same indebtedness as the Old Notes for which they may be exchanged pursuant to this offer. The terms of the Exchange Notes will be identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged, except that the Exchange Notes will be freely transferable by Holders thereof (other than as provided below) and will be issued without rights for any further registered exchange offer.

     Interest on the Exchange Notes will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998. The Exchange Notes will mature on May 1, 2005.

     The Exchange Notes will be unconditionally guaranteed, on a senior unsecured basis, jointly and severally, by Decora, the wholly-owned subsidiary of DII, and by DII's future domestic Restricted Subsidiaries (the "Subsidiary Guarantors," and, together with Decora, the "Guarantors").

     The Exchange Notes will be secured by a pledge of all of the capital stock of Decora and each other future Guarantor (the "Guarantor Collateral") and 65.0% of the capital stock of Decora Industries Deutschland GmbH ("DI Deutschland"), a wholly-owned subsidiary of DII (the "German Collateral"; and, collectively with the Guarantor Collateral, the "Collateral").

     The Exchange Notes will rank (i) senior in right of payment to any future indebtedness of DII that is expressly subordinated to the Exchange Notes and
(ii) effectively senior to any future senior unsecured indebtedness of DII to the extent of the value of the Collateral. The Exchange Notes will be effectively subordinated to (x) all obligations under the Decora Credit Facility, the Intercompany Note and any other secured obligations of Decora, to the extent of the value of the assets securing such obligations, and (y) all obligations (including trade payables and accrued liabilities) of the DII foreign subsidiaries and its Unrestricted Subsidiaries. Each Guarantee will be effectively subordinated to secured obligations of the Guarantor thereof, to the extent of the value of the assets securing such obligations.

     The Exchange Notes will be redeemable, in whole or in part, at the option of DII, at any time on or after May 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to May 1, 2001, DII may redeem up to $39.46 million aggregate principal amount at maturity of the Notes at a redemption price equal to 111.50% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings; provided that at least $73.29 million aggregate principal amount at maturity of the Notes remains outstanding immediately after each such redemption (other than any Notes owned by DII or any of its Subsidiaries) and such redemption shall be effected not more than 120 days after the consummation of any such Public Equity Offering. Upon a Change of Control, DII will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and, with respect to Old Notes, Liquidated Damages, if any, to the date of purchase. See "Description of Exchange Notes -- Change of Control."

     The Old Notes were issued and sold on April 29, 1998 in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be re-offered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain of the obligations of DII and Decora under a registration rights agreement relating to the Old Notes. See "The Exchange Offer -- Purpose of the Exchange Offer." DII is making the Exchange Offer in reliance upon an interpretation by the staff of the Securities and Exchange Commission set forth in a series of no-action letters issued to third parties. See Exxon Capital Holdings Corp. (available April 13, 1989), Morgan Stanley & Co. Incorporated (available July 5, 1991) and Shearman & Sterling (available June 2, 1993). Based on such interpretation, DII believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder that is an "affiliate" of DII within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business, such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such Holder is not an affiliate of DII, as such terms are interpreted by the Securities and Exchange Commission. However, DII has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Any broker-dealer that received Old Notes from DII in the offering of the Old Notes and not as a result of market-making or other trading activities cannot participate in the Exchange Offer. See "Plan of Distribution." Each broker-dealer that received Old Notes from DII in the offering of the Old Notes and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. DII will, for a period ending on the earlier of the first anniversary of the consummation of the Exchange Offer and the date on which the Initial Purchaser and all broker-dealers electing to exchange Old Notes previously acquired by such broker-dealers for their own accounts have sold all Exchange Notes held by them, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Exchange Notes will not be designated for trading on the PORTAL market and constitute securities for which there is no established trading market. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a

Holder's ability to sell untendered Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the Exchange Notes.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. DII will pay all expenses incident to the Exchange Offer. DII will not receive any proceeds from the Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                              ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ___________, 1998


                              AVAILABLE INFORMATION

     DII and Decora have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to DII, the Guarantors and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Registration Statement has been and will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Electronic registration statements filed through the EDGAR system are publicly available through the Commission Web Site (http://www.sec.gov).

     DII is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission.

     The Indenture governing the Notes provides that DII will deliver to United States Trust Company of New York (the "Trustee") within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which DII is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that DII may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, DII will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. DII will also comply with the other provisions of
Section 314(a) of the Trust Indenture Act. In addition, for so long as any Notes remain outstanding, DII will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such Holder.

     UNTIL ___________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding the industry prospects and financial position of DII and the Guarantors are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from management's expectations ("Cautionary Statements") are disclosed in the Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to DII or the Guarantors, or persons acting on their behalf, are expressly qualified in their entirety by the Cautionary Statements.

                                -----------------

                                   TRADEMARKS

     Con-Tact(R), Cobra(R) and Wearlon(R) are registered trademarks of Decora. d-c-fix(R), ceramo-fix(R), skai(R) and sol-pal(R) are registered trademarks of Hornschuch. Rubbermaid(R) is a registered trademark of Rubbermaid, Incorporated ("Rubbermaid").

                                -----------------

                      PRESENTATION OF FINANCIAL INFORMATION

     In this Prospectus, references to "DM" are to "Deutsche Marks," and references to "dollars" or "$" are to U.S. dollars.

     Merely for the convenience of the reader, this Prospectus presents translations into dollars of certain DM amounts. The following table sets forth, for the periods indicated, certain information regarding the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), which on July 2, 1998 was DM1.8229 per dollar. No representation is made that DM amounts have been or could be converted into dollars at the above exchange rate or any other rate. Such rates may differ from the actual rates used in the preparation of the financial statements and other historical, pro forma and adjusted pro forma financial information of the Company appearing herein.

                                                                 FOR THE SIX      FOR THE SIX
                        FOR THE FISCAL YEAR ENDED MARCH 31,      MONTHS ENDED     MONTHS ENDED    FROM APRIL 1
                       --------------------------------------    SEPTEMBER 30,      MARCH 31,       TO JULY 2,
                        1996            1997            1998         1997             1998            1998
                       ------          ------          ------    -------------    ------------    ------------
End of period          1.4766          1.6678          1.8500       1.7260           1.8500          1.8229
Average                1.4305          1.5508          1.7741       1.7606           1.7881          1.7951
High                   1.4930          1.7190          1.8810       1.8810           1.8500          1.8542
Low                    1.3565          1.4725          1.6693       1.6693           1.7080          1.7590

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.......................................................    1

Risk Factors.............................................................    7

Use of Proceeds..........................................................   17

The Exchange Offer.......................................................   17

Capitalization...........................................................   25

Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................   27

Business.................................................................   33

Management...............................................................   42

Security Ownership of Certain Beneficial Owners and Management...........   46

Certain Relationships and Related Transactions...........................   48

Description of Exchange Notes............................................   49

Description of Other Indebtedness........................................   80

Certain U.S. Federal Income Tax Consequences.............................   83

Plan of Distribution.....................................................   88

Legal Matters............................................................   89

Experts..................................................................   89

Index of Defined Terms...................................................   90

Index to Financial Statements............................................  F-1

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The actual results of DII and its subsidiaries could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

     DII is a leading, worldwide manufacturer and marketer of self-adhesive consumer decorative products. DII, a holding company, is a Delaware corporation operating through its wholly owned subsidiaries, Decora and DI Deutschland. DI Deutschland owns approximately 76% of the voting stock of Konrad Hornschuch AG ("Hornschuch"). The main emphasis of DII and its subsidiaries (the "Company") is the world-wide development, manufacture and sale of self-adhesive consumer decorative products and of specialty industrial and commercial products, utilizing proprietary adhesive systems and coating technologies.

     On October 1, 1997, the Company acquired 73.2% of the voting stock of Hornschuch through its newly formed subsidiary, DI Deutschland (the "Hornschuch Acquisition"), which has since increased its ownership to approximately 76%. Hornschuch is the manufacturer and marketer of d-c-fix, one of the most popular consumer self-adhesive and surface covering brands outside of North America and is celebrating its 100th year of operation. Hornschuch also manufactures decorative and functional films for use by original equipment manufacturers ("OEM's") in the automotive, building, furniture, handbag, shoe and interior decoration markets. DI Deutschland is required to make a tender offer for the outstanding balance of Hornschuch shares (the "Hornschuch Minority Tender Offer") no later than March 1999. See "Business -- Hornschuch Minority Tender Offer and Possible Reorganization."

     On April 29, 1998, the Company acquired from Rubbermaid the assets which constituted Rubbermaid's decorative coverings group (the "Decorative Coverings Group"), including trademarks, shelf space and manufacturing equipment (the "Rubbermaid Acquisition"). The assets purchased included the rights to three product lines: (i) the Con-Tact self-adhesive line, which is manufactured by Decora, (ii) the Shelf Liner light-adhesive line, which currently is manufactured by Rubbermaid, and (iii) the Grip Liner non-adhesive covering line, which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement. The Rubbermaid Acquisition will enable Decora, which previously had been primarily only a manufacturer of Con-Tact, to integrate the marketing, sales and distribution of the Con-Tact product line and to capture the full manufacturer-to-retailer gross margin, although Decora will also significantly increase its selling, marketing and administrative expenses. In conjunction with the acquisition of Hornschuch, the Rubbermaid Acquisition has established the Company as the largest independent manufacturer and marketer of decorative self-adhesive consumer products worldwide.

     The principal executive offices of DII and Decora are located at 1 Mill Street, Fort Edward, New York 12828, and their telephone number is (518) 747-6255.

                                INDUSTRY OVERVIEW

     The Company operates in the plastics conversion and distribution industry with product offerings ranging from consumer self-adhesive, decorative and surface protection products to industrial laminates and textured films. The consumer, self-adhesive, decorative and surface protection products include versatile self-adhesive and non-adhesive products for use in a wide range of applications including shelf lining, do-it-yourself furniture and door repair and refurbishment, arts and crafts, window decoration, book covering, wall covering and general surface protection.

Consumers purchase these products based upon their ease of application, design, durability and price. The products are sold in a wide variety of retail stores, ranging from mass-merchants like Wal-Mart to individual, independently owned food, drug and hardware stores. Within these stores, the products have been positioned primarily in the housewares segment in the United States and the do-it-yourself segment in Europe.

     Industrial printed, coated and textured films are sold to users and OEM's in diversified markets with a majority of such sales made within Germany. Hornschuch supplies films for use in the manufacture of cabinets, furniture, automobiles, luggage and shoes. Customers require high quality products with exact design specifications and consistency as most products are intended to simulate the appearance and texture of natural materials such as wood, stone and leather.

                                BUSINESS STRATEGY

     The completion of the Hornschuch Acquisition and the Rubbermaid Acquisition represents two significant achievements for the Company and creates significant opportunities for strengthening the Company's market position and increasing sales world-wide. During fiscal 1999, the Company intends to focus its efforts on areas which are key to achieving its operational and financial goals, including the following:

     - Enhance the North American brands acquired from Rubbermaid and defend market share.

     - Complete the development of its North American sales and distribution infrastructure.

     -  Expand international sales.

     - Implement manufacturing and product synergies between North American and German operations.

                             GUARANTEES AND SECURITY

     The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Decora and the other Guarantors. The Exchange Notes will be secured by a first priority pledge of the Collateral.

     The footnotes to the Consolidated Financial Statements of DII included in this Prospectus provide condensed consolidating financial information for DII, its Guarantor subsidiaries (currently including only Decora) and its non-Guarantor subsidiaries for the same periods as are presented in the DII Consolidated Financial Statements. Separate audited financial statements of Decora are also included in this Prospectus for the same periods.

                            THE EXCHANGE OFFER

The Exchange Offer         DII is offering to exchange pursuant to the Exchange Offer up to $112,750,000 aggregate principal amount of Exchange Notes for $112,750,000 aggregate principal amount of its outstanding Old Notes. The Old Notes were issued and sold on April 29, 1998, in transactions not registered under the Securities Act, to
                           Lazard Freres & Co. LLC (the "Initial Purchaser"), in reliance upon the exemption provided in Section
                           4(2) of the Securities Act, and the Initial Purchaser subsequently resold the Old Notes in exempt transactions. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by Holders thereof
                           (other than as provided herein) and will be issued without rights for any further registered exchange offer. See "The Exchange Offer-- Terms of the Exchange" and "Description of Exchange Notes."

Interest Payments          Interest on the Exchange Notes shall accrue from the most recent date to which interest has been paid
                           (May 1 or November 1) on the Old Notes so surrendered or, if no interest has been paid on such Old
                           Notes, from April 29, 1998.


Minimum Condition          The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Expiration Date            The Exchange Offer will expire at 5:00 p.m., New York City time, on ________, 1998, unless extended.
                           Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering
                           Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Exchange Date              The date of acceptance for exchange of the Old Notes will be the first business day following the
                           Expiration Date.

Conditions of the
Exchange Offer             DII's obligation to consummate the Exchange Offer will be subject to certain conditions. See "The
                           Exchange Offer -- Conditions to the Exchange Offer." DII reserves the right to terminate or amend the
                           Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights          The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the
                           Expiration Date.

Procedures for
  Tendering Notes          See "The Exchange Offer -- Tender Procedure."

Federal Income Tax
  Consequences             The exchange of Old Notes for Exchange Notes will not be a taxable exchange for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Effect on Holders
  of Notes                 As a result of the making of, and upon acceptance or exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, DII and Decora will have fulfilled a covenant contained in the
                           Registration Rights Agreement (the "Registration Rights Agreement") dated as of April 29, 1998 among DII,
                           Decora and the Initial Purchaser and, accordingly, there will be no Liquidated Damages as provided for in the terms of the Registration Rights Agreement, and the Holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement. Holders of the Old Notes who do not
                           tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and subject to all the limitations applicable thereto (including the restrictions on transfer thereof) under the Indenture, dated as of April 29, 1998, among DII, Decora, any future
                           Guarantors that become parties thereto and the Trustee, relating to the Old Notes and the Exchange Notes
                           (the "Indenture"), except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Old Notes pursuant to, the Exchange Offer. Except for the restrictions on registrations and transfers, all untendered Old Notes and the Exchange Notes will be treated as one class of securities for purposes of the covenants and the other terms contained in the Indenture.

Use of Proceeds            There will be no cash proceeds to DII from the issuance of the Exchange Notes pursuant to the Exchange
                           Offer.

Exchange Agent             United States Trust Company of New York is serving as Exchange Agent in connection with the Exchange
                           Offer.

                           TERMS OF THE EXCHANGE OFFER

Issuer                     Decora Industries, Inc.

Notes Offered              $112,750,000 principal amount of 11% Senior Secured Notes due 2005, Series B

Maturity Date              May 1, 2005

Interest Payment
Dates                      May 1 and November 1 of each year, commencing November 1, 1998

Ranking;
Guarantees; Security       The Exchange Notes will represent senior obligations of DII, secured by a first priority lien on all capital stock of Decora and a first priority lien on 65.0% of the capital stock of DI Deutschland. The
                           Exchange Notes will be fully and unconditionally guaranteed, on a senior unsecured basis, by Decora and any of DII's future domestic Restricted Subsidiaries. The Exchange Notes will rank (i) senior in right of payment to any future indebtedness of DII that is expressly subordinated to the Exchange Notes and (ii)
                           effectively senior to any future senior unsecured indebtedness of DII to the extent of the value of the
                           Collateral. The Exchange Notes will be effectively subordinated to (x) all obligations under the Decora
                           Credit Facility, the Intercompany Note and any other secured obligations of Decora to the extent of the value of the assets securing such obligations and (y) all obligations (including trade payables and accrued liabilities) of DII's foreign subsidiaries and its Unrestricted Subsidiaries. Each Guarantee will be effectively subordinated to secured obligations of the Guarantor thereof, to the extent of the value of the assets securing such obligations. As of March 31, 1998, on an adjusted pro forma basis, (i) Decora would have had approximately $12.4 million of indebtedness (including the Intercompany Note) which would have ranked effectively senior to the Notes with respect to the assets of Decora which secure such indebtedness, (ii) DII would have had no indebtedness except for the Notes and (iii) DII's foreign subsidiaries would have had $40.5 million of indebtedness (which includes approximately $9.7 million of borrowings of Hornschuch which was loaned to Decora pursuant to the Intercompany Note) and $34.0 million of other liabilities reflected on the Company's balance sheet, which would have ranked effectively senior to the Notes. See "Capitalization" and "Description of Exchange Notes-- Security and Ranking of Notes."

Optional Redemption        The Exchange Notes will not be redeemable at DII's option prior to May 1, 2002, except under the circumstances set forth below. On and after such date, the Exchange Notes will be subject to redemption at any time at the option of DII, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to May 1,
                           2001, DII may on any one or more occasions redeem up to $39.46 million aggregate principal amount at maturity of the Notes at a redemption price equal to 111.50% of the principal amount at maturity thereof, plus accrued and unpaid interest and, with respect to Old Notes, Liquidated Damages, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings; provided that at least
                           $73.29 million aggregate principal amount at maturity of the Notes remains outstanding immediately after each such redemption (other than any Note owned by DII or any of its Subsidiaries) and such redemption shall be effected not more than 120 days after the consummation of any such Public Equity
                           Offering. See "Description of Exchange Notes -- Redemption -- Optional Redemption Upon Public Equity
                           Offerings."

Change of Control          Upon the occurrence of a Change of Control, DII will be required to make an offer to purchase the
                           Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Exchange Notes -- Change of Control."

Restrictive Covenants      The Indenture pursuant to which the Old Notes were and the Exchange Notes will be issued contains certain covenants that limit the ability of DII and its Restricted Subsidiaries to, among other things: (i) incur additional indebtedness, (ii) make restricted payments and investments, (iii) permit restrictions on distributions from Restricted Subsidiaries, (iv) sell assets, (v) incur liens, (vi) enter into sale and leaseback transactions, (vii) issue and sell capital stock of Restricted Subsidiaries, (viii) enter into transactions with affiliates, (ix) make capital expenditures and (x) effect mergers, consolidations and sales of all or substantially all of DII's assets. These covenants, however, are subject to a number of important limitations and qualifications. See "Description of Exchange Notes-- Certain Covenants."

Absence of a
Public Market
for the Exchange Notes     The Exchange Notes are new securities, and there is currently no established market for the Exchange
                           Notes. The Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The
                           Initial Purchaser has advised DII that it currently intends to make a market in the Exchange Notes.
                           However, the Initial Purchaser is not obligated to do so, and any market making with respect to the
                           Exchange Notes may be discontinued at any time without notice. DII has not applied, and does not intend to apply, to have the Exchange Notes listed for trading on a securities exchange or quoted for trading through an automated quotation system.

                             SELECTED FINANCIAL DATA

        The following selected consolidated statement of income data of DII for each of the five fiscal years ended March 31, 1998 and selected consolidated balance sheet data of DII as of March 31 for each of such years are derived from the consolidated financial statements that have been audited by PricewaterhouseCoopers LLP as to all years. The financial statements for the three years ended March 31, 1998 are included elsewhere herein.

        The following table should be read in conjunction with DII's historical consolidated financial statements and the notes thereto. Unless otherwise indicated, none of the information in the table includes discontinued operations of the Company. See "Business -- Development of Business." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      (In thousands except per share data)

                                                               Year Ended March 31,
                                            ---------------------------------------------------------
Statement of Income Data:                     1998        1997        1996        1995         1994
                                            --------    --------    --------    --------     --------
Net sales                                   $ 98,407    $ 41,082    $ 38,828    $ 40,414     $ 39,955
Operating income                              11,049       4,726       4,108       3,895        4,192
Income from continuing operations              2,730       3,566       2,919       2,408        1,629
Loss from discontinued operations                 --          --          --      (1,297)      (1,481)
                                            --------    --------    --------    --------     --------
Net income                                  $  2,730    $  3,566    $  2,919    $  1,111     $    148
                                            ========    ========    ========    ========     ========
Basic income (loss) per share(2):
  Continuing operations                     $   0.38    $   0.51    $   0.45    $   0.40     $   0.27
  Discontinued operations                         --          --          --       (0.22)       (0.25)
                                            --------    --------    --------    --------     --------
  Net income(2)                             $   0.38    $   0.51    $   0.45    $   0.18     $   0.02
                                            ========    ========    ========    ========     ========
Diluted income (loss) per share(2):
  Continuing operations                     $   0.35    $   0.46    $   0.44    $   0.40     $   0.27
  Discontinued operations                         --          --          --       (0.22)       (0.25)
                                            --------    --------    --------    --------     --------
  Net income(2)                             $   0.35    $   0.46    $   0.44    $   0.18     $   0.02
                                            ========    ========    ========    ========     ========

                                                                As of March 31,
                                            --------------------------------------------------------
Balance Sheet Data:(4)                        1998        1997        1996        1995        1994
                                            --------    --------    --------    --------    --------
Total assets                                $131,216    $ 37,189    $ 36,157    $ 31,021    $ 30,023
Working capital                             $ 16,133    $  6,631    $  1,460    $    238    $    515
Long-term obligations                       $ 74,540    $ 18,817    $ 20,299    $ 18,163    $ 18,473
Shareholders' equity                        $ 18,089    $ 14,503    $ 10,139    $  4,396    $  2,577

Cash dividends per common share(3)                --          --          --          --          --

Ratio of earnings to fixed charges              2.86x       2.03x       1.53x       1.46x       1.71x

----------

(1)  The selected historical operating data for the twelve months ended
     March 31, 1998 reflect the results of Hornschuch since the acquisition date of October 1, 1997. The Hornschuch Acquisition materially impacts the comparability of the information reflected in the selected financial data for fiscal 1998 to that of prior years (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). Additionally, the selected financial data does not reflect the Rubbermaid Acquisition which was completed on April 29, 1998.

(2) Per share amounts have been restated to retroactively reflect a one-for-five reverse stock split which became effective on December 29, 1997.

(3) The Company has not paid dividends during the five years ended March 31, 1998 and does not anticipate paying cash dividends in the foreseeable future.

(4) Historical balance sheet data has not been restated for discontinued operations in years prior to the year in which the relevant measurement date occurred.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, Holders of Old Notes should consider carefully the following factors before tendering their Old Notes for Exchange Notes offered hereby. Most of the risk factors set forth below are applicable to both the Old Notes and the Exchange Notes.

FORWARD-LOOKING INFORMATION

     This Prospectus contains forward-looking statements based upon the Company's beliefs, by which the Company attempts to measure activity in, and to analyze the factors affecting, the markets for its products. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting these markets or the extent of their likely impact, (ii) the publicly available information with respect to these factors on which the Company's analysis is based is complete or accurate, (iii) the Company's analysis is correct or (iv) the Company's strategy, which is based in part on this analysis, will be successful. Factors that could cause actual results to differ from those reflected in the Company's forward-looking statements include those factors described herein, as well as adverse changes in prices of raw materials, regional economic and political instability, adverse currency fluctuations and other factors not within the Company's ability to predict or control.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. DII does not currently anticipate that it will register the Old Notes under the Securities Act. Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of DII or any guarantor within the meaning of Rule 405 under the Securities Act and other than any broker-dealer who purchased Old Notes directly from DII for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Old Notes. Each broker-dealer that acquired Old Notes for its own account as a result of market making or other trading activities and that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. DII has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of the first anniversary of the consummation of the Exchange Offer and the date on which the Initial Purchaser and all broker-dealers electing to exchange Old Notes previously acquired by such broker-dealers for their own account have sold all Exchange Notes held by them. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of Holders of the Exchange Notes to sell their Exchange Notes or (iii) the price at which the Holders of the Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company. The Company has been advised by the Initial Purchaser that, after consummation of the Exchange Offer, it intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so, and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. DII has not applied, and does not intend to apply, to have the Exchange Notes listed for trading on a securities exchange or quoted for trading through an automated quotation system. There can be no assurance that, even following registration of the Exchange Notes, an active trading market will exist for the Exchange Notes, or that any such trading market will be liquid.

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

     The Company has indebtedness that is substantial in relation to its shareholders' equity, as well as interest and other debt service requirements that are significant compared to its cash flow from operations. As of March 31, 1998, on an adjusted pro forma basis, the Company would have had consolidated outstanding indebtedness of approximately $153.3 million (including the Notes), which represented 90.5% of total capitalization. The Indenture permits DII and its subsidiaries, subject to certain limitations, to incur additional indebtedness.

     The high level of the Company's indebtedness has important consequences to Holders of the Exchange Notes, including, without limitation, (i) a substantial portion of the Company's cashflow from operations is committed to the payment of debt service and will not be available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes will be limited; (iii) a substantial decrease in operating cash flow or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company's highly leveraged position may make it more vulnerable to economic downturns; and (v) the indebtedness under the Decora Credit Facility, the Intercompany Note, the DI Deutschland Credit Facility, the Hornschuch Credit Facilities and the IRB Credit Facility are at variable rates of interest, which will, to the extent not hedged, cause the Company to be vulnerable to increases in interest rates. All of the indebtedness outstanding under the Decora Credit Facility is secured by the accounts receivable, inventory and real property of Decora and will become due prior to the time the principal on the Exchange Notes will become due; all of the indebtedness outstanding under the Intercompany Note is secured by the machinery and equipment of Decora and will become due prior to the time the principal on the Exchange Notes will become due; all of the indebtedness outstanding under the HUD Credit Facility is secured by a second lien on certain of Decora's property and equipment and will become due prior to the time the principal on the Exchange Notes will become due; and all of the outstanding indebtedness under the IRB Credit Facility will become due and payable prior to the time the principal on the Exchange Notes will become due.

     The agreements governing indebtedness of DII or any of its subsidiaries, including the Indenture, the Decora Credit Facility, the DI Deutschland Credit Facility and the IRB Credit Facility, impose significant operating and financial restrictions. Such restrictions may significantly limit, among other things, the ability of the Company to incur additional indebtedness, make prepayments of certain indebtedness, make investments, grant liens, merge with or acquire any other entity, dispose of assets, change its business and engage in certain other corporate activities. In addition, the Company may be required to comply with specific financial ratios, including loan to collateral value ratios. In the event that these requirements are not met, lenders may be entitled to declare indebtedness immediately due and payable. In addition, these financial restrictions could limit the ability of the Company to respond to market conditions or meet unanticipated capital needs or could otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the ability of the Company to finance its future operations or capital needs.

     The ability of DII and the Guarantors to pay interest on the Exchange Notes and to satisfy their other obligations will depend upon the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's operating results will be sufficient for DII and the Guarantors to meet their obligations. DII and the Guarantors may be required to refinance the Exchange Notes at maturity. No assurance can be given that, if required, DII and the Guarantors will be able to refinance the Exchange Notes on terms acceptable to them, if at all. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures or the expansion of the Company, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; STRUCTURAL SUBORDINATION

     DII is a holding company. As a result, Holders of the Exchange Notes are structurally junior to all other existing and future creditors of DII's subsidiaries (other than unsecured creditors of the Guarantors), except to the extent that DII is itself recognized as a creditor of any such subsidiary, in which case the claims of DII would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by DII. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of DII's subsidiaries, DII will not receive any funds used to pay creditors of the subsidiaries. As of March 31, 1998, on an adjusted pro forma basis, (i) DII and Decora, initially DII's only domestic subsidiary and, therefore, initially the only Guarantor, would have had approximately $12.4 million of indebtedness (including the Intercompany Note), all of which would have been secured, and (ii) the Company's foreign subsidiaries would have had approximately $40.5 million of indebtedness (which includes DM18.0 million (approximately $9.7 million) of borrowings of Hornschuch which was loaned to Decora pursuant to the Intercompany Note) and $38.9 million of other obligations reflected on the Company's balance sheet, which would have ranked effectively senior to the Notes. See "-- Substantial Leverage; Restrictive Covenants."

     DI Deutschland currently owns approximately 76% of the outstanding shares of Hornschuch, and, therefore, under its current legal structure, DI Deutschland is entitled only to approximately 76% of any dividends. The remaining dividends would be distributed to minority shareholders. Under German law, Hornschuch can only make an annual dividend distribution based upon retained earnings (except for mandatory reserves) and annual surplus as determined under German statutory accounting rules and German generally accepted accounting principles, as confirmed by Hornschuch's auditors. Under German law, however, Hornschuch is required to book 5% of the annual surplus, decreased by any loss carryforward, into a mandatory reserve until such reserve amounts to 10% of the stated capital. In addition, Hornschuch's Management Board (the "Management Board") and Hornschuch's Supervisory Board (the "Supervisory Board") can decide to book up to 50% (and under certain circumstances even up to 75%) of the annual surplus as capital reserve and thereby exclude such portion of the surplus from any dividend distribution. The Supervisory Board, upon the recommendation of the Management Board, must approve the distribution of a dividend and call a meeting for shareholders to approve the dividend. Final approval of any distribution must be made by a vote of a majority of shares in attendance at the meeting. The Company intends to use up to approximately $9.3 million of the net proceeds from the original offering of the Old Notes for DI Deutschland to purchase shares of Hornschuch in the Hornschuch Minority Tender Offer. To the extent the Company increases its holdings in Hornschuch, through the Hornschuch Minority Tender Offer or otherwise, its rights to dividends would increase proportionately. See "Business -- Hornschuch Minority Tender Offer and Possible Reorganization." Further, the DI Deutschland Credit Facility limits the ability of DI Deutschland to issue a dividend while such loan is outstanding. See "Description of Other Indebtedness -- DI Deutschland Credit Facility."

     Under current German tax law, (i) corporate withholding taxes at a rate of 26.375% (including solidarity tax) and (ii) corporate income tax at a rate of 31.65% (including solidarity tax) will be required to be withheld from any dividends distributed by Hornschuch to DI Deutschland. Income of DI Deutschland is subject to 47.475% corporate income tax (including solidarity tax), if it is not distributed to DII, and 31.65% corporate income tax (including solidarity tax), if it is distributed to DII as dividends. DI Deutschland will receive a credit or refund in the full amount of the withholding tax made by and corporate income tax paid by Hornschuch with respect to dividends made to DI Deutschland and any refund due will be issued within approximately 12 months after the payment of such dividends. With respect to dividends made from DI Deutschland to DII, such dividends are subject to a 5% withholding tax in Germany under the Tax Treaty between Germany and the United States (as in effect as of the date hereof); DII, however, will not be able to receive a credit in Germany for the 31.65% corporate income tax and the 5% withholding tax paid by DI Deutschland with respect to such dividends.

EFFECTIVE SUBORDINATION OF GUARANTEES TO SECURED OBLIGATIONS

     The Indenture permits the Guarantors to incur certain secured indebtedness. Each Guarantee will be effectively subordinated to any secured indebtedness of the Guarantor thereof, to the extent of the value of the assets securing such indebtedness. Accordingly, if an event of default occurs under any secured indebtedness of a Guarantor permitted under the Indenture, the lenders will have a prior right to certain assets of such Guarantor and may foreclose upon such collateral to the exclusion of the Holders of the Exchange Notes, notwithstanding the existence of an event of default with respect to the Exchange Notes. In such event, such assets would first be used to repay in full amounts outstanding under such secured indebtedness, resulting in a portion of such Guarantor's assets being unavailable to satisfy the claims of the Holders of the Exchange Notes. At March 31, 1998, on an adjusted pro forma basis, Decora would have had approximately $12.4 million of secured indebtedness.

SECURITY FOR THE EXCHANGE NOTES

     Pursuant to the Indenture, DII has granted to the Trustee for the benefit of the Holders of the Exchange Notes a first priority lien on the Guarantor Collateral and a first priority lien on the German Collateral to secure the performance of DII's obligations under the Indenture and the Exchange Notes. The value of the Collateral is dependent on the business, earnings and ability to transfer assets of the corresponding subsidiary and there is no established market for the Collateral. There can be no assurance that a transfer of the Collateral would not affect the value of such Collateral or that the proceeds of any sale of the Collateral following an acceleration of the Exchange Notes after an event of default with respect to the Exchange Notes would be sufficient to satisfy payments due thereon. No assurance can be given that the value of the Collateral will on a given date equal or exceed the principal amount of the Exchange Notes plus accrued and unpaid interest thereon. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.

     Even if the Decora Credit Facility, other secured debt of Decora and debt of DI Deutschland and Hornschuch were permanently retired, the right of the Trustee under the Indenture to foreclose upon and sell the Collateral upon the occurrence of an event of default with respect to the Exchange Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against DII and one or more of its domestic subsidiaries. Under applicable U.S. bankruptcy law, secured creditors such as the Holders of the Exchange Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. Moreover, applicable U.S. bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could obtain or dispose of the Collateral or whether or to what extent Holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of "adequate protection." If a U.S. bankruptcy court were to determine that the value of the Collateral, after giving effect to the repayment of all amounts owing to the secured creditors of Decora and creditors of DI Deutschland and Hornschuch, was insufficient to repay all amounts due in respect of the Exchange Notes, the Holders of the Exchange Notes would become Holders of "undersecured claims" and, as such, would be unable to receive payments of accrued interest and costs during the debtor's bankruptcy proceeding.

     Under German law, the Trustee may be restricted to the right to cause the pledged shares of DI Deutschland to be sold at a public auction, unless DI Deutschland, after the occurrence or during the continuance of any Event of Default, accepts the sale or realization of the pledged shares in any other way and (i) all rights of DII to exercise voting or other consensual rights and (ii) all rights of DII to receive cash dividends and other payments made upon or with respect to the pledged shares of DI Deutschland may not cease before such sale or realization of the pledged shares.

ORIGINAL ISSUE DISCOUNT

     The Old Notes are considered to have been issued with original issue discount for U.S. federal income tax purposes. Accordingly, certain Holders of the Exchange Notes will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain U.S. Federal Income Tax Consequences."

     In addition, if a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code, the claim of a Holder of Exchange Notes may be limited to an amount equal to the sum of (i) the price at which the Old Notes were originally issued and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not accreted as of the date of any such bankruptcy filing would constitute "unmatured interest."

CHANGE OF CONTROL

     In the event of a Change of Control of the Company, each Holder will have the right to require DII, subject to certain conditions, to purchase all or a portion of such Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued but unpaid interest and, with respect to Old Notes, Liquidated Damages, if any, to the date of purchase. DII's failure to purchase the Notes would result in a default under the Indenture. See "Description of Exchange Notes -- Change of Control." Certain future credit or other borrowing agreements of DII may also contain similar restrictions. DII would therefore be required to repay such facilities concurrently with its repurchase of the Notes.

     If a Change of Control were to occur, it is unlikely that DII would be able to both repurchase all of the Notes and repay its obligations under any other indebtedness that could become payable upon the occurrence of the Change of Control, unless it could obtain alternative financing. There can be no assurance that DII would be able to obtain any such financing on commercially reasonable terms or at all, and, consequently, no assurance can be given that DII would be able to repurchase any of the Notes tendered to it following a Change of Control.

FRAUDULENT TRANSFER CONSIDERATIONS

     The Guarantors' Guarantees of the obligations of DII under the Exchange Notes may be subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Guarantors. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Exchange Notes were guaranteed, (a) a Guarantor guaranteed the Exchange Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Exchange Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), then such court could avoid or subordinate the Guarantee of such Guarantor to other indebtedness of such Guarantor and take other action detrimental to the Holders of the Notes, including, under certain circumstances, invalidating such Guarantee. See "Description of Exchange Notes -- Guarantees."

ENFORCEABILITY OF JUDGMENTS

     A substantial portion of the assets of the Company (including all of the assets of Hornschuch) are located outside the United States. As a result, it may be necessary for investors to comply with foreign laws in order to enforce judgments obtained in a U.S. court (including those with respect to federal securities law claims) against the assets of Hornschuch, including foreclosure upon such assets, and there can be no assurance that any U.S. judgments would be enforced under any such foreign laws.

NEED TO DEVELOP NORTH AMERICAN DISTRIBUTION INFRASTRUCTURE

     Decora did not acquire the distribution or sales and marketing operations from Rubbermaid as part of the Rubbermaid Acquisition, and Decora does not currently have operations which can fulfill such distribution and sales and marketing requirements. In addition, Rubbermaid has been unable to provide detailed information with respect to its costs of marketing, sales and distribution with respect to its Decorative Coverings Group from which the Company could accurately assess the costs of operating a comparable distribution and sales and marketing infrastructure. Until January 29, 1999, Rubbermaid is continuing to provide warehousing, shipping, order entry, customer service, billing and collection functions for Decora on a contractual basis, while marketing and sales activities have been transferred to Decora. During this transition period, Decora is designing and implementing a complete North American distribution, sales and marketing system, including the installation of systems and infrastructure, the hiring of personnel and the transition of customer interface. Decora has retained Mercer Management Consulting, Inc. to recommend and oversee the implementation of an optimal distribution and information systems strategy with the goal of helping Decora complete the transition within the nine-month period. There can be no assurance that such transition will occur smoothly or be within management's cost estimates. The inability to complete the transition as planned could result in increased investment requirements, increased operating costs, loss of sales, loss of customers and reduction in operating cash flow available to service required debt payments.

RELOCATION OF MANUFACTURING OPERATIONS

     As part of the Rubbermaid Acquisition, Decora acquired the assets utilized in manufacturing Rubbermaid's Shelf Liner product line and will be required to relocate these manufacturing operations prior to the end of the nine-month transition period. Decora plans to relocate these operations to its existing manufacturing facility in Fort Edward, New York and will use approximately $2.5 million of the net proceeds from the offering of the Old Notes to fund the relocation, installation and start-up costs. While Decora is experienced in the installation and operation of production machinery, there are risks associated with the removal, transportation, installation and start-up of such machinery which may increase the estimated costs and result in an interruption of product supply. Additionally, no assurance can be given that Decora's manufacturing costs following the relocation will be the same or less than those experienced by Rubbermaid.

UNCERTAINTIES CONCERNING FUTURE OPERATING REQUIREMENTS AND COSTS

     In connection with the Rubbermaid Acquisition, Decora acquired assets which constituted Rubbermaid's Decorative Coverings Group. Because the Decorative Coverings Group was operated under Rubbermaid's centralized sales, operations and cash management system, it was not practicable to determine the nature and magnitude of indirect costs for certain functions and services that had been performed by centralized Rubbermaid departments outside the defined scope of the Decorative Coverings Group (including all advertising and other distribution, selling, general and administrative expenses), or to reasonably estimate what such costs would have been had Rubbermaid operated the Decorative Coverings Group on a stand-alone basis. Decora's ability to estimate such costs accurately going forward is limited by, among other factors, the absence of such information from Rubbermaid. The failure to estimate such costs accurately could have a material adverse effect on Decora's ability to successfully implement its business strategy following the Rubbermaid Acquisition and on the Company's business, financial condition or results of operations.

SALES DECLINE IN DECORATIVE COVERINGS GROUP PRODUCTS

     Rubbermaid's sales of Decorative Coverings Group products declined by approximately 16% during the Company's March 31, 1998 fiscal year versus fiscal year 1997, and Decora's fiscal year unit volume shipments of Con-Tact products to Rubbermaid declined at an annual rate (measured as the annual percentage decrease from March 31, 1995 to March 31, 1998) of 12% since March 31, 1995. Some of the decline may have been attributable to reduction in inventory levels by retail customers. The Company will attempt to reverse the declining trend in sales not caused by inventory reductions through its new selling, marketing and merchandising strategies, which will include introduction of new products and new applications of existing products both to existing retail customers and to new channels of distribution which had not been utilized by Rubbermaid. However, there can be no assurance that such decline can be reversed. Although the purchase price for the Rubbermaid Acquisition will be decreased by up to $2.5 million if calendar year 1998 net sales of Decorative Coverings Group products are below a certain level (although not on a dollar-for-dollar basis), further declines could severely impact the Company's ability to fund its operations, maintain its competitive position and pay its debt obligations, including those under the Notes.

COMPETITION

     Competition is intense in the Company's consumer decorative covering and OEM product industries, and some of the Company's competitors have substantially more capital and other resources available to them and have greater experience in marketing and distribution than the Company. There can be no assurance that the Company will be able to maintain or increase its market share or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON SUPPLIERS

     The primary raw materials used by the Company are paper, polyvinyl chloride ("PVC"), adhesives, inks, silicone and other chemicals. While each of the raw materials used in the products of Decora and Hornschuch are available from at least two independent suppliers, the partial or complete loss of certain of those sources could have at least a temporary material adverse effect on the Company's results of operations and damage customer relationships. The prices of the Company's raw materials are subject to fluctuations based on changes in industry and general economic conditions. In the event raw material costs increase and the Company is not able to pass the cost of such increases on to its customers due to extremely competitive market conditions, the Company's business, financial condition or results of operations could be materially adversely affected. See "Business -- Manufacturing."

DEPENDENCE ON LARGE CUSTOMERS

     Currently, the most significant customers of the Company consist of Laverna, Mercedes Benz and Metro through Hornschuch and Kmart, Target and Wal-Mart through Decora. The loss of any one of these customers could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company's foreign operations are conducted primarily through Hornschuch. The Company's European operations, representing approximately 79% of the Company's net sales for the six months ended March 31, 1998, are subject to special risks inherent in doing business outside the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation, nationalization, currency devaluation, foreign exchange controls and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation.

     The Company reports its net sales and expenses in U.S. dollars. Upon acquiring 73.2% of Hornschuch on October 1, 1997, the Company's consolidated operations and cash flow became significantly exposed to changes in exchange rates between the U.S. dollar and the Deutsche Mark, as well as, to a limited extent, other foreign currencies. To date, the Company has engaged in limited hedging transactions to protect against fluctuations in exchange rates. Although the Company plans to utilize limited hedging strategies in the future as the need arises, its profitability will continue to be affected by fluctuations in foreign exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support, finance and manufacturing personnel, certain of whom would be difficult to replace. The Company does not maintain and does not intend to obtain key man life insurance for any of its key employees. The loss of the services of certain of these individuals could have a material adverse effect on the Company and on its ability to effectively integrate its acquired businesses and pursue planned strategies for growth. There can be no assurance that the services of such personnel will continue to be available to the Company. The Company believes that its success depends on its ability to attract and retain additional qualified employees and that the failure to recruit such other skilled personnel could have a material adverse effect on the Company. See "Management."

RELATIONSHIP WITH HORNSCHUCH MANAGEMENT BOARD

     Hornschuch represents a significant part of the Company's total operations and, on an adjusted basis, represented 63% of the Company's net sales for the twelve months ended March 31, 1998. Hornschuch is governed by actions taken at a stockholders meeting (the "Stockholders Meeting") and by the Supervisory Board and the Management Board. The Stockholders Meeting's functions are basically limited to passing resolutions concerning Hornschuch's legal and financial structure, electing and recalling stockholder-elected members of the Supervisory Board. Generally, a majority of all votes cast is required to pass a resolution; in certain cases, however, higher majorities may be required. In the Stockholders Meeting, each stockholder has the right to demand certain information from the Management Board. Hornschuch's Supervisory Board is comprised of nine members, six of whom are elected by the Stockholders Meeting (with DI Deutschland as controlling stockholder) and the remaining three of whom are elected by Hornschuch's employees according to applicable German co-determination law. The Supervisory Board supervises the Management Board, in particular, with respect to financial, economic, legal and personnel matters. In addition, it elects and, under certain circumstances, may remove members of the Management Board and, due to a recent change of the law, also Hornschuch's auditors. The Supervisory Board has comprehensive information rights vis-a-vis the Management Board and reviews quarterly reports of the Management Board, but it does not control the Management Board. Although the Supervisory Board cannot issue binding instructions to the Management Board, statutory provisions or the Supervisory Board itself may subject certain transactions and measures to the Supervisory Board's consent. The Management Board manages the day-to-day affairs of Hornschuch and legally represents the Company. With respect to third parties such power of representation is unrestricted and may not be restricted. The foregoing limitations upon the powers of the Supervisory Board may effectively limit the ability of the Company to cause Hornschuch to comply with restrictive covenants under the Indenture at such time, if any, as Hornschuch becomes a Restricted Subsidiary. See "Description of Exchange Notes -- Certain Covenants -- Designation of Unrestricted Subsidiaries." The Management Board currently consists of two persons: Hans-Georg Stahmer and Bernard Muller, whose terms extend until September 30, 2000 and December 31, 2002, respectively. See "Management -- Executive Officers and Directors of DII and Certain Officers of Subsidiaries."

Despite limitations on its ability to control the day-to-day management of Hornschuch, the Supervisory Board is entitled to (i) add its own nominees to the existing Management Board or (ii) remove the existing members of the Management Board either for "cause" or upon a shareholder vote of lack of confidence which has not been made arbitrarily. The Supervisory Board also oversees capital expenditures and personnel and reviews quarterly reports of operations. The Company will continue to evaluate various options concerning Hornschuch's structure. See "Business -- Hornschuch Minority Tender Offer and Possible Reorganization."

LABOR RELATIONS

     At March 31, 1998, 113 of Decora's employees were represented by Local #13 United Paperworkers International Union (AFL-CIO) under a contract which was renegotiated and renewed in April 1996 and expires in March 1999. As of the same date, 670 of Hornschuch's employees were represented by the Textile and Clothing trade union in Germany, which merged into the Metal trade union effective April 1, 1998. The most recent collective bargaining agreement for Hornschuch's employees (including both hourly and salaried employees below management level) was signed in February 1997 and expires in May 1999. Although the Company considers its employee relations generally to be good, a prolonged work stoppage or strike at any facility could have a material adverse effect on the business, financial condition or results of operations of the Company. In addition, there can be no assurance that upon the expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to the Company. See "Business -- Employees."

SEASONALITY

     Historically, Decora has generally experienced higher sales and earnings in its first two fiscal quarters as a result of increased seasonal demand for Con-Tact products in late spring and summer. This seasonal pattern is expected to continue now that the Rubbermaid Acquisition has been completed. The effect of this seasonality on the Company's consolidated operations has been moderated somewhat by the Hornschuch Acquisition, since Hornschuch's product sales do not tend to be seasonal to the same degree as Decora's and Hornschuch's sales and profitability are typically strongest in the fourth fiscal quarter. See "Business -- Seasonality."

PATENTS, TRADEMARKS AND TRADE SECRETS

     Management believes that certain patents, trade names and trade secrets which the Company currently owns and the rights to the Con-Tact and d-c-fix names are important to the business of the Company. See "Business -- Proprietary Rights." The Company's ability to compete effectively with other companies will depend in part on its ability to maintain the proprietary nature of its patents, trade names and trade secrets. Although the Company seeks to protect its proprietary information by obtaining patents, registering trade names and entering into trade secret and confidentiality agreements, there is no guarantee that competitors will not misappropriate proprietary information or develop similar products that are outside the protection of the Company's patents, trade secrets and other proprietary rights. The protections afforded by patents, trade names and confidentiality agreements are sometimes limited in scope and time and are difficult to enforce. There is no assurance that patents will provide substantial protection or be of commercial benefit to the Company. Third parties could also file claims for injunctive relief, damages or other relief against the Company asserting that the technologies used by the Company infringe on such parties' patent or other proprietary rights. The cost of enforcing the Company's patent and other proprietary rights in lawsuits brought by the Company against infringers or of defending itself against infringement charges by other patent holders may be high and could interfere with the Company's operations.

ENVIRONMENTAL MATTERS

     The Company's U.S. operations and properties are subject to numerous federal, state and local environmental laws and regulations relating to the emission, discharge, storage, treatment, handling, generation, transportation, release, disposal, investigation and remediation of certain materials, substances and wastes used in or resulting from its operations, and providing for private, public and criminal liability. Liability for investigation and remediation is strict and may be joint and several. The Company's U.S. operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. The Company believes, however, that its U.S. operations are in substantial compliance with the applicable environmental laws.

     The Company's German operations and properties and the two properties indirectly owned by Hornschuch which are leased to third parties as described in "Risk Factors -- Hornschuch Unconsolidated Real Estate" are subject to numerous German federal, state and local laws and regulations imposing limitations on the discharge of pollutants into the air, soil and water, establishing standards for the treatment, storage and disposal of solid and hazardous wastes, requiring remediation in certain circumstances and providing for private, public and criminal liability. Effective January 1, 1991, Germany enacted the Environmental Liability Act (the "ELA"), which imposes strict liability for certain environmental matters vis-a-vis third party claims; however, strict liability does not apply to minor property damages caused during normal operations conducted in accordance with law or to damages that occurred prior to January 1, 1991 or were caused by force majeure. The ELA provides for other limitations on liability under certain circumstances. Public and private environmental liability may also arise under other federal, state and local environmental laws and regulations. Such liability is not subject to the limitations on liability provided by the ELA and may include certain other damages not available under the ELA. Recently, Germany enacted the Soil Protection Act (the "SPA"), which will become effective March 1, 1999. Among other things, the SPA includes requirements concerning both the avoidance of soil pollution and the remediation of such pollution even if the pollution occurred before March 1, 1999. Compliance with regulatory matters has increased costs and is expected to lead to higher costs in the future, particularly for insurance.

     As with other companies engaged in like businesses, the Company's operations expose it to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims. The Company believes, however, that its operations are in substantial compliance with applicable environmental laws.

     Based on the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws and regulations and liability for known environmental conditions will not have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with such environmental or health and safety laws or regulations or to respond to new environmental claims. See "Business -- Environmental Matters."

YEAR 2000 RISKS

     The Company is seeking to ensure that its electronic data processing systems will recognize the year 2000 and will not treat any date after December 31, 1999 as a date during the twentieth century. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." However, no assurances can be given that the Company will be able to avoid all year 2000 problems, especially those that could originate with third parties with whom the Company engages in electronic transactions or otherwise does business. If the Company or any third party with whom the Company does business were to have a year 2000 problem, the Company's business could be seriously disrupted and the Company's financial condition and results of operations could be materially adversely affected.

HORNSCHUCH UNCONSOLIDATED REAL ESTATE

     Certain indirect subsidiaries of Hornschuch own two commercial real estate properties which are unrelated to its operating business and which collateralize separate loans from Deutsche Bank and Baden Wurttembergische Bank issued to a subsidiary of Hornschuch. Hornschuch is an effective guarantor of such loans because Hornschuch is a party to a

"Profit and Loss Transfer Agreement" with the borrower subsidiary. The balance of the loans was DM26.8 million as of March 31, 1998. Due to a decrease in the appraised value of one of the properties, at March 31, 1998, Deutsche Bank required a mandatory prepayment; the balance of the DM4.7 million remaining prepayment must be repaid in annual installments of DM0.8 million commencing March 31, 1999 on the loan and other costs, although no assurance can be given that this will continue to be true in the future. Currently, the properties are producing rental income sufficient to cover interest payments. These loans are not included in the Hornschuch Credit Facilities. Since the operation of these properties has detracted from Hornschuch's ability to focus on its principal businesses, management is attempting to sell the properties and has engaged a professional property manager to manage the properties pending their sale. There is no assurance that the properties could be sold in the near term, or at all, at a price which would be sufficient to repay the loan in full. If not, Hornschuch could be required to pay amounts due under the loan, which could have a material adverse effect on Hornschuch's business and financial condition.

RISK OF FOREIGN EXCHANGE RATE FLUCTUATIONS; INTRODUCTION OF THE EURO CURRENCY

     The results of operations and the financial position of Hornschuch are reported in DM and then translated into dollars at the applicable foreign currency exchange rate for inclusion in the Company's consolidated financial statements. As exchange rates between these foreign currencies fluctuate, the translation effect of such fluctuations may have a material effect on the Company's consolidated results of operations and financial position as reported in dollars.

     Stage III of the European Economic and Monetary Union ("Stage III") is presently anticipated to commence on January 1, 1999 for those member states of the European Union that satisfy the convergence criteria set forth in the Treaty on European Union. Part of Stage III is the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that such member states will adopt legislation providing specific rules for the introduction of the Euro. If the Euro is adopted by Germany, it will replace the Deutsche Mark as legal tender in Germany and the Company will remain exposed to a risk of fluctuations in exchange rates relative to the new currency.

                                 USE OF PROCEEDS

     DII will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Old Notes were originally issued and sold on April 29, 1998. The offer and sale of the Old Notes was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Old Notes, DII and Decora agreed to use their best efforts to cause to be filed with the Commission a registration statement relating to an exchange offer pursuant to which Exchange Notes of DII covered by such registration statement and containing terms identical in all material respects to the terms of the Old Notes would be offered in exchange for Old Notes tendered at the option of the Holders thereof. DII and Decora further agreed that, if applicable interpretations of the staff of the Commission do not permit DII to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the Issue Date, or if the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any Holder of Notes is not eligible to participate in the Exchange Offer or (for Holders other than affiliates) does not receive freely tradeable Exchange Notes in the Exchange Offer, DII would file a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement") and use its best efforts to have such Shelf Registration Statement become effective under the Securities Act and to keep effective the Shelf Registration Statement until the earlier of (i) the time when the Old Notes covered by the Shelf Registration Statement are eligible for resale pursuant to Rule 144(k) under the Securities Act, (ii) the time when all of the Old Notes covered by the Shelf Registration Statement have been resold pursuant thereto in accordance with the intended methods of distribution by the Holders thereof and (iii) two years after April 29, 1998.

     The purpose of the Exchange Offer is to fulfill certain of DII's and Decora's obligations under the Registration Rights Agreement. Except as otherwise expressly set forth herein, this Prospectus may not be used by any Holder of the Old Notes or any Holder of the Exchange Notes to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Old Notes or Exchange Notes. See "The Exchange Offer -- Terms of the Exchange."

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Broker-dealers who did not so acquire Old Notes are not eligible to participate in the Exchange Offer.

TERMS OF THE EXCHANGE

     Holdings hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by Holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     DII has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties (see Exxon Capital Holdings Corp. (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5,
1991) and Shearman & Sterling (available July 2, 1993)), DII believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such Exchange Notes (other than any such Holder that is an "affiliate" of DII within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such Holder nor any other such person is engaging in or intends to engage in the distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who is an affiliate of DII or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Holder must acknowledge that it has no arrangement or understanding with any person to participate in the distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal" and "Plan of Distribution." Broker-dealers who did not so acquire Old Notes are not eligible to participate in the Exchange Offer.

     Interest on the Exchange Notes shall accrue from the most recent date to which interest has been paid on the Old Notes so surrendered or, if no interest has been paid on such Old Notes, from April 29, 1998.

     Tendering Holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on ___________, 1998, unless DII in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by DII, shall expire. DII reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to United States Trust Company of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date is the first business day following the Expiration Date. DII expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by DII and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Old Notes. Unless DII terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, DII will exchange the Exchange Notes for the Old Notes on the Exchange Date.

TENDER PROCEDURE

     The tender to DII of Old Notes by a Holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by DII will constitute a binding agreement between such Holder and DII in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will first be sent out on or about ___________, 1998, to all Holders of Old Notes known to DII and the Exchange Agent.

     A Holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any indentured Old Notes are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to DII and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT TO DII.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering Holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), DII may, at its option, reject the tender. Copies of a notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by DII, whose determination will be final and binding. DII reserves the absolute right to reject any Old Notes not properly tendered or the acceptance for exchange of which may, in the opinion of DII's counsel, be unlawful. DII also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as DII shall determine. None of DII, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Broker-dealers who did not so acquire Old Notes are not eligible to participate in the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to DII and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, DII will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or DII to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by DII and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by DII of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering, each Holder of Old Notes will represent to DII that, among other things, (i) such Holder is not an "affiliate" of DII within the meaning of Rule 405 under the Securities Act, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) Exchange Notes to be acquired by such Holder of Old Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of business of such Holder, (iii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, directly or indirectly, the distribution of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. DII will, for a period of 365 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. Other broker-dealers are not eligible to participate in the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of Old Notes to be withdrawn, the principal amount of Old Notes to be withdrawn, a statement that such Holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered Holder of such Old Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to DII that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by DII and such determination will be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Tender Procedure" at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the satisfaction or waiver, prior to the Expiration Date, of all the terms and conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, DII shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if DII has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purposes of receiving Exchange Notes from DII and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Tendered Old Notes not accepted for exchange by DII will be returned without expense to the tendering Holders promptly following the Expiration Date or, if DII terminated the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, DII will not be required to issue Exchange Notes in respect of any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

     (a) any law, rule or regulation or applicable interpretations of the staff of the Commission which, in the good faith determination of DII, do not permit DII to effect the Exchange Offer; or

     (b) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder that is an "affiliate" of DII within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangements with any person to participate in the distribution of such Exchange Notes; or

     (c) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of DII to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (d) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of DII that is or may be adverse to DII, or DII shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes; which, in the reasonable judgment of DII in any case, and regardless of the circumstances (including any action by DII) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     DII expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by DII of properly tendered Old Notes). In addition, DII may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, DII may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to Holders of the Old Notes.

     The foregoing conditions are for the sole benefit of DII and may be waived by DII, in whole or in part, in the reasonable judgment of DII. Any determination made by DII concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

     DII is not aware of the existence of any of the foregoing events.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal. United States Trust Company of New York also acts as Trustee and Registrar (the "Registrar") under the Indenture.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

     DII has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. DII will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. DII will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by DII. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of DII since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, DII may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of DII by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct DII to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

EFFECTS OF TENDERING ON HOLDERS OF OLD NOTES

     Participation in the Exchange Offer is voluntary, and Holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on which action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, DII and Decora will have fulfilled certain covenants contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of Exchange Notes."

     DII may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. DII has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable states securities laws. DII does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors -- Consequences of Failure to Exchange."

                                 CAPITALIZATION

     The following table sets forth cash and cash equivalents and the consolidated total capitalization of the Company as of March 31, 1998, as adjusted to give effect to the offering of the Old Notes, other borrowing, repayment and refinancing of debt, the Intercompany Note, the acquisition of the Decorative Coverings Group assets, relocation of manufacturing operations of the Decorative Coverings Group assets and completion of the Hornschuch Minority Tender Offer, and as further adjusted to give effect to the Exchange Offer (in thousands):

                                                                     AS OF MARCH 31, 1998
                                                         -------------------------------------------
                                                                                          AS FURTHER
                                                           ACTUAL        AS ADJUSTED       ADJUSTED
                                                          -------        -----------      ----------
Cash and cash equivalents .........................       $ 1,682(a)      $  8,215(a)      $  8,215(a)
                                                          =======         ========         ========
Long-term debt (including current portion):
      Decora Term Loans ...........................       $ 6,712         $     --         $     --
      Decora Revolving Credit Facility ............         2,500               --               --
      Decora IRB Credit Facility ..................         2,460            2,460            2,460
      Decora HUD Credit Facility ..................           198              198              198
      Decora Senior Subordinated Note .............        17,230               --               --
      DI Deutschland Credit Facility ..............        20,203           20,203           20,203
      Hornschuch Term Loans .......................         2,780            2,780            2,780
      Hornschuch Lines of Credit ..................         7,783           17,530           17,530
      DII Convertible Note ........................         1,250               --               --
      DII Old Notes ...............................            --          110,086(b)            --
      DII Exchange Notes ..........................            --               --          110,086
                                                          -------         --------         --------
             Total long-term debt (including
             current portion) .....................        61,116          153,257          153,257
Total shareholders' equity ........................        18,089           16,089(c)        16,089(c)
                                                          -------         --------         --------
Total capitalization(d) ...........................       $79,205         $169,346         $169,346
                                                          =======         ========         ========

(a) Cash and cash equivalents, as adjusted and as further adjusted, were determined as follows:

      Cash and cash equivalents-- actual                           $1,682
      DII Notes (Old Notes, as adjusted, and Exchange

           Notes, as further adjusted)                               110,086
      Intercompany Note                                                9,747
      Rubbermaid Acquisition(1)                                      (62,500)
      Relocation of manufacturing operations of
           Rubbermaid's Decorative Coverings Group                    (2,500)
      Refinancings(2)                                                (32,100)
      Hornschuch Minority Tender Offer(3)                             (9,300)
      Fees and expenses                                               (6,900)
                                                                   ---------
                                                                   $   8,215
                                                                   =========


     (1) Includes payments totaling $5.0 million to be paid over nine months relative to additional purchase price and for transition services, and $2.5 million which will be held in escrow pending calendar year 1998 net sales, but excludes up to an additional $2.5 million which could be payable to Rubbermaid depending on calendar year 1998 net sales. The purchase price is subject to certain other adjustments based on the actual date of closing and inventory levels at such date.

     (2) Includes $3.6 million of accrued interest and prepayment premium in connection with the repayment of an $18.0 million subordinated loan.

     (3) Assumes that all of the outstanding minority voting shares of Hornschuch are purchased. See "Business -- Hornschuch Minority Tender Offer and Possible Reorganization." The Company intends to use any unused portion of the $9.3 million allocated to the Hornschuch Minority Tender Offer to make periodic required payments under the DI Deutschland Credit Facility, and any amount in excess of $9.3 million needed in connection with the Hornschuch Minority Tender Offer will come out of general corporate funds.

(b)  Reflected net of original issue discount of $2,664.

(c) Reflects an expected extraordinary charge in the first quarter of fiscal 1999, net of income tax effect, of approximately $2,000 for prepayment premium and the write-off of certain unamortized financing costs relating to the debt being refinanced.

(d) Total capitalization does not include an approximate $7,000 minority interest in Hornschuch.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The Company's efforts during fiscal 1998 were focused on transforming itself from a contract manufacturer for a customer representing approximately 90% of its business to a worldwide leader in the self-adhesive consumer decorative products category through two significant acquisitions. On October 1, 1997, the Company completed the Hornschuch Acquisition, acquiring 73.2% of the outstanding voting shares of Hornschuch. Management believes that Hornschuch is the largest, independent, vertically integrated manufacturer and marketer of consumer self-adhesive decorative and surface coverings in Europe. Hornschuch is best known for d-c-fix, which is one of the largest brands of consumer self-adhesive decorative coverings in Europe and a popular brand in emerging markets outside Western Europe and North America. Hornschuch also has a significant industrial product line which includes sales of various film products to manufacturers of furniture, luggage and automobiles.

        On March 30, 1998, the Company signed a definitive purchase agreement for the acquisition of the assets of the Decorative Products Group from Rubbermaid for $62.5 million, subject to adjustment. The Rubbermaid Acquisition closed on April 29, 1998 and included assets related to: (i) the Con-Tact self-adhesive line, which is currently manufactured by Decora, (ii) the Shelf Liner light-adhesive line, which is currently manufactured by Rubbermaid, and
(iii) the Grip Liner non-adhesive covering line, which is currently manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement. The Rubbermaid Acquisition will enable Decora, which previously had been primarily only a manufacturer of Con-Tact, to integrate the marketing, sales and distribution of the Con-Tact product line, as well as the other two product lines, with its manufacturing abilities. In conjunction with the financing of the Rubbermaid Acquisition, the Company refinanced a substantial portion of its outstanding debt and is in the process of making material investments which are required to integrate the acquired assets into the Company's business (see "Liquidity and Capital Resources" below).

        As a result of these two acquisitions, the Company has established itself as the world-wide market leader in the self-adhesive consumer product category with significant competitive strengths including strong brand recognition, strong product placement with retailers, vertically integrated manufacturing operations, proprietary technologies, broad product lines and cross-selling opportunities. The Company's strategy is to integrate the recent acquisitions and to utilize its competitive strengths in order to maintain its leadership position and to increase shareholder value. An important initial focus for the Company is the enhancement of the Con-Tact brand in North America and the reversal of a declining sales trend of the Decorative Products Group. While Management believes that some of the decline is attributable to reduction in inventories by retail customers, the Company will attempt to reverse the declining trend in sales not caused by inventory reductions through its selling, marketing and merchandising strategies, although no assurances can be given that such trend can be reversed (see "Outlook" below).

        The results of operations of the Company for the twelve months ended March 31, 1998 reflect the results of Hornschuch since the acquisition date of October 1, 1997, thus affecting the comparability of results for such period to those of prior periods. Additionally, the results of operations for all periods presented do not reflect the Rubbermaid Acquisition, which was completed during the first quarter of fiscal 1999.

RESULTS OF OPERATIONS

Year Ended March 31, 1998 vs. Year Ended March 31, 1997

        The Company's consolidated financial statements for the year ended
March 31, 1998 are the first fiscal year to include post-acquisition results of Hornschuch and DI Deutschland (unless otherwise noted, in this section financial information regarding DI Deutschland represents the consolidated results and financial position of DI Deutschland and

Hornschuch), which are so included for the final six months of such fiscal year. Net sales for the year ended March 31, 1998 were $98,407,000 as compared with net sales of $41,082,000 for the year ended March 31, 1997. The increase of $57,325,000 resulted principally from the inclusion of DI Deutschland net sales of $62,150,000 offset by a $5,856,000 decrease in Decora's net sales to its principal U.S. customer, Rubbermaid. DI Deutschland's net sales for the fourth quarter were 17% above third quarter sales reflecting both the seasonally peak selling period for decorative products and unusually strong sales from certain decorative product customers. The decrease in net sales in the United States resulted primarily from inventory reductions initiated by Rubbermaid in an effort to implement a just-in-time replenishment of inventory levels, as well as inventory reductions by certain retailers. Export net sales from U.S. operations were $5,020,000 for the year ended March 31, 1998, reflecting an increase of $858,000 as compared with $4,162,000 in the year ended March 31, 1997. Net sales of U.S.-based, non-core and industrial products were $749,000 during the year ended March 31, 1998 as compared with $527,000 in the year ended March 31, 1997.

        Gross profit was $30,187,000, or 30.7% of net sales, for the year ended March 31, 1998 as compared with $10,579,000, or 25.8% of net sales, for the year ended March 31, 1997. The increase of $19,608,000 was a result of the addition of DI Deutschland's gross profit of $20,897,000 reflected in the year ended March 31, 1998, offset by a decrease of $1,289,000 in gross profit at the U.S. operations. The decrease in gross profit in the United States was principally due to the decreased net sales discussed above. Gross profit margin increased by
4.9 percentage points primarily because of the higher gross profit margin contributed by DI Deutschland's operations in the year ended March 31, 1998. DI Deutschland's higher gross profit margin reflects its different product mix and its greater degree of vertical integration than the U.S. operations. DI Deutschland's gross profit margin was also favorably impacted by changes in product mix in the fourth quarter due to increased sales of more profitable decorative products and overall favorable volume variances during the seasonally strong quarter.

        Selling, general and administrative expenses were $17,677,000, or 18.0% of net sales, for the year ended March 31, 1998 as compared with $5,853,000, or 14.2% of net sales, in the year ended March 31, 1997. The increase of $11,824,000 was a result of the addition of DI Deutschland's selling, general and administrative expenses of $12,764,000 reflected in the year ended March 31, 1998, offset by a decrease of $889,000 at the U.S. operations. The decrease in selling, general and administrative expenses in the United States was primarily a result of cost-saving measures implemented in fiscal year 1997 and workforce reductions implemented in the 1998 fiscal year. The 3.8 percentage point increase in selling, general and administrative expenses as a percentage of net sales was primarily attributable to the inclusion of the results of DI Deutschland in the current year, since DI Deutschland's selling, general and administrative expenses comprised a higher percentage of its net sales than those of the U.S. operations due to its greater level of integrated sales and marketing operations.

        Non-recurring charges of $1,461,000 were recorded in the year ended March 31, 1998. Of these charges, $531,000 was recorded relative to severance costs for U.S. workforce reductions implemented in anticipation of operating synergies with Hornschuch and $141,000 was recorded relative to print tooling redundancies between the two operations. An additional $789,000 was recorded to reserve against certain notes receivable which the Company obtained in fiscal years 1996 and 1995 in conjunction with the sale of previously discontinued non-core operations.

        Interest expense was $3,829,000 for the year ended March 31, 1998 as compared with $2,319,000 in the year ended March 31, 1997. The increase of $1,510,000 is principally due to interest expense of $563,000 on Hornschuch's operating loans and the additional interest expense of approximately $1,826,000 associated with the Hornschuch Acquisition debt, offset by a decrease in interest expense at the U.S. operations of approximately $879,000 which resulted from lower borrowings and lower overall interest rates on outstanding debt.

        The Company recognized income before taxes and minority interest of $7,220,000 in the year ended March 31, 1998, as compared with $2,407,000 in the year ended March 31, 1997. This increase is principally a result of earnings of DI Deutschland since the acquisition and decreases in U.S.-based selling, general and administrative and interest expenses partially offset by the non-recurring charge of $1,461,000, as well as increased interest expense associated with the Hornschuch Acquisition.

        Net income of $2,730,000 for the year ended March 31, 1998 was $836,000 lower than the year ended March 31, 1997 as a result of the above noted changes, a $4,437,000 increase in the provision for income taxes and a $1,212,000 deduction for the minority interest in earnings of Hornschuch.

Year Ended March 31, 1997 vs. Year Ended March 31, 1996

        Net sales were $41,082,000 for the year ended March 31, 1997 compared to $38,828,000 for the year ended March 31, 1996, an increase of 6%. This increase resulted from significant growth in net sales of decorative products to international customers, as well as increased net sales to the Company's principal customer, Rubbermaid. In the prior year, net sales to Rubbermaid had been negatively impacted by inventory consolidation and shipment delays related to the acquisition and installation of finish packaging operations in the Company's Fort Edward facility. The prior year also reflected lower per unit net sales during the first quarter, prior to the start-up of such new operations, in comparison to the full year of such operations during fiscal 1997. While net sales to Rubbermaid increased $1,407,000, or 4%, over the prior year amount, unit shipment volumes during fiscal 1997 decreased by 1% and remained below historical averages. The Company believes that this decline was partially a result of lower sales by Rubbermaid to its customers and additional inventory reductions at Rubbermaid.

        International net sales of self-adhesive decorative products were $4,465,000, an increase of $2,204,000 over the prior year. The majority of this increase was derived from the export of products for sale in the European market in addition to increased volume of products sold to other international markets. Net sales from proprietary non-core decorative products such as thin film and industrial products for the year ended March 31, 1997 were $1,166,000 lower than in fiscal 1996 as certain redesigned decorative products were not introduced into the market until January 1997, when the Company introduced its Decora Tile Art(TM), Decora Wall Art(TM) and Decora Glass Art(TM) programs at the International Housewares Show in Chicago.

        Gross profit for fiscal 1997 was $10,579,000, or $5,000 lower than the prior year's gross profit of $10,584,000. The Company's gross profit margin was 25.8% during fiscal 1997, or 1.5% lower than the prior year's margin of 27.3%, reflecting the full year's impact of increased depreciation and amortization expenses in cost of goods sold related to the manufacturing expansion completed in September of the prior year as well as changes in product mix. The gross profit margin was also impacted by the ramp-up of a new international program whereby shorter production runs and related inefficiencies were required to support product shipments. Other contributing factors to the change in gross margin were changes in production volume and product mix.

        Selling, general and administrative expenses were $5,853,000 during fiscal 1997, or $623,000 lower than the prior year's expenses of $6,476,000. This reduction reflects the impact of cost saving measures which were implemented during the last four months of fiscal 1996, including an early retirement program which resulted in a one-time charge of $282,000 to the prior year's expense. Lower expenditures also resulted from reduced research and development expense as the Company continued to shift its emphasis from pure development to the sale of commercialized products. As a result of the above changes, operating income for the year ended March 31, 1997 increased to $4,726,000 from $4,108,000 during the prior year.

        Net income for the year ended March 31, 1997 was $3,566,000, an increase of $647,000 over the prior year's net income of $2,919,000. Interest expense was $2,319,000 for the year ended March 31, 1997 versus $2,675,000 in the prior year, a decrease of $356,000. Such decrease resulted from reduced borrowings and reduced interest rates on new borrowings which were used to refinance pre-existing, higher cost obligations. Income from continuing operations was also impacted favorably by a tax benefit of $1,159,000 resulting from net operating loss carry forwards which had previously been partially reserved for. The continued profitability of the Company resulted in the recognition of the remaining benefit under accounting principles applicable to the Company's net operating loss carry forwards.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary sources of cash flow are cash from operations and borrowings under its credit facilities. The Company's primary capital requirements include debt service, capital expenditures, working capital needs and financing of acquisitions.

        The Company's net working capital increased from $6,631,000 at March 31, 1997 to $16,133,000 at March 31, 1998, an increase of $9,502,000. The increase is due to the addition of the net working capital of DI Deutschland of $9,075,000 at March 31, 1998.

        Consolidated cash balances as of March 31, 1998 were $1,807,000 which are limited by certain security agreements, minority interests and debt covenants as to use. During recent fiscal periods, DII's subsidiaries generated cash from operations which was utilized primarily to fund working capital requirements and repay debt, and DII was funded with management fees, proceeds of notes receivable and proceeds from the private placement of equity securities.

        Net cash flow from operating activities for the year ended March 31, 1998 was $14,840,000 versus cash flow from operating activities of $3,082,000 for the year ended March 31, 1997. The decrease in net income was offset primarily by increased depreciation and amortization and the increase in net working capital noted above.

        Capital expenditures for the year ended March 31, 1998 were $1,778,000 versus $489,000 for the year ended March 31, 1997. The recent period includes expenditures of $993,000 at DI Deutschland subsequent to the Hornschuch Acquisition. Expenditures of Decora's U.S. operations are consistent with historical averages. The Company anticipates increasing spending on capital projects to $10,500,000 in the fiscal year ending March 31, 1999. As a result of the April 1998 acquisition of Rubbermaid's Decorative Coverings Group, Decora anticipates spending approximately $2,500,000 to move Rubbermaid's Shelf Liner equipment from Ohio and install it at Decora's Fort Edward, New York facility and approximately $2,000,000 to install systems and pay related expenses necessary to establish Decora's new sales, distribution and customer service functions.

        In October 1997, the Company purchased 73.2% of the voting shares of Hornschuch for approximately $38.4 million, which was funded with the proceeds of loans from senior and subordinated lenders and the proceeds from a private placement of common stock. The Company currently owns approximately 76% of the outstanding shares of Hornschuch. As a result of the Hornschuch Acquisition, the Company's consolidated operations and cash flow became significantly exposed to changes in exchange rates between the U.S. dollar and the Deutsche Mark, as well as, to a limited extent, other foreign currencies. To date, the Company has engaged in limited hedging transactions to protect against fluctuations in exchange rates relative to the payment of interest on the senior loans utilized to fund the Hornschuch Acquisition. Although the Company plans to utilize limited hedging strategies in the future as the need arises, its profitability will continue to be affected by fluctuations in foreign exchange rates. The Company enters into both foreign currency hedges and interest rate swaps to protect operations and not for trading purposes. At March 31, 1998, there were no foreign currency hedges open and the interest rate swap was approximately a $50,000 liability.

        Concurrent with the April 1998 acquisition of the Decorative Coverings Group, DII issued $112.75 million of Old Notes. The Old Notes were issued with an original issue discount of $2,664,000 resulting in gross cash proceeds of $110,086,000. The interest rate on the Old Notes is 11%, which is paid semi-annually, and no principal payments are required prior to maturity on May 1, 2005. In addition, (i) Hornschuch borrowed DM 18.0 million (approximately $10.0 million) under its secured credit facilities; (ii) Hornschuch loaned Decora such $10.0 million pursuant to a secured intercompany note, the proceeds of which were used by Decora to partially finance the acquisition of the Decorative Coverings Group; and (iii) Decora entered into a three year, $15.0 million secured revolving line of credit facility (the

"Decora Credit Facility") which, as of July 6, 1998, has not been utilized. Availability under the Decora Credit Facility is based on a factor of the amount of accounts receivable and inventory held by Decora. In addition to financing the acquisition of the Decorative Coverings Group, these borrowings refinanced approximately $32.1 million of debt of DII and Decora, will finance the Hornschuch Minority Tender Offer and will be used for general corporate purposes including working capital requirements and the relocation of manufacturing assets noted above. See "Description of Other Indebtedness."

OUTLOOK

        The completion of the Hornschuch Acquisition and the Rubbermaid Acquisition represents two significant achievements for the Company and creates significant opportunities for strengthening the Company's market position and increasing sales world-wide. During fiscal 1999, the Company intends to focus its efforts on areas which are key to achieving its operational and financial goals, including the following:

     - Enhance the North American brands acquired from Rubbermaid and defend market share.

     - Complete the development of its North American sales and distribution infrastructure.

     -   Expand international sales.

     - Implement manufacturing and product synergies between North American and German operations.

     As a result of financing associated with the Rubbermaid Acquisition and the Hornschuch Acquisition, the Company has substantial debt in relation to its shareholders' equity, as well as substantial debt service requirements that are significant compared to its cash flow from operations. As of March 31, 1998, on an adjusted pro forma basis (after giving effect to an extraordinary charge, net of income tax effect of approximately $2,000,000 for pre-payment premium and the write-off of certain unamortized financing costs relating the debt being refinanced), the Company would have had consolidated outstanding indebtedness of approximately $153.3 million, which would have represented 90.5% of total capitalization. The Company's ability to service its debt will depend upon the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. If the Company is unable to service its indebtedness, it may be required to alter its business plans, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that the Company will be able to accomplish these objectives on terms acceptable to it, if at all. See "Risk Factors -- Substantial Leverage; Restrictive Covenants."

     The Company did not acquire the distribution or sales and marketing operations from Rubbermaid as part of the Rubbermaid Acquisition, and the Company does not currently have operations which can fulfill such distribution and sales and marketing requirements. Additionally, Rubbermaid will continue to manufacture the Shelf Liner product line until such operations can be relocated to Decora's facility in Fort Edward, New York. For a nine-month transition period which ends in January 1999, Rubbermaid will continue to provide manufacturing, warehousing, shipping, order entry, customer service, billing and collection functions for Decora on a contractual basis, until such activities have been transferred to Decora. Decora has initiated implementation of a complete distribution and sales system, including the installation of systems and infrastructure, the hiring of personnel and the transition of customer interface. Plans for the relocation of the manufacturing operations are also in process. While Decora plans to complete the transition prior to January 1999, the inability to complete the transition as planned could result in increased investment requirements, increased operating costs, loss of sales, loss of customers and reduction in operating cash flow available to service required debt payments. See "Risk Factors -- Need to Develop North American Distribution Infrastructure" and "-- Relocation of Manufacturing Operations."

     Because the Decorative Coverings Group was operated under Rubbermaid's centralized management system, the Company was not able to determine the cost of certain services and functions required for operation of the Decorative Coverings Group which were provided by Rubbermaid's centralized system (including all advertising, distribution and selling, general and administrative expenses). The failure to estimate such costs accurately going forward could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Uncertainties Concerning Future Operating Requirements and Costs."

     The Company's foreign operations are conducted primarily through Hornschuch. The Company's European operations, representing approximately 79% of the Company's net sales for the six months ended March 31, 1998, are subject to special risks inherent in doing business outside the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation, nationalization, currency devaluation, foreign exchange controls and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation. "Risk Factors -- Risks Associated with International Operations" and "-- Risk of Foreign Exchange Rate Fluctuations; Introduction of the Euro Currency."

     Certain indirect subsidiaries of Hornschuch own two commercial real estate properties in Germany which are unrelated to its operating business and which collateralize bank loans totaling approximately DM30.1 million (approximately $16.3 million at March 31, 1998). Currently, the properties are producing rental income sufficient to cover interest payments. Management is attempting to sell the properties; however, there is no assurance that the properties can be sold in the near term, or at all, at a price which will be sufficient to repay the loans in full. If not, Hornschuch could be required to pay amounts due under the loans, which could have a material adverse effect on Hornschuch's business and financial condition. See "Risk Factors -- Hornschuch Unconsolidated Real Estate."

YEAR 2000 RISKS

     The Company has conducted a review of its electronic data processing systems to assess what changes might be needed for those systems to recognize the year 2000 and not to treat any date after December 31, 1999 as a date during the twentieth century. In conjunction with the Rubbermaid Acquisition, during fiscal 1999 Decora is purchasing and installing new electronic data processing systems which will replace its existing systems and will be fully year 2000 compliant. Management believes that all such changes can be implemented in an orderly and timely manner. Costs to modify existing systems are not anticipated to be material, while the cost for the new systems described above is anticipated to total approximately $1,000,000. The Company plans to try to coordinate its response to these issues with those third parties with whom the Company engages in electronic transactions, both domestically and internationally, including suppliers, customers, creditors and financial service organizations, although the Company cannot effectively ensure against all potential year 2000 problems that might originate with third parties. If the Company or any third party with whom the Company does business were to have a year 2000 problem, the Company's business could be seriously disrupted and the Company's financial condition and results of operations could be materially adversely affected. See "Risk Factors -- Year 2000 Risks."

                                    BUSINESS

     The Company is a manufacturer and marketer of self-adhesive decorative and surface covering consumer products and of specialty industrial and commercial products. The Company markets its consumer products primarily under the Con-Tact and d-c-fix brands. These two consumer brands are considered to be two of the most recognized brands of such products in the world, especially in the United States and Europe. In the United States, the primary market for the Con-Tact brand, products are distributed to leading retailers such as K-mart, Target, The Home Depot and Wal-Mart where the products occupy prominent shelf space. Similarly, in Germany, Italy and the Czech Republic, d-c-fix products are sold directly to major retail chains such as Brico, Metro and Stinnes. In the remainder of Western Europe, Eastern Europe, South America, Africa, the Middle East and the Far East, products under both brands are sold and distributed through a network of approximately 65 wholesalers, independent distributors and agents.

     Decora and Hornschuch utilize similar manufacturing processes to produce a wide variety of consumer and industrial products. Each finished product is assembled from a range of basic components such as film and adhesive using a wide variety of surface treatments and designs. Final performance attributes of these products are determined by the specific product application and consumer taste. The consumer products are used as (i) decorative coverings for household surfaces like shelving and cabinetry, (ii) arts and crafts project materials and
(iii) decorative and surface protection coverings for do-it-yourself home repair and improvement projects.

     The commercial and industrial products also use a broad range of film, release and coating technologies. These products are sold to OEM's for use in
(i) furniture, automotive, handbag and shoe products, (ii) pressure-sensitive hazardous marking tape products and (iii) coatings for industrial applications, such as those utilizing the Company's proprietary release technology sold under the brand name Wearlon.

INDUSTRY OVERVIEW

     The Company operates in the plastics conversion and distribution industry with product offerings ranging from consumer self-adhesive, decorative and surface protection products to industrial laminates and textured films. The consumer, self-adhesive, decorative and surface protection products include versatile self-adhesive and non-adhesive products for use in a wide range of applications including shelf lining, do-it-yourself furniture and door repair and refurbishment, arts and crafts, window decoration, book covering, wall covering and general surface protection. Consumers purchase these products based upon their ease of application, design, durability and price. The products are sold in a wide variety of retail stores, ranging from mass-merchants like Wal-Mart to individual, independently owned food, drug and hardware stores. Within these stores, the products have been positioned primarily in the housewares segment in the United States and the do-it-yourself segment in Europe.

     Industrial printed, coated and textured films are sold to users and OEM's in diversified markets with a majority of such sales made within Germany. Hornschuch supplies films for use in the manufacture of cabinets, furniture, automobiles, luggage and shoes. Customers require high quality products with exact design specifications and consistency as most products are intended to simulate the appearance and texture of natural materials such as wood, stone and leather.

DEVELOPMENT OF BUSINESS

     The Company's primary domestic line of business, self-adhesive decorative products, was formerly known as the Decora Division of United Merchants and Manufacturers, Inc. ("UM&M"). In the 1950's, this division developed and was the exclusive manufacturer of the Con-Tact brand of products in the United States, and from 1981 through April 29, 1998 these products were distributed through an exclusive manufacturing and distribution arrangement with Rubbermaid, which purchased the Con-Tact trademark from UM&M in 1983. The Company acquired the manufacturing assets from UM&M in April 1990 and maintained the relationship with Rubbermaid. At the time of the 1990 acquisition, the Company was a holding company for numerous disparate industrial and telecommunication services businesses. In the early 1990's, the decision was made to rationalize these disparate businesses to focus on the Company's core decorative products business. Consequently, the Company underwent a significant divestiture program (which was completed in 1995) and in 1992 changed its name to "Decora Industries, Inc." to better reflect its core business. Subsequent to the completion of this divestiture program, the Company focused on broadening its product lines and customer base by developing a number of products based upon adhesive technologies to the extent possible within the constraints of the exclusive manufacturing and distribution agreement with Rubbermaid. Furthermore, the Company sought opportunities to enhance manufacturing capacity utilization, reduce customer concentration and broaden its distribution channels.

     On October 1, 1997, the Company completed the Hornschuch Acquisition by acquiring 73.2% of the voting stock of Hornschuch through DII's newly formed subsidiary, DI Deutschland, which has since increased its ownership to approximately 76%. Hornschuch is the manufacturer and marketer of d-c-fix, one of the most popular consumer self-adhesive and surface covering brands outside of North America and is celebrating its 100th year of operation. Hornschuch also manufactures decorative and functional films for use by OEM's in the automotive, building, furniture, handbag, shoe and interior decoration markets. DI Deutschland is required to make a tender offer for the outstanding balance of Hornschuch shares no later than March 1999. See "-- Hornschuch Minority Tender Offer and Possible Reorganization."

     On April 29, 1998, the Company completed the Rubbermaid Acquisition by acquiring from Rubbermaid the assets which constituted Rubbermaid's Decorative Coverings Group, including trademarks, shelf space and manufacturing equipment. The assets purchased included the rights to three product lines: (i) the Con-Tact self-adhesive line, which is manufactured by Decora, (ii) the Shelf Liner light-adhesive line, which currently is manufactured by Rubbermaid, and
(iii) the Grip Liner non-adhesive covering line, which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement. The Rubbermaid Acquisition will enable Decora, which previously had been primarily only a manufacturer of Con-Tact, to integrate the marketing, sales and distribution of the Con-Tact product line and to capture the full manufacturer-to-retailer gross margin, although Decora will also significantly increase its selling, marketing and administrative expenses. In conjunction with the acquisition of Hornschuch, the Rubbermaid Acquisition has established the Company as the largest independent manufacturer and marketer of decorative self-adhesive consumer products worldwide.

HORNSCHUCH MINORITY TENDER OFFER AND POSSIBLE REORGANIZATION

     DI Deutschland currently owns approximately 76% of the outstanding shares of Hornschuch. The remaining shares of Hornschuch are publicly-traded and are owned by approximately 1,250 beneficial holders. DI Deutschland intends to acquire as much of the remaining minority interest as possible through an offer to purchase all of the minority-owned shares pursuant to the terms of the German Takeover Codex. Participation in the Hornschuch Minority Tender Offer will be voluntary; no shareholder can be forced to sell his or her shares. Under the German Takeover Codex, the price offered per share must be (i) in a reasonable relation to the highest market price within three months prior to the Hornschuch Acquisition and (ii) at least the weighted average of the purchase price paid by DI Deutschland since the Hornschuch Acquisition. The Hornschuch Minority Tender Offer must remain open for 28 to 60 days and can be extended if DI Deutschland wishes to improve its offer to increase participation. All minority holders must be treated equally; therefore, any additional purchase price offered by DI Deutschland must be paid to all selling holders. The Company will use up to approximately $9.3 million to purchase shares from tendering shareholders. DI Deutschland is obligated to initiate the Hornschuch Minority Tender Offer no later than March 1999 under the DI Deutschland Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Management is also evaluating other strategies with respect to Hornschuch in an effort to achieve greater management flexibility (including Hornschuch's compliance with restrictive covenants under the Indenture at such time, if any, as Hornschuch becomes a Restricted Subsidiary (see "Description of Exchange Notes -- Certain Covenants -- Designation of Unrestricted Subsidiaries")), realize potential tax benefits and maximize potential upstream cash flows through shareholder loans and/or otherwise. Currently, management is considering the possibility of converting

Hornschuch to a limited partnership at the time when its net operating loss carryforwards have been fully utilized or alternatively to a limited liability company (GmbH) which would not impact the use of net operating loss carryforwards. Any conversion of Hornschuch to a new entity would require a separate mandatory purchase offer to remaining minority shareholders under applicable statutory law. Based upon current projections, such a conversion would not take place until 2000. Until such time, management will continue to evaluate other potential strategies.

CUSTOMERS

     Decora sells Con-Tact products primarily to large retailers such as K-mart, Target, The Home Depot and Wal-Mart as well as to wholesalers who sell to smaller retailers and food, drug and hardware stores. Sales of decorative coverings products are concentrated. In calendar year 1997, prior to the Rubbermaid Acquisition, the Decorative Coverings Group's top three customers collectively represented 48% of the Decorative Coverings Group's net sales. The loss of any one or more of these customers could have a material adverse effect on Decora's business and financial condition. During fiscal 1998, prior to the Rubbermaid Acquisition, 31% of the Company's net sales were to Rubbermaid. Decora also has a German customer which purchases and distributes specially produced decorative coverings products in Germany and certain Eastern European countries and has industrial customers in the U.S. which purchase its tape and coating products.

     Hornschuch has diverse consumer and industrial product lines utilizing similar adhesive or film technology. Its consumer decorative coverings products known as d-c-fix are sold worldwide to large and small retailers in Germany and to independent distributors outside of Germany. The top five customers for Hornschuch's decorative products in calendar year 1997 and for the post acquisition six month period ended March 31, 1998 represented 30% and 34% of its net sales, respectively. The loss of any one or more of these customers could have a material adverse effect on Hornschuch's business and financial condition. For calendar year 1997 and for the six months ended March 31, 1998, approximately 35% and 31%, respectively, of Hornschuch's net sales of decorative products were made in Germany and the remainder primarily in other parts of Europe, the Far East and the Middle East. In calendar year 1997 and for the six months ended March 31, 1998, a single distributor in Russia constituted 16% and 19% of Hornschuch's total decorative products net sales, respectively. Hornschuch's remaining divisions sell to the OEM market and each has diversified customers, except for the automotive division which sells primarily to four or five automotive manufacturers.

PRODUCTS AND MARKETS

     The Company is a world leader in consumer, self-adhesive, decorative and surface covering products and owns what management believes to be two of the most popular consumer brand names in its markets, Con-Tact and d-c-fix. The Company also manufactures films and other products for industrial and OEM applications. In fiscal 1998, sales of consumer and industrial products represented 70% and 30% of total revenues, respectively; however, this composition reflects only six months of results from Hornschuch which has a higher percentage of industrial sales as discussed below.

Decora

     Decora's primary consumer product is Con-Tact, a repositionable, self-adhesive, vinyl decorative covering material which is used for do-it-yourself shelf decorations, surface protection, arts and crafts and other applications. Con-Tact is the market leader in the U.S. consumer self-adhesive decorative market and is sold primarily in the housewares departments of mass merchandisers in the United States. Con-Tact is manufactured by Decora utilizing a proprietary and patented repositionable adhesive technology and is sold in roll form with a wide range of finishes, including printed patterns, solid colors and clear vinyl. As a part of the Rubbermaid Acquisition, the Company also acquired Rubbermaid's Shelf Liner and Grip Liner product lines. Shelf Liner and Grip Liner are, like Con-Tact, decorative and functional covering materials. Shelf Liner is a light-adhesive covering material which is used primarily as a removable shelf liner. Grip Liner is a cushioned, non-adhesive surface covering with non-slip qualities also used primarily for shelving applications. Decora intends to expand into and penetrate additional consumer product segments with both existing and new products.

     Decora is also seeking to expand the sales which it derives from its industrial products, which are currently not material to Decora's overall business. Decora has developed an industrial coatings business which markets a range of proprietary coatings under the Wearlon brand name. These non-stick, yet abrasion-resistant, coatings are water-based and cure at room temperature, providing the industrial market with an environmentally friendly coating system for a range of specialized applications. Decora also markets various other industrial products, including commercial laminating, coating and printing services and a line of high quality hazardous marking tapes sold under Decora's Cobra trade name.

Hornschuch

     Hornschuch's net sales for the six months ended March 31, 1998 were comprised 54% from consumer products and 46% from industrial products. For the twelve months ended December 31, 1997, sales from consumer and industrial products were 53% and 47%, respectively. Hornschuch's consumer products, in addition to d-c-fix self adhesive products, include table cloths and place mats.

     Hornschuch's consumer products have historically been sold through the hardware/do-it-yourself ("D-I-Y") market, in contrast to those of Decora which typically have been marketed as a housewares application. As a result, Hornschuch's products differ somewhat from Decora's Con-Tact products in range of design, grade of materials and utility. Through Hornschuch, management expects to introduce Decora's housewares market-oriented products into Europe. Similarly, management expects to introduce products that currently target the D-I-Y market segment in Europe into the United States to address product line gaps in the Company's D-I-Y market offerings.

     In addition to its consumer decorative products, Hornschuch has four industrial film (i.e., covering) product lines: technical films, fashion films, automotive films and laminates which accounted for approximately 7%, 19%, 10% and 11%, respectively, of Hornschuch's net sales in calendar year 1997. The technical films line includes products such as moisture barriers for ponds and pools while the fashion films line includes synthetic leathers and other materials which are sold for use in the manufacture of shoes, upholsteries and handbags. Hornschuch's automotive line primarily consists of artificial leather for use in automobile interiors, and its laminates line consists of films which are laminated to wood, metal and injection molded products during the manufacturing of furniture and cabinetry.

MARKETING AND DISTRIBUTION

     Prior to the Hornschuch Acquisition and the Rubbermaid Acquisition, the Company, as primarily a contract manufacturer, did not incur traditional sales and marketing expenses. In the past, Rubbermaid had sold and distributed Decora's Con-Tact products and Decora conducted its international sales primarily through a limited number of distributors. As a result of the acquisitions, the Company now performs full sales and marketing activities to support its integrated manufacturing operations and sells directly to retailers. During a nine month transition period following the Rubbermaid Acquisition, Decora will continue to utilize the distribution services of Rubbermaid in an attempt to provide a smooth transition, and simultaneously is building its own marketing and sales team and establishing its own distribution system. There can be no assurances that the transition will occur smoothly or that it will be completed within management's cost estimates; however, Decora has engaged leading industry consultants to conduct and evaluate various marketing and distribution studies and is in the process of selecting and implementing the optimum marketing, sales and distribution strategies. Decora is also entitled to use the Rubbermaid name on products of the Decorative Coverings Group for a two-year period following the acquisition. See "Risk Factors -- Need to Develop North American Distribution Infrastructure."

     Hornschuch has complete marketing and distribution operations which handle sales in Germany. In addition, approximately 64 independent distributors and sales representatives marketing products in 160 countries worldwide purchase product directly from Hornschuch and resell to customers. In the Czech Republic and Italy, subsidiaries of Hornschuch also make direct sales. Industrial products are marketed to OEM's through a small group of technically-oriented sales persons.

COMPETITION

Consumer Decorative Coverings

     The Con-Tact product line has long held the leading market position in the United States. The competition is divided among several smaller companies which have slightly increased their market share in the last several years in certain product categories. The Shelf Liner product line has dominated the light adhesive market with a leading market share for a significant period, while the Grip Liner product line is a significant player in a larger field of approximately four competitors, only one of which the Company believes has a market share in this category which is greater than Decora's. Although each product has a solid competitive position, availability of retail shelf space in the competitive retail market can be impacted both by products of direct competitors and by products serving different functions than Decora's products.

     Hornschuch's decorative coverings products have been in the market since 1957. In Germany, Hornschuch has one significant competitor who is the market leader and, outside of Germany, Hornschuch competes with approximately ten smaller competitors based in various countries around the world.

     The Company's decorative products compete effectively on the basis of brand name recognition, selection, price, service and quality of products, as well as retail shelf space and location. See "Risk Factors -- Competition."

Other Products

     The Company sells industrial products in a variety of market segments including automotive, clothing, textile and furniture manufacturing. The Company does not hold a significant market share in any of these markets and competes with many larger and smaller competitors on the basis of quality, performance, customer service and price. See "Risk Factors -- Competition."

MANUFACTURING

Decora

     The majority of the products sold by Decora are produced at its facility in Fort Edward, New York. Management believes that the plant currently has available capacity for use in connection with (i) a proposed expansion of existing and new decorative self-adhesive products and commercial and industrial products, (ii) the Rubbermaid Acquisition and (iii) the Hornschuch Acquisition. Decora also utilizes outside suppliers when required for certain specific printing, coating and finishing purposes for which it does not currently have sufficient industrial capabilities, as well as for temporary warehousing requirements. Decora purchases its Grip Liner product from a third party supplier pursuant to an exclusive supply agreement which expires in August 1999. As part of the Rubbermaid Acquisition, during fiscal 1999 Decora will relocate and integrate into its Fort Edward, New York facility certain equipment used to manufacture Shelf Liner product at a cost of approximately $2.5 million prior to which time Rubbermaid will continue to manufacture Shelf Liner for Decora. See "Risk Factors -- Relocation of Manufacturing Operations." Management also anticipates making capital expenditures in amounts similar to current annual levels in order to maintain operating efficiencies and add additional capacity as warranted by product demand and mix. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The primary raw materials used in Decora's products are paper, PVC, adhesives, inks, silicone and other chemicals. Decora uses two primary suppliers for its PVC, and relations with such suppliers are good. Decora believes that it has alternative sources of supply for all of its significant and primary raw materials. Decora expects to purchase a portion of its sheet PVC from Hornschuch in the future. See "Risk Factors -- Dependence on Suppliers."

Hornschuch

     The majority of the products sold by Hornschuch are produced at its facility in Weissbach, Germany. Management believes that additional machinery will be required in order to make available capacity for the proposed expansion of its commercial and industrial products and to provide additional products to Decora. Historically, Hornschuch has entered into arrangements with various suppliers for certain specific printing purposes. In the future, Hornschuch expects to use fewer outside suppliers as additional manufacturing capacity is made available to it at Decora's Fort Edward, New York facility and through additional capital investment. Management of Hornschuch expects to increase its capital expenditures over the next three years to add further capacity including the acquisition of a printing machine to produce its laminate products.

     As with Decora, the primary raw materials used in Hornschuch's products are paper, PVC, adhesives, inks, silicone and other chemicals. Hornschuch uses at least two primary suppliers for each of its raw materials, and relations with such suppliers are good. Management believes that Hornschuch has alternative sources for its significant and primary raw materials. See "Risk Factors -- Dependence on Suppliers."

SEASONALITY

     Historically, Decora has generally experienced higher sales and earnings in its first two fiscal quarters as a result of increased seasonal demand for Con-Tact products in late spring and summer. This seasonal pattern is expected to continue now that the Rubbermaid Acquisition has been completed. The effect of this seasonality on the Company's consolidated operations has been moderated somewhat by the Hornschuch Acquisition, since Hornschuch's product sales do not tend to be seasonal to the same degree as Decora's and Hornschuch's sales and profitability are typically strongest in the fourth fiscal quarter. As the Company continues to emphasize its consumer product lines, it is anticipated that Hornschuch sales will continue to reach higher levels during the fourth quarter. Seasonality also has not generally been a material factor with respect to the Company's other products. See "Risk Factors -- Seasonality."

RESEARCH AND DEVELOPMENT

Decora

     Decora has reduced its research and development function and currently maintains a small internal research group, led by the inventor of the Company's adhesive and Wearlon technologies. The majority of recent efforts have been placed on the refinement and enhancement of existing products; however, that group also continues to pursue new consumer and industrial products and applications periodically. As a result of these research and development efforts, the Company has refined a high-end liquid coating product for certain industrial applications sold under the name Wearlon. Wearlon includes a water-based polymer which management believes is a breakthrough in coatings requiring non-stick and slip-lubricity properties. Decora owns a patent on a portion of this technology and the Boeing Company and certain other purchasers have recently started to use Wearlon industrial maintenance coating systems within their production lines for mold release and non-stick applications.

Hornschuch

     The majority of Hornschuch's recent efforts have been placed on the refinement and enhancement of products already developed; however, a limited amount of research and development is devoted to the pursuit of new industrial products and applications. Recent research and development has de-emphasized automotive and fashion products and focused primarily on the development of laminated film products for desktops, tabletops and bookcases and new films for use in decorative product manufacturing.

     Through collaboration on research and development efforts between Decora and Hornschuch, management believes that savings will result from the elimination of duplicate efforts as each of the firms currently markets products that the other was planning to develop. Management further believes that collaboration on research and development will also result in a quicker response to new product development through the sharing of technical expertise, although no assurance can be given that this will prove to be the case. In particular, management expects to benefit from the combined significant expertise in adhesive technology developed by Decora and significant expertise in film technology developed by Hornschuch.

PROPRIETARY RIGHTS

Decora

     Decora owns the rights to the pressure sensitive adhesive technology used in the manufacturing of its self-adhesive Con-Tact products and owns the worldwide rights to the Con-Tact trade name. Con-Tact is a registered trademark in over 50 countries worldwide; however, sales of Con-Tact products outside of North America have been minimal. In connection with the Rubbermaid Acquisition, Decora also acquired 20 unregistered trade names. In addition, Decora owns the Cobra, Wearlon and Decora trade names. Decora is not aware of any circumstances that would negatively impact its trademarks. Decora has also applied for trade name and patent protection for certain of its other new products, including its protective and decorative thin film products and certain of its Wearlon liquid coatings and coating additives.

     Decora believes that its commercial position is enhanced by the patents it owns as well as the know-how and trade secrets it has developed. Decora has also applied for foreign protection for certain of its technologies and trademarks. To further the development of certain products and establishment of a distribution network, certain of the Company's technologies have been licensed to third parties. Decora has executed trade secret and confidentiality agreements with its licensees and others to protect its proprietary rights as part of its intellectual property protection program.

Hornschuch

     Hornschuch does not currently own any patents; rather, Hornschuch's management believes that Hornschuch's products are protected under the laws of Germany and elsewhere with respect to proprietary information. Hornschuch owns 22 German trademark registrations, four United States trademark registrations and 149 trademark registrations in all countries combined, where Hornschuch is active. Hornschuch's trademarks include d-c-fix, ceramo-fix, furnit, howesol, laif, noblessa, select, skai and sol-pal.

     Management considers seven of Hornschuch's trademarks, including the original d-c-fix, skai, laif, furnit, select, howesol and sol-pal, to be important to Hornschuch's business. Hornschuch is not aware of any circumstances that would negatively impact its trademarks.

     Although the Company seeks to protect its proprietary information by obtaining patents, registering trade names and entering into trade secret and confidentiality agreements, there is no guaranty that competitors will not misappropriate proprietary information or develop similar products that are outside the protection of the Company's patents, trade secrets and other proprietary rights. See "Risk Factors -- Patents, Trademarks and Trade Secrets."

GOVERNMENTAL REGULATION

     The operations of Decora and Hornschuch are subject to regulation by various federal, state and local authorities regarding the manufacturing of their products. The Company's manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. The Company believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that the Company is in full compliance with all such laws and regulations or that it will be able to comply with any future laws and regulations in a cost-effective manner. Failure by the Company to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company's business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

     Decora and Hornschuch's operations and properties are subject to numerous U.S. and German federal, state and local environmental laws and regulations relating to the emission, discharge, storage, treatment, handling, generation, transportation, release, disposal, investigation and remediation of certain materials, substances and wastes used in or resulting from its operations. As with other companies engaged in similar businesses, the nature of the Company's operations exposes it to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances.

     Decora has not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on Decora's experience to date, Decora believes that the future cost of compliance with existing environmental laws and regulations and liability for known environmental conditions will not have a material adverse effect on the Company's business, financial condition or results of operations.

     Hornschuch's manufacturing facility is located on property which has been used for manufacturing purposes for the last 100 years. The current facilities include water treatment and wastewater treatment facilities and an energy production facility. Management of Hornschuch reports that certain environmental issues may exist with respect to both Hornschuch-owned and third party waste disposal sites, wastewater discharges and dust and hot air emissions. Hornschuch has set aside reserves that management believes are adequate to cover the estimated costs of remediation associated with these issues, if such remediation is required. However, the Company cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with such environmental or health and safety laws or regulations or to respond to new environmental claims. See "Risk Factors -- Environmental Matters."

EMPLOYEES

     At March 31, 1998, DII employed four people in its corporate office, Decora employed approximately 164 people and Hornschuch employed approximately 717 people.

     As of the same date, 113 of Decora's employees were represented by Local #13 United Paper Workers International Union (AFL-CIO) under a contract which was renegotiated and renewed in April 1996 and expires in March 1999.

     As of the same date, 670 of Hornschuch's employees were represented by a labor union. Almost all of the union members belong to the Textile and Clothing trade union, which merged into the Metal trade union effective April 1, 1998. The most recent collective bargaining agreement for Hornschuch's employees (including both hourly and salaried employees below management level) was signed in February 1997 and expires in May 1999.

     Neither Decora nor Hornschuch has experienced any work stoppage in recent years, and management believes that relations with the Company's labor force are good.

PROPERTIES

     Decora owns its 220,000 square foot facility located on approximately 12 acres in Fort Edward, New York. The Company's corporate headquarters are located within this facility. Hornschuch owns its approximately 1.0 million square foot facility located on approximately 48 acres in Weissbach, Germany. Decora also has leased 10,000 square feet of office space in Cleveland, Ohio which will house Decora's North American sales and marketing headquarters and which is anticipated to be occupied in August 1998.

     Through a subsidiary corporation, Hornschuch also owns two commercial real estate properties which are unrelated to its operating business and which are being offered for sale. Although these properties are currently generating rental income sufficient to cover related expenses, no assurance can be given that this will continue to be true in the future. See "Risk Factors -- Hornschuch Unconsolidated Real Estate" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook."

LEGAL PROCEEDINGS

     The Company is not currently subject to any material legal proceedings. Although the Company is subject to certain legal proceedings, the ultimate outcome of each proceeding will not, in the opinion of management, have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF DII AND CERTAIN OFFICERS OF SUBSIDIARIES

     The following sets forth each of the executive officers and directors of DII and key officers of DII's subsidiaries as of July 6, 1998, including the age and present occupation and business experience of each for the past five years:


           NAME               Age                         Position
           ----               ---                         --------
Nathan Hevrony.............   46   Director, Chairman, Chief Executive Officer
Timothy N. Burditt........    43   Executive Vice President, Administration and Finance; Secretary
Earl A. Wearsch............   52   Executive Vice President; President and General Manager of Decora
Hans-Georg Stahmer.........   51   Executive Vice President; President and Member of Hornschuch
                                   Management Board
Bernhard Muller............   40   Executive Vice President; Member of Hornschuch Management Board
Richard A. DeCoste.........   59   Executive Vice President; Vice President of Operations of Decora
Frank J. Nolfi, Jr.........   65   Vice President-- Finance of Decora
Roger Grafftey-Smith.......   67   Director
Gabriel Thomas.............   57   Director
Stephen Verchick...........   57   Director
Ronald Artzer..............   54   Director

     Nathan Hevrony. Mr. Hevrony has served as a director of DII since August 1988 and as Chief Executive Officer and Chairman of the Board of DII since October 1989.

     Timothy N. Burditt. Mr. Burditt was named Executive Vice President, Administration and Finance of DII in April 1993 and was named Secretary in August 1993.

     Earl A. Wearsch. Mr. Wearsch was named Executive Vice President of DII and President and General Manager of Decora in January 1998. From 1983 to 1997, Mr. Wearsch served in various senior management and sales/marketing positions with Glidden, a manufacturer of paint and coatings.

     Hans-Georg Stahmer. Mr. Stahmer was named Executive Vice President of DII in February 1998. Since 1995, Mr. Stahmer has served as the President and a member of the Management Board of Hornschuch. His term of office with Hornschuch expires on September 30, 2000. From 1987 to 1995, Mr. Stahmer held various management positions with Black & Decker GmbH, most recently as Managing Director.

     Bernhard Muller. Dr. Muller was named Executive Vice President of DII in February 1998. Since April 1997, Dr. Muller has been one of two members of the Management Board of Hornschuch. His term of office with Hornschuch expires on December 31, 2002. From June 1993 to March 1997, Dr. Muller was employed by Fresenius Ltd., a company which produces disposable materials for the medical industry.

     Richard A. DeCoste. Mr. DeCoste joined Decora in January 1993. In February 1994, Mr. DeCoste became President of its Consumer Decorative Products Group. In November 1994, he became Executive Vice President of DII. In June 1997, he became Vice President of Operations of Decora.

     Frank J. Nolfi, Jr. Mr. Nolfi has served as Vice-President Finance of Decora since its acquisition by DII in April 1990. He served in the same position for the Uniglass Industries division of the prior owner, United Merchants and Manufacturers, Inc.

     Roger Grafftey-Smith. Mr. Grafftey-Smith has served as a director of DII since August 1988 and has been a managing partner of Grafftey-Smith & Associates, an international financial consulting firm, since 1981. Mr. Grafftey-Smith also serves as a director of Americanino Capital Corporation, a publicly-traded corporation.

     Gabriel Thomas. Mr. Thomas has served as a director of DII since June 1991. He has served as President and Director of Unilab Corporation, a clinical laboratory services company, since December 1989.

     Stephen H. Verchick. Mr. Verchick has served as a director of DII since October 1993. He has been engaged in the private practice of law as President of Stephen H. Verchick & Associates, Professional Corporation, in Beverly Hills, California, for the past 24 years. Mr. Verchick is also President of Warner Capital Associates, a Los Angeles-based venture capital firm.

     Ronald A. Artzer. Mr. Artzer has served as a director of DII since May 1994. Since August 1997, he has been a self-employed management consultant.
From March 1994 to August 1997, Mr. Artzer served as President and Chief Executive Officer of SoPakCo Foods, a food processing and packaging company. From 1991 to 1993, Mr. Artzer served as President and Chief Executive Officer of Design Foods, a Division of Sara Lee Corporation.

     Officers of DII are elected by the Board of Directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the Board of Directors. There are no family relationships between any director or executive officer of DII and any other director or executive officer of DII.

     Directors of DII hold office until the next annual meeting of shareholders, until successors are elected and qualified or until their earlier resignation or removal.

EXECUTIVE COMPENSATION

     The tables and discussion below set forth information about the compensation awarded to, earned by or paid to DII's Chief Executive Officer and its three other most highly compensated executive officers during the fiscal years ended March 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                            ANNUAL COMPENSATION              SHARES
                                           Fiscal        ------------------------          UNDERLYING
      NAME AND PRINCIPAL POSITION           YEAR         SALARY             BONUS          OPTIONS(1)
      ---------------------------           ----         ------             -----         ------------
Nathan Hevrony.......................      1998          $217,644(2)      $400,000           300,000
   Chief Executive Officer                 1997          $185,000(2)      $ 40,000                --
                                           1996          $185,000(2)            --                --

Timothy N. Burditt...................      1998          $141,592         $275,000            60,000
   Executive Vice President,               1997          $120,000         $ 15,000                --
   Administration and Finance              1996          $120,000         $ 20,000             5,000

Hans-Georg Stahmer(3)................      1998          $108,132         $ 39,714            60,000(3)
   President & Member of Hornschuch        1997                --               --                --
   Management Board                        1996                --               --                --

Richard A. DeCoste...................      1998          $140,000         $     --            50,000
   Director of Operations,                 1997          $125,000         $  5,000                --
   Decora, Incorporated                    1996          $125,000               --                --

------------------------

(1) The option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) DII also paid the premium of $17,665 for term life insurance for the benefit of Mr. Hevrony.

(3) Vesting of the options is contingent on achieving certain performance criteria during fiscal 1999, 2000 and 2001.

EMPLOYMENT AGREEMENTS

     DII has an employment agreement with Mr. Hevrony, its Chief Executive Officer, until May 31, 2000. The agreement was amended in February 1998 to provide for an annual salary of $325,000 and additional compensation for any additional acquisitions calculated pursuant to the acquisition incentive plan of DII which provides for an amount equal to the product of (i) the ratio of EBITDA of an acquired company during the twelve month period prior to acquisition of such company to the EBITDA of DII (derived from all net sales of DII other than the net sales of the acquired company) during fiscal year 1998, and (ii) one half of his annualized base salary, exclusive of bonus payments, relocation payments or allowances and other benefit payments, but including any payments for unused and accrued vacation and holiday time (the "Acquisition Incentive Bonus"). In August 1997, a bonus of $50,000 was paid to Mr. Hevrony based upon DII's performance during fiscal year 1997; the amount was based upon the favorable restructuring of DII's outstanding loans and his role in developing new technologies. Mr. Hevrony also has been awarded a bonus of $350,000 for his role in the Hornschuch Acquisition in lieu of an Acquisition Incentive Bonus; $87,500 of such amount was paid in fiscal 1998. Mr. Hevrony's employment agreement shall terminate upon breach of a material term of the agreement or upon the permanent disability of Mr. Hevrony. In the event of termination without cause (as defined in such agreement), Mr. Hevrony is entitled to receive compensation for the remainder of the term of the agreement (through May 31, 2000) and an additional 24-month period.

     DII has an employment agreement with Mr. Burditt until June 30, 2001, which agreement was amended in February 1998 to provide minimum annual compensation in the amount of $185,000 and additional compensation calculated as an Acquisition Incentive Bonus. A bonus of $25,000 was paid to Mr. Burditt in August 1997 based upon DII's performance during fiscal 1997. Mr. Burditt has also been awarded a bonus of $250,000 for his role in the Hornschuch Acquisition in lieu of an Acquisition Incentive Bonus; $62,500 of such amount was paid in fiscal 1998. Upon termination without cause, Mr. Burditt is entitled to receive any earned but unpaid bonuses on a pro-rata basis, plus compensation for the greater of twelve months from the date of termination or the remainder of the term.

     DII has a three-year employment agreement with Richard DeCoste, Decora's Vice President of Operations, until May 30, 2000 which provides for annual compensation of $140,000. Upon termination without cause, Mr. DeCoste is entitled to receive compensation for the lesser of 12 months or to the end of the term. As part of his recent employment agreement, Mr. DeCoste was granted an option to purchase 20,000 shares of DII common stock at $5.00 per share. All of such options are currently vested.

     Hornschuch has an employment agreement with Mr. Stahmer until September 30, 2000, which agreement was amended in March 1998. Pursuant to the agreement, Mr. Stahmer is an Executive Vice President of DII. The agreement provides for base compensation in the amount of DM400,000, with an annual bonus consisting of a cash component of up to DM250,000 in 1998 and DM300,000 in 1999 and 2000. Additional compensation is payable if other performance targets are met.

     Hornschuch has an employment agreement with Dr. Bernhard Muller until December 31, 2000 which was amended on February 20, 1998. Pursuant to the agreement, Dr. Muller is an Executive Vice President of DII. The agreement provides for base compensation of DM335,000 with an annual bonus consisting of a cash component of up to DM250,000 in 1998 and DM200,000 in 1999 and 2000 and incentive stock options subject to performance. Additional compensation is payable if other performance compensation targets are met.

     As of January 8, 1998, Decora entered into a three-year employment agreement with Earl A. Wearsch, its President and General Manager, which provides for annual compensation of $170,000, $185,000 and $200,000, respectively, for the first, second and third year of the term. As part of the employment agreement, Mr. Wearsch was awarded an option to purchase 60,000 shares of DII common stock at $4.75 per share. Upon termination without cause, Mr. Wearsch is entitled to receive compensation for 12 months from the date of termination. Upon the occurrence of certain "change of control" events, Mr. Wearsch shall be entitled to resign his position and receive compensation for 12 months following the resignation.

                OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1998

                                                                                                POTENTIAL
                                                                                      REALIZABLE VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK PRICE
                            INDIVIDUAL GRANTS                                          APPRECIATION FOR OPTION TERM
--------------------------------------------------------------------------------    ------------------------------------
                                       % of Total
                          Number of      Options
                            Shares      Granted to
                          Underlying    Employees
                           Options     in the Fiscal     Exercise    Expiration
          Name            Granted(1)       Year            Price        Date          0%            5%             10%
-------------------      -----------   -------------     --------    -----------     -----       --------      ---------
Nathan Hevrony            300,000(2)       44.8%         $   5.50    2-18-2003       $ -0-       $120,000       $585,000

Timothy N. Burditt         60,000(2)        9.0%         $   5.50    2-18-2003       $ -0-       $ 24,000       $117,000

Richard A. DeCoste         30,000(2)        4.5%         $   6.00    2-18-2003       $ -0-          $ -0-       $ 43,500
                           20,000(3)        3.0%         $   5.00    5-31-2000       $ -0-          $ -0-       $ 30,800

Hans-Georg Stahmer         60,000(4)        9.0%         $   5.00    6-30-2004       $ -0-          $ -0-       $ 92,400

----------

(1) Option share totals reflect the one-for-five reverse stock split that was effective December 29, 1997.

(2) The options vest as follows: one third on the date of grant, one third on February 19, 1999 and one third on February 19, 2000.

(3)  The options vested on the date of grant.

(4) The options vest over a thee year period contingent on achieving certain performance criteria.

                AGGREGATED MARCH 31, 1998 YEAR END OPTION VALUES


                           NUMBER OF SHARES UNDERLYING               VALUE OF UNEXERCISED
                                   UNEXERCISED                       IN-THE-MONEY OPTIONS
                           OPTIONS AT FISCAL YEAR END(1)            AT FISCAL YEAR END(2)
                          ------------------------------      -------------------------------
          NAME            EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
          -----           ----------       -------------      -----------       -------------
Nathan Hevrony               250,000           280,000           $32,000           $37,600

Timothy N. Burditt            45,000            40,000           $ 5,200           $ 7,520

Richard A. Decoste            45,000            20,000           $13,760           $     0

Hans-Georg Stahmer                 0            60,000           $     0           $     0

-------

(1) Option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) Value of unexercised in-the-money options was calculated using the closing sales price for DII's stock on March 31, 1998.

     During the year ended March 31, 1998, none of the executive officers exercised any outstanding stock options. The only unexercised options held by such executive officers as of March 31, 1998 are shown in the table above.

COMPENSATION OF DIRECTORS

     Directors are paid $10,000 per year and $500 for each committee meeting which they attend. Directors may also be granted stock options for the purchase of DII common stock. DII reimburses directors for reasonable expenses incurred in connection with their attendance at meetings and other Company related functions.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of July 6, 1998, certain information with respect to the common stock of DII which may be deemed to be beneficially owned by each stockholder who is known by DII to own more than 5% of the outstanding common stock, by each director and executive officer of DII and by all directors and executive officers of DII as a group. The share totals reflect a one-for-five reverse stock split which was effective December 29, 1997.

NAME AND                                                                                                PERCENT
ADDRESS OF                                   COMMON                 OTHER                                  OF
BENEFICIAL OWNER(1)                          STOCK              SECURITIES(2)         TOTAL              CLASS
---------------------------                ----------          --------------        ---------          --------
State Street Bank & Trust .............           0              1,818,447           1,818,447             19.9%
Company, Trustee
Textron Master Trust
One Enterprise Drive
Master Trust -- W6C
North Quincy, MA 02171

Robert W. Johnson, IV(3) ..............     388,416(4)             385,000             773,416             10.0%
The Johnson Company
630 Fifth Avenue, Suite 1510
New York, NY 10111

Cumberland Associates .................     563,900(5)                   0             563,900              7.7%
1114 Avenue of the Americas
New York, NY 10035

Nathan Hevrony ........................     150,750                250,000             400,750              5.3%

Roger Grafftey-Smith ..................      75,000                112,400             187,400              2.5%

Gabriel Thomas ........................           0                142,400             142,400              1.9%

Stephen H. Verchick ...................           0                 75,000              75,000              1.0%

Ronald A. Artzer ......................           0                 70,000              70,000               (6)

Timothy N. Burditt ....................           0                 45,000              45,000               (6)

Earl A. Wearsch .......................           0                 40,000              40,000               (6)

Hans-Georg Stahmer ....................           0                      0                   0               (6)

Bernhard Muller .......................           0                      0                   0               (6)

Richard A. DeCoste ....................           0                 45,000              45,000               (6)

Frank J. Nolfi, Jr ....................           0                 13,333              13,333               (6)

All directors and executive
officers as a  group, including
the named persons (11 persons) ........     225,750                793,133           1,018,883             12.5%

----------

(1) Unless otherwise indicated, each person included in the table has sole investment power and sole voting power with respect to the securities beneficially owned. The address of each director and officer listed is 1 Mill Street, Fort Edward, New York 12828.

(2) The amounts shown reflect shares of common stock underlying stock options, convertible notes or warrants which are exercisable within 60 days.

(3) Pursuant to the terms of a Note and Warrant Agreement, dated November 3, 1992, by and between DII and Mr. Johnson, as amended, DII is obligated to name Mr. Johnson as a director nominee while the note described therein is outstanding (the "Johnson Note"). The Johnson Note was repaid in full on May 3, 1998.

(4) Mr. Johnson disclaims beneficial interest in 27,000 shares which are held by trusts for which he is a trustee.

(5) Of this total, Cumberland Associates has sole voting and investment power with respect to 437,100 shares, and shares such power with respect to 126,800 shares.

(6) Each of these persons owns less than 1% of the outstanding common stock of DII.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 1, 1997, the Company issued warrants (the "Textron Warrants") to a pension fund known as the Textron Master Trust ("Textron") in connection with an $18,000,000 subordinated loan from Textron to the Company (the "Textron Loan"), the proceeds of which were used to repay existing indebtedness of Decora and to help facilitate the Hornschuch Acquisition. The Textron Loan was paid in full on April 29, 1998 as part of a refinancing associated with the Rubbermaid Acquisition. The Textron Warrants include (i) a warrant to purchase 427,307 shares of the Company's common stock, (ii) a warrant to purchase 69,557 shares of Series A Preferred Stock, with each share of Series A Preferred Stock to automatically convert to 20 shares of common stock, for a total of 1,391,140 shares of common stock, and (iii) a contingent warrant to purchase a fixed percentage of certain additional shares of common stock if issued by the Company in the future. All of the Textron Warrants are exercisable until September 30, 2005 at an exercise price of $5.00 per share and to date, no warrants have been exercised. See "Security Ownership of Certain Beneficial Owners and Management." So long as any of the Textron Warrants are outstanding, Textron shall have the right to nominate one person to the Company's Board of Directors. Textron nominated Richard A. Watson, who served as a member of the Board of Directors until his resignation on May 5, 1998 following the repayment of the Textron Loan. To date, Textron has exercised this right only during the period that the Textron Loan was outstanding.

     On June 1, 1997, the Board of Directors granted options to purchase 20,000 shares of common stock to Mr. DeCoste at an exercise price of $5.00 per share. All such options were immediately vested and were exercisable for three years.

     On January 8,1998, the Board of Directors granted options to purchase 60,000 shares of common stock to Mr. Wearsch at an exercise price of $4.75 per share. On February 19, 1998, the Board of Directors granted an option to purchase 300,000 shares to Mr. Hevrony, an option to purchase 60,000 shares to Mr. Burditt and an option to purchase 40,000 shares to each of Mr. Artzer, Mr. Grafftey-Smith, Mr. Thomas and Mr. Verchick, all at an exercise price of $5.50 per share. On the same date, the Board of Directors granted an option to purchase 30,000 shares to Mr. DeCoste, an option to purchase 60,000 shares to Mr. Wearsch and an option to purchase 40,000 shares to Mr. Nolfi, all at an exercise price of $6.00 per share. One third of these options vested on the date of grant, one third will vest one year after the date of grant and the remaining one third will vest two years after the date of grant. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's common stock on the date of grant. All such options are exercisable for five years except for those granted to Mr. Wearsch on January 8, 1998 which are exercisable for three years after vesting.

     On February 20, 1998, the Board of Directors granted an option to purchase 50,000 shares of common stock to Mr. Muller at an exercise price of $5.00 per share, with up to 16,666 or 16,667 of the options to vest in each of the next three years depending on achievement of certain performance targets. On February 20, 1998, the Board of Directors granted an option to purchase 60,000 shares of common stock to Mr. Stahmer at an exercise price of $5.00 per share, with up to 20,000 of the options to vest in each of the next three years depending on achievement of certain performance targets. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's common stock on the date of grant. All such options are exercisable for three years after vesting.

                          DESCRIPTION OF EXCHANGE NOTES

     The Old Notes were and the Exchange Notes will be issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture was filed with the Commission as an exhibit to the Company's Form 10-K for the fiscal year ended March 31, 1998. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Decora Industries, Inc. and not its Subsidiaries, and references to the "Notes" include both Exchange Notes and Old Notes.

     The form and terms of the Exchange Notes are substantially identical to the form and terms of the Old Notes, except that the Exchange Notes (i) will be registered under the Securities Act, and (ii) will not bear any legends restricting transfer thereof. The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $112.75 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

     The Old Notes have been, and the Exchange Notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $112.75 million, and will mature on May 1, 2005. Interest on the Notes will accrue at the rate of 11% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 1998, to the Persons who are Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository Trust Company (the "Depositary")), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SECURITY AND RANKING OF NOTES

     The Notes represent senior obligations of the Company, secured by a first priority pledge of the Guarantor Collateral and the German Collateral. The Notes will rank (i) senior in right of payment to any future indebtedness of the Company that is expressly subordinated to the Notes and (ii) effectively senior to any future senior unsecured indebtedness of the Company to the extent of the value of the Collateral. The Notes will be effectively subordinated to (x) all obligations under the Decora Credit Facility, the Intercompany Note and any other secured obligations of Decora, to the extent of the value of the assets securing such obligations, and (y) all obligations (including trade payables and accrued liabilities) of the Company's foreign subsidiaries and its Unrestricted Subsidiaries.

     The Company has entered into pledge agreements (together with any future collateral documents, the "Pledge Agreements") providing for the pledge of the Collateral to the Trustee, as collateral agent for the Holders. The Indenture and the Pledge Agreements require the Company to pledge, or cause to be pledged as part of the Collateral to secure the Notes, all of the Equity Interests of each Guarantor held directly or indirectly by the Company. The pledge of the Collateral secures the payment and performance when due of all of the Obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement as provided in the Pledge Agreements.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreements, the Company or the applicable pledgor will be entitled to receive all cash dividends and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the Company or the applicable pledgor to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Trustee, which to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (ii) all rights of the Company or the applicable pledgor to receive all cash dividends and other payments made upon or with respect to the Guarantor Collateral shall cease and such cash dividends and other payments shall be paid to the Trustee and (iii) the Trustee may, but is not obligated to, sell the Guarantor Collateral or any part thereof in accordance with the terms of the Pledge Agreement. Under German law the Trustee may be restricted to the right to cause the pledged shares of DI Deutschland to be sold at a public auction, unless DI Deutschland, after the occurrence or during the continuance of any Event of Default, accepts the sale or realization of the pledged shares in any other way and (i) all rights of the pledgor to exercise voting or other consensual rights and (ii) all rights of the pledgor to receive cash dividends and other payments made upon or with respect to the pledged shares of DI Deutschland may not cease before such sale or realization of the pledged shares. All funds distributed under the Pledge Agreements and received by the Trustee for the benefit of the Holders shall be distributed by the Trustee in accordance with the provisions of the Indenture.

     In the event the right to exercise voting and consensual rights pertaining to the Collateral shall become vested in the Trustee, the Holders of a majority in principal amount of the outstanding Notes may direct the Trustee in the exercise of such rights, subject to certain limitation. However, in the absence of such direction, the Trustee shall exercise such rights using the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture provides that the Net Cash Proceeds of all Asset Sales of assets constituting Collateral shall be deposited by the Company in an account (the "Collateral Account") subject to a first priority perfected Lien in favor of the Trustee. Amounts in the Collateral Account shall be released in accordance with the provisions of the Indenture. All or any part of the cash held in the Collateral Account shall, if requested by the Company, be invested by the Trustee in Cash Equivalents; provided that all such Cash Equivalents shall continue to be Collateral.

     If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and after any applicable grace period has expired, the Trustee has the right to foreclose upon the Collateral in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the Holders under the Indenture (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

     There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the Pledge Agreements following an Event of Default would be sufficient to satisfy payments due on the Notes.

     The Indenture and the Pledge Agreements provide that Collateral may be released from the Lien and security interest created by the Pledge Agreements
(i) upon payment in full of the Notes in accordance with the terms of the Notes and the Indenture and the other payment obligations then due and owing under the Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreements; (ii) upon the sale or other disposition of Collateral constituting an Asset Sale if such sale or other disposition is not prohibited under the Indenture and if the Net Cash Proceeds of such sale or other disposition are applied as provided in the Indenture (see "-- Certain Covenants -- Limitation on Asset Sales"); and (iii) with respect to amounts in the Collateral Account consisting of Net Cash Proceeds of Asset Sales, upon the expenditure of such cash if such expenditure is made in accordance with the Indenture. The Indenture permits the Company to apply such Net Cash Proceeds to a redemption of Notes, repayment of term loans under the Credit Facility or to reinvest such Net Cash Proceeds in Replacement Assets which constitute Collateral. The release of any Collateral from the terms of the Pledge Agreements will not be deemed to impair the security under the Indenture or the Pledge Agreements in contravention of the provisions thereof if and to the extent the Collateral is released pursuant to the Indenture.

GUARANTEES

     Each Guarantor will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. Initially, Decora will be the sole Guarantor. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount based on the net worth of each Guarantor.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." In addition, the Indenture will provide that if all of the Capital Stock of a Guarantor is sold by the Company or any Subsidiary in a transaction constituting an Asset Sale (or which, but for the provisions of clause (i) of the definition of such term, would constitute an Asset Sale), and, if required by the Indenture, (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "-- Covenants -- Limitation on Asset Sales" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale will be used in accordance with the covenant described under "-- Covenants -- Limitation on Asset Sales" within the time limits specified by such covenant, then such Guarantor shall be released and discharged from its Guarantee upon such use in the case of clause (x) or upon such delivery in the case of clause (y).

     Each Guarantee will be effectively subordinated to secured obligations of the Guarantor thereof, to the extent of the value of the assets securing such obligations.

REDEMPTION

     Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after May 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                      Percentage
----                                      ----------
2002.....................................   105.750%
2003.....................................   103.833%
2004.....................................   101.917%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to May 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem the Notes at a redemption price equal to 111.50% of the principal amount at maturity thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least $73.29 million aggregate principal amount at maturity of Notes remains outstanding immediately after any such redemption (other than any Notes owned by DII or any of its Subsidiaries) and such redemption shall be effected not more than 20 days after the consummation of any such Public Equity Offering. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Equity Interests of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount at maturity thereof, plus accrued and unpaid interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of

Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio is greater than
(i) 2.0 to 1.0 if such incurrence occurs on or prior to the third anniversary of the Issue Date and (ii) 2.25 to 1.0 if such incurrence occurs thereafter.

     Notwithstanding the foregoing, the Company shall not, and shall not permit any Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of the agreement or instrument governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as applicable.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly,

     (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Equity Interests of the Company) on or in respect of Equity Interests of the Company to holders of such Equity Interests,

     (b) redeem any Equity Interests of the Company or any Restricted Subsidiary (other than any held by the Company),

     (c) redeem or prepay, in whole or in part, prior to the scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as applicable, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, or

     (d) make any Investment (each of the foregoing actions set forth in clauses
(a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

     (i)   a Default shall have occurred and be continuing; or

     (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

     (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment but excluding Restricted Payments pursuant to clause (2), (3) or (4) of the next paragraph) made subsequent to the Issue Date shall exceed the sum (the "Basket") of:

     (1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

     (2) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Equity Interests of the Company; plus

     (3) without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any common equity contribution received by the Company (other than from a Subsidiary of the Company); plus

     (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Issue Date an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

     (5) so long as the Designation thereof was treated as a Restricted Payment after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries," the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and fair market value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), minus

     (6) with respect to each Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries" the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the date of Designation).

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the redemption of any Equity Interests of the Company, either (i) solely in exchange for Qualified Equity Interests of the Company or (ii) through the application of net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; (3) the redemption or prepayment of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for Qualified Equity Interests of the Company or (ii) through the application of net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of
(A) Qualified Equity Interests of the Company or (B) Permitted Refinancings of Indebtedness permitted to be incurred under the Indenture; and (4) Permitted Investments. No transaction pursuant to this paragraph shall increase the Basket.

     The amount of any non-cash Restricted Payment shall be the fair market value, on the date such Restricted Payment is made, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company, whose resolution with respect thereto shall be delivered to the


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
Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $2.5 million.

     Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either (A) to permanently prepay any term loans of the Company or any Restricted Subsidiary under the U.S. Credit Facility and/or Foreign Credit Facility, as applicable, (B) to make an investment in Replacement Assets or (C) any combination of the foregoing clauses
(A) and (B); provided, however, that if the assets which were the subject of such Asset Sale constitute Collateral, the Company or the applicable Restricted Subsidiary shall have entered into appropriate security documents, and such Replacement Assets shall be subject to a perfected first priority Lien in favor of the Trustee and shall constitute Collateral. Pending such application, to the extent that the assets which are the subject of any Asset Sale constitute Collateral, such Net Cash Proceeds shall be deposited in the Collateral Account as described above under "-- Security and Ranking of Notes," and the Company or the applicable Restricted Subsidiary shall enter into appropriate security documents and the Net Cash Proceeds of such Asset Sale shall be subject to a perfected first priority Lien in favor of the Trustee. On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (iii) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). To the extent that the Net Cash Proceeds of any Asset Sale of assets constituting Collateral are not required to be applied to the Notes and if there are Net Cash Proceeds remaining in the Collateral Account after all such offers or redemptions required or permitted by the Indenture, then such remaining Net Cash Proceeds shall be held in the Collateral Account as Collateral and shall be permitted to be reinvested by the Company at any time as provided above. Pending the final application of the Net Cash Proceeds of a sale of assets not constituting Collateral, the Company may temporarily reduce revolving credit indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the Surviving Entity shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company and the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. If the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Net Proceeds Offer Amount, Notes to be purchased will be selected pro rata (to the extent practicable) based on the aggregate principal amount of Notes tendered by each Holder. To the extent that the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such surplus for general corporate purposes. Upon completion of a Net Proceeds Offer, the aggregate unutilized Net Proceeds Offer Amount with respect to the applicable Asset Sale or Asset Sales shall be reset to zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on or in respect of its Capital Stock; (y) make loans or advances or to pay any Indebtedness or other obligation owed to, or enter into guarantees for the benefit of, the Company or any other Restricted Subsidiary; or (z) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for (a) such encumbrances or restrictions existing under or by reason of
(1) applicable law; (2) the Indenture; (3) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, as such instrument is in effect on the date of acquisition or as thereafter amended in a manner no less favorable to the Holders; (4) agreements existing on the Issue Date (including the U.S. Credit Facility and the Foreign Credit Facility) as in effect on the Issue Date or as thereafter amended in a manner no less favorable to the Holders; or (5) an agreement governing Permitted Refinancings of Indebtedness incurred pursuant to an agreement referred to in clause (2), (3) or (4) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Holders than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (3) or (4); (b) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (c) customary covenants in any agreement governing Purchase Money Indebtedness that restrict the transfer of property acquired with the proceeds of such Purchase Money Indebtedness; (d) covenants in security agreements securing Indebtedness of a Restricted Subsidiary, to the extent that the Liens securing such Indebtedness were otherwise incurred in accordance with the "Limitation on Liens" covenant, that restrict the transfer of property subject to such Liens; and (e) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any Restricted Subsidiary whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured. The foregoing shall not apply to: (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (b) Liens securing the Notes and the Guarantees; (c) Liens securing obligations under the U.S. Credit Facility incurred pursuant to clause (ii) of the definition of "Permitted Indebtedness" and Liens securing obligations under the Foreign Credit Facility incurred pursuant to clause (iii) of the definition of "Permitted Indebtedness";
(d) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary; (e) Liens securing Permitted Refinancings of Indebtedness secured by a Lien permitted under the Indenture and incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (y) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary not securing the Indebtedness so refinanced; (f) Liens (other than Liens referred to in clauses (a) through (e)) that secure obligations in an aggregate amount not to exceed (x) prior to the DI Deutschland Revocation, $2.0 million at any one time outstanding and (y) after the DI Deutschland Revocation, $4.0 million at any one time outstanding; and (g) Permitted Liens.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), unless such transaction or series of related transactions is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions) involving aggregate value in excess of $500,000 shall be approved by a majority of the Disinterested Directors of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If there are no Disinterested Directors or if the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions) that involves an aggregate value in excess of $2.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee; provided, however, that no such opinion shall be required for (i) any Permitted Intercompany Loan or (ii) commercial transactions in the ordinary course of business and on reasonable and ordinary commercial terms exclusively between or among the Company and/or one or more of its Subsidiaries.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any transaction pursuant to an agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner not less favorable to the Holders; and (iv) Restricted Payments permitted by the Indenture, Permitted Investments and any transaction that is deemed not to be an Investment by reason of the last sentence of the definition of "Investment."

     Additional Subsidiary Guarantees. If the Company or any Restricted Subsidiary shall organize, acquire or otherwise invest in another Person that becomes a Restricted Subsidiary, then the Company shall cause such Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall fully and unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of


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
counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. Notwithstanding the foregoing, no Foreign Subsidiary (so long as it is a Foreign Subsidiary) shall be required to become a Guarantor.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Capital Stock of a Restricted Subsidiary, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) the sale of all of the Capital Stock of a Restricted Subsidiary in accordance with "Limitation on Asset Sales"; or (iii) in the case of issuance of Capital Stock by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, however, that the Company may enter into a Sale and Leaseback Transaction if (i) the Company would have (a) incurred Indebtedness (other than Permitted Indebtedness) in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction in compliance with the "-- Limitation on Incurrence of Additional Indebtedness" covenant and (b) incurred a Lien to secure such Indebtedness pursuant to the "-- Limitation on Liens" covenant, (ii) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction and (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the "-- Limitation on Asset Sales" covenant.

     Designation of Unrestricted Subsidiaries. (a) The Company may designate any Subsidiary of the Company (other than Decora or any of its Subsidiaries and, following the DI Deutschland Revocation, other than DI Deutschland and its Subsidiaries) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (ii) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "-- Limitation on Incurrence of Additional Indebtedness" covenant; and

     (iii) The Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of the "-- Limitation on Restricted Payments" covenant in an amount (the "Designation Amount") equal to the fair market value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

     All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

     DI Deutschland and its Subsidiaries shall be deemed to have been designated Unrestricted Subsidiaries as of the Issue Date. On January 1, 2001, the Designation of DI Deutschland and its Subsidiaries as Unrestricted Subsidiaries shall be deemed to have been revoked (such Revocation, the "DI Deutschland Revocation") in accordance with paragraph (b) below. Notwithstanding the foregoing, in the event that the Consolidated Fixed Charge Coverage Ratio after giving effect to the DI Deutschland Revocation (assuming that DI Deutschland and its Subsidiaries had been Restricted Subsidiaries since the beginning of the Four Quarter Period) is less than the Consolidated Fixed Charge Coverage Ratio before giving effect to the DI Deutschland Revocation (the "Revocation Condition"), the DI Deutschland Revocation shall not be deemed to have been effected on such date, but shall be deemed to be effected at the end of the first fiscal quarter thereafter that the Revocation Condition is satisfied. The Company shall not cause or suffer DI Deutschland or any of its Subsidiaries


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to incur Indebtedness for the primary purpose of avoiding the Revocation
Condition being satisfied. At no time following the DI Deutschland Revocation shall DI Deutschland or any of its Subsidiaries be Designated as Unrestricted Subsidiaries.

     Hornschuch is currently an AG stock corporation. Therefore, neither DII nor DI Deutschland can direct the Hornschuch Management Board to take certain actions or not to take certain actions. Such limitations upon their powers may effectively limit the ability of DII or DI Deutschland to cause Hornschuch to comply with restrictive covenants under the Indenture at such time, if any, as Hornschuch becomes a Restricted Subsidiary. DII will continue to evaluate various options concerning Hornschuch's structure. See "Business -- Hornschuch Minority Tender Offer and Possible Reorganization."

     The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary; provided, however, that the foregoing shall not prohibit any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner not less favorable to the Holders.

     (b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

     (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (ii)all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Capital Expenditures. The Company will not permit or suffer the aggregate amount of capital expenditures of the Company and the Restricted Subsidiaries and DI Deutschland and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, (i) for the fiscal year ending March 31, 1999 to exceed $10.5 million or (ii) for any fiscal year thereafter to exceed the sum of 5.5% of net sales of the Company and the Restricted Subsidiaries and DI Deutschland and its Subsidiaries for the fiscal year immediately preceding such fiscal year, as determined on a consolidated basis in accordance with GAAP; provided, however, that if the actual amount of such capital expenditures in any fiscal year is less than the amount permitted under this covenant for such fiscal year, the unused amount (not to exceed 25% of such permitted amount) may be carried over to the immediately succeeding fiscal year, but not any subsequent fiscal year.

     Conduct of Business. The Company and the Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, except to the extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. The Company will also comply with the other provisions of TIA Section 314(a). In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such Holder.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreements on the part of the Company to be performed or observed; (ii) other than in a consolidation or merger solely between the Company and a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant (if the Company shall not be the Surviving Entity, all references to the Company and the Restricted Subsidiaries in the definitions used to determine the Consolidated Fixed Charge Coverage Ratio shall be to the Surviving Person and its Subsidiaries after giving effect to such transaction (excluding any Unrestricted Subsidiaries)); (iii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), no Default shall have occurred and be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.


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
     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the "-- Limitation on Asset Sales" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (iv) of the first paragraph of this covenant.

EVENTS OF DEFAULT

The following events are defined in the Indenture as "Events of Default":

     (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

     (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

     (iii) (x) a default in the observance or performance of the "Merger, Consolidation and Sale of Assets" covenant or the Company's obligation to effect a Change of Control Offer pursuant to provisions described under "Change of Control" or (y) a default in the observance or performance of any other covenant or agreement contained in the Indenture or any Security Document which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Company and the Trustee receiving such notice from Holders of at least 25% of the outstanding principal amount of the Notes;

     (iv) default under any mortgage, indenture or other investment or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default (x) is caused by a failure to pay when due principal or interest on such Indebtedness within the applicable express grace period, (y) results in the acceleration of such Indebtedness prior to its express final maturity or (z) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and, in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (x), (y) or (z) has occurred and is continuing, aggregates $2.5 million or more;

     (v) one or more judgments in an aggregate amount in excess of $2.5 million shall have been rendered against the Company or any Restricted Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

     (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

     (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); or

     (viii) any of the Pledge Agreements shall cease to be in full force and effect or cease to give the Trustee the Liens, rights, powers and privileges purported to be created thereby.

     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default) that has occurred and, if applicable, describe such Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time,


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
elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
(vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the


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
Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;
(iv) make any Note payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment; (vi) waive a Default in the payment of principal or interest on any Note (except that Holders of at least a majority in aggregate principal amount of the then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment default and (y) waive the payment default that resulted from such acceleration; (vii) amend in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;
(viii) subordinate the Notes or any Guarantee to any other obligation of the Company or any Guarantor; (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture or (x) other than in compliance with the Indenture, consent to a release of the security interest in the Collateral or make any change in the provisions of the Indenture or the Pledge Agreement relating to the security interest of the Trustee in the Collateral in a manner adverse to the Holders.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.




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
BOOK ENTRY, DELIVERY AND FORMS

     Except as set forth in the next paragraph, the Exchange Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Exchange Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Exchange Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Exchange Notes being transferred.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants. Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     DII expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Exchange Notes evidenced by the Global Note. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither DII nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with the Depositary's applicable procedures, in addition to those provided for in the Indenture with respect to the Exchange Notes.

     Payments in respect of the principal of, premium, if any and interest if any, on any Exchange Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, DII and the Trustee may treat the persons in whose names Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither DII nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. DII believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interest.

     Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds. If a Holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in states which require physical delivery of such securities or to pledge such securities, such Holder must transfer its interest in the Global Note in accordance with the normal procedures of the Depositary, including, with respect to the Exchange Notes, the procedures set forth in the Indenture.

CERTIFICATED SECURITIES

     Interests in the Global Note will be exchanged for Certificated Securities if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, or the Depositary ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by DII within 90 days or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, DII will cause the appropriate Certificated Securities to be delivered.

     Neither DII nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and DII and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     DII and Decora have agreed pursuant to the Registration Rights Agreement with the Initial Purchaser, for the benefit of the Holders, that DII will, at its cost, (i) within 75 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes having terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and future registration under the Securities Act) and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act within 150 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, DII will offer the Exchange Notes in exchange for surrender of the Old Notes. DII will keep the Exchange Offer open for not less than 20 business days (subject to extension under applicable law) after the date notice of the Exchange Offer is first mailed to the Holders. For each Old Note surrendered to DII pursuant to the Exchange Offer, the Holder will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if at the time of such exchange no interest has been paid on such surrendered Old Note, from the Issue Date. Based on existing Commission staff interpretations set forth in published no-action letters to third parties, DII believes that the Exchange Notes would be freely transferable by Holders other than affiliates of DII after the Exchange Offer without further registration under the Securities Act if the Holder of the Exchange Notes is acquiring the Exchange Notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an affiliate of DII, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, DII has agreed to make available, for a period of one year after consummation of the Exchange Offer, a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements in connection with the resale of such Exchange Notes.

     A Holder (other than certain specified Holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of DII, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the Commission do not permit DII to effect such a Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the Issue Date, or if the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any Holder of Old Notes is not eligible to participate in the Exchange Offer or (for Holders other than affiliates) does not receive freely tradeable Exchange Notes in the Exchange Offer, DII will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement are eligible for resale pursuant to Rule 144(k) under the Securities Act, (ii) the time when all of the Notes covered by the Shelf Registration Statement have been resold pursuant thereto in accordance with the intended methods of distribution by the Holders thereof and (iii) two years from the Issue Date. DII and Decora will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required by applicable law to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A Holder selling such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

     If (i) by the date which is 75 days after the Issue Date, the Exchange Offer Registration Statement has not been filed with the Commission; (ii) by the date which is 150 days after the Issue Date, the Exchange Offer Registration Statement is not declared effective under the Securities Act by the Commission;
(iii) by the date which is 180 days after the Issue Date, the Exchange Offer is not consummated; (iv) the Shelf Registration Statement (if required) has not been declared effective within the period specified in the Registration Rights Agreement; or (v) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain customary exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (v) a "Registration Default," and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then damages ("Liquidated Damages") on the Transfer Restricted Notes will accrue at a per annum rate of 0.50% on the outstanding principal amount of Notes and the Restricted Exchange Notes for the first 90 days of the Registration Default Period, at a per annum rate of 1.0% for the second 90 days of the Registration Default Period and at a per annum rate of 1.50% thereafter for the remaining portion of the Registration Default Period. From and including the date on which all Registration Defaults have been cured, the accrual of Liquidated Damages will cease.



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
     "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of such Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is freely tradable pursuant to Rule 144(k) under the Securities Act.

     If DII effects the Exchange Offer, it will be entitled (subject to applicable law) to consummate the Exchange Offer 20 business days after the commencement thereof; provided that it has accepted for exchange all Old Notes theretofore validly tendered and not properly withdrawn in accordance with the terms of the Exchange Offer.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement which is included as an exhibit to the Registration Statement.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "amend" means amend, modify, supplement, restate or amend and restate, including successively; and "amending" and "amended" have correlative meanings.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any Restricted Subsidiary (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales


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
shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $750,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in compliance with "Merger, Consolidation and Sale of Assets," (iii) any transaction constituting a Change of Control or a Restricted Payment or (iv) the granting of any Lien, or any foreclosure thereon, to the extent granted in accordance with the "Limitation on Liens" covenant.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Basket" has the meaning given to such term in the "Limitation on Restricted Payments" covenant.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to a Wholly Owned Restricted Subsidiary in compliance with the "-- Merger, Consolidation and Sale of Assets" covenant; (ii) the


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
approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less (iii) any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such


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
interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary (other than dividends paid in Qualified Equity Interests or paid to the Company or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Wholly Owned Restricted Subsidiary by such Person (subject to the limitations of the foregoing clause (d)), (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor Person prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Equity Interests of such Person or any Unrestricted Subsidiaries.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.



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     "Designation Amount" has the meaning given to such term in the "Designation of Unrestricted Subsidiaries" covenant.

     "Disinterested Director" means a member of the Board of Directors of the Company or a Restricted Subsidiary, as the case may be, who does not have any direct or indirect personal financial interest in or with respect to the transaction being considered; provided, however, an indirect interest in an Affiliate solely by reason of such director's ownership of Equity Interests of the Company shall not be deemed to be an indirect personal financial interest in or with respect to the transaction being considered.

     "Disqualified Equity Interests" means that portion of any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions described under "-- Change of Control" and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of the Notes as are required to be repurchased pursuant to the provisions described under "-- Change of Control."

     "Equity Interests" means Capital Stock and any warrants, options or other rights to purchase or acquire any Capital Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Foreign Credit Facility" means one or more senior credit facilities providing for term loans, revolving credit loans and/or letters of credit between one or more Foreign Subsidiaries, on the one hand, and one or more lenders, on the other hand, together with related documents (including promissory notes, security agreements and guarantees), as the same may be amended or Refinanced from time to time.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "DI Deutschland Revocation" has the meaning given to such term in the "Designation of Unrestricted Subsidiaries" covenant.



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
     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

     "Guarantor" means (i) Decora and (ii) each Restricted Subsidiary that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided, however, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "Holder" means the Person in whose name a Note is registered on the Registrar's books.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (other than by reason of the DI Deutschland Revocation) or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be incurred at such time. The accrual of interest or the accretion of original issue discount shall not be deemed to be an incurrence.

     "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business, (v) all indebtedness for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause
(viii) below, (vii) all indebtedness of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured, (viii) all indebtedness under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

     "Independent Financial Advisor" means a nationally recognized investment banking, consulting, accounting or appraisal firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect


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financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "interest" on any Note means interest and, with respect to Old Notes, Liquidated Damages, if any, on such Note.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company or any Restricted Subsidiary on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any Restricted Subsidiary, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. No Investment shall be deemed to be made solely by reason of the conversion of an equity interest into a debt obligation or vice versa.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any Restricted Subsidiary from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.



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     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, each of the following:

     a. Indebtedness under the Notes and the Guarantees, and Permitted Refinancings thereof;

     b. Indebtedness incurred pursuant to the U.S. Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of
(x) $15.0 million and (y) the sum of 85% of the book value of accounts receivable and 60% of the book value of inventory of the Company and the Restricted Subsidiaries (other than any Foreign Subsidiary), calculated on a consolidated basis in accordance with GAAP;

     c. Indebtedness incurred pursuant to the Foreign Credit Facility; provided, however, that after giving effect to such incurrence, the aggregate principal amount outstanding under the Foreign Credit Facility shall not exceed the greater of (x) $7.5 million and (y) the sum of 85% of the book value of accounts receivable and 60% of the book value of inventory of the Foreign Subsidiaries, calculated on a consolidated basis in accordance with GAAP;

     d. Permitted Refinancings of (x) Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness described in clause (i), (ii) or
(iii) above) to the extent outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon and (y) Indebtedness incurred under the Consolidated Fixed Charge Coverage Ratio test of the "Limitation on Incurrence of Additional Indebtedness" covenant;

     e. Interest Swap Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

     f. Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     g. Indebtedness of a Wholly Owned Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

     h. Indebtedness of the Company to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (x) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (y) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted by this clause (viii);



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     i. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

     j. Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     k. guarantees by the Company or a Guarantor of any Indebtedness of the Company or a Wholly Owned Restricted Subsidiary permitted to be incurred under the "Limitation on Incurrence of Additional Indebtedness" covenant;

     l. Permitted Intercompany Loans in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

     m. Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business, and Permitted Refinancings thereof, not to exceed (x) prior to the DI Deutschland Revocation, $2.5 million at any one time outstanding and (y) after the DI Deutschland Revocation, $5.0 million at any one time outstanding; and

     n. additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed (x) prior to the DI Deutschland Revocation, $5.0 million at any one time outstanding and (y) after the DI Deutschland Revocation, $10.0 million at any one time outstanding.

     "Permitted Intercompany Loan" shall mean any loan or advance between the Company and one of its Subsidiaries or between its Subsidiaries; provided, however, that (x) no payments of principal on such loan or advance shall be required, whether or not upon the happening of any event, on or prior to the final maturity date of the Notes, (y) upon a bankruptcy, insolvency, liquidation, dissolution or other similar proceeding all amounts due in respect of the Notes and the Indenture (including any interest accruing subsequent to an event of bankruptcy or insolvency, whether or not allowed or allowable thereunder) shall first be paid in full before any payment in respect of any Permitted Intercompany Loan shall be made and (z) upon a Default, no payments in respect of any Permitted Intercompany Loan may be made until such Default has been waived or cured or the Notes has been discharged in full.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary, (ii) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed (x) prior to the DI Deutschland Revocation, $500,000 in the aggregate at any one time outstanding and (y) after the DI Deutschland Revocation, $1.0 million at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or any Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; (vi) Investments in Unrestricted Subsidiaries not to exceed
(x) prior to the DI Deutschland Revocation, $500,000 at any one time outstanding and (y) after the DI Deutschland Revocation, $1.0 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (ix) any Investment to the extent that the consideration therefor (i) consists solely of Qualified Equity Interests or
(II) is paid solely with the proceeds of a substantially concurrent issuance and sale of Qualified Equity Interests (provided that any such proceeds used for this purpose shall not increase the Basket); (x)


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
Investments in Hornschuch made with the proceeds of the offering of the Old Notes to the extent used to purchase Equity Interests of Hornschuch; and (xi) additional Investments in an aggregate amount not to exceed (x) prior to the DI Deutschland Revocation, $500,000 at any one time outstanding and (y) after the DI Deutschland Revocation, $1.0 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

     (i) Liens for taxes, assessments or governmental charges or claims either
(a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

     (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

     (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

     (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

     (viii)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and set-off;



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
     (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

     (xii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (xiii) of the definition of "Permitted Indebtedness";

     (xiii) Liens securing Indebtedness under Currency Agreements; and

     (xiv) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that
(A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

     "Permitted Refinancing" means, with respect to any Indebtedness of any Person, any Refinancing of such Indebtedness; provided, however, that (i) such Indebtedness shall not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing), (ii) such Indebtedness shall not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced, (iii) if the Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (iv) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Person" means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "principal" of any Note means principal of and premium, if any, on such Note.

     "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; provided, however, (A) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing.

     "Qualified Equity Interests" means any Equity Interests that are not Disqualified Equity Interests.

     "redeem" means redeem, repurchase, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings.


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
     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Replacement Assets" means, with respect to any Asset Sale, properties and assets that replace the properties and assets that were the subject of such Asset Sale or properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto.

     "Restricted Subsidiary" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Security Documents" means (i) the Pledge Agreements and (ii) any other pledge or security agreements and Mortgages that may be delivered from time to time pursuant to the provisions of the Indenture which agreements and Mortgages shall be in form and substance satisfactory to the Trustee.

     "Significant Subsidiary," means, at any date of determination, (a) any Restricted Subsidiary that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (vi) of "-- Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning given to such term in the "Merger, Consolidation and Sale of Assets" covenant.

     "U.S. Credit Facility" means one or more senior credit facilities providing for term loans, revolving credit loans and/or letters of credit between the Company and/or one or more Restricted Subsidiaries (other than any Foreign Subsidiary), on the one hand, and one or more lenders, on the other hand, together with related documents (including promissory notes, security agreements and guarantees), as the same may be amended or Refinanced from time to time.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "-- Certain Covenants -- Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.



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     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted
Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                        DESCRIPTION OF OTHER INDEBTEDNESS

     The following is a summary of certain indebtedness of the Company which was outstanding as of June 30, 1998. To the extent such summary contains descriptions of the Decora Credit Facility, the Intercompany Note, the DI Deutschland Credit Facility, the Hornschuch Credit Facilities, the HUD Credit Facility, the IRB Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents.

DECORA CREDIT FACILITY

     On April 29, 1998, Decora entered into a revolving credit facility (the "Decora Credit Facility") with Fleet National Bank ("Fleet Bank").

     General. The Decora Credit Facility provides for revolving loans to Decora in an aggregate amount up to the lesser of (x) $15.0 million and (y) the sum of 85% of eligible accounts receivable of Decora and 60% of eligible inventory of Decora (subject to a cap on borrowings based on inventory initially equal to $6.0 million which decreases to $4.0 million during the term of the Decora Credit Facility). Subject to satisfaction of customary borrowing conditions, Decora may use the proceeds of loans under the Decora Credit Facility to finance Decora's working capital requirements and capital expenditures. As of July 2, 1998, there were no outstanding borrowings under the Decora Credit Facility. Fleet Bank also provides Decora with a $2.5 million declining balance direct pay letter of credit which supports the IRB Credit Facility (the "Letter of Credit").

     Interest Rate; Fees. Interest is computed on the outstanding daily balance of the Decora Credit Facility, at the option of Decora, at Fleet Bank's prime rate or a floating rate per annum equal to 2.25% in excess of LIBOR, and is payable monthly in arrears. Decora is charged a fee of 0.25% per annum on the average daily balance of the unused portion of the $15.0 million maximum amount of the Decora Credit Facility, payable quarterly in arrears. Decora was charged an underwriting fee of $45,000 and collateral substitution fees aggregating $70,000. Decora pays a fee of 1.5% per annum of the face amount of the Letter of Credit.

     Repayment. The Decora Credit Facility may be borrowed, repaid and reborrowed from time to time until three years after the closing of the Decora Credit Facility. Prepayment of revolving loans bearing interest at the LIBOR based rate is subject to certain conditions, which include the consent of Fleet Bank and, if applicable, payment of certain yield maintenance fees. All amounts outstanding under the Decora Credit Facility are due and payable upon the maturity date. At the end of each of the first and second years, Fleet Bank will consider extending the term of the Decora Credit Facility for an additional year, with a maximum term of five years.

     Security. The Decora Credit Facility and the Letter of Credit are secured by a first priority lien in Decora's accounts receivable, inventory and certain intangibles and by a first mortgage on Decora's Fort Edward, New York facility.

     Certain Covenants. The Decora Credit Facility requires Decora to maintain compliance with a minimum fixed charge coverage ratio of 1.1 to 1.0. Such ratio is calculated as the quotient of (x) the sum of (i) EBITDA, (ii) non-cash restructuring expenses, (iii) cash from intercompany loans divided by (y) the sum of (i) interest expenses, (ii) current maturities of long-term debt for the prior four quarters, (iii) cash taxes, (iv) tangible and intangible capital expenditures (net of financed capital expenditures), (iv) dividends and distributions and (v) repayment of intercompany loans or advances.


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
     Conditions to Drawdown. Conditions to each drawdown under the Decora Credit Facility include absence of a material deterioration to the financial condition of Decora and absence of a default. Each drawdown is subject to the commercially reasonable discretion of Fleet Bank exercised in good faith.

     Events of Default. The Decora Credit Facility includes events of default that are typical for these types of credit facilities, including, without limitation, a change of control of Decora (defined as the failure of Nathan Hevrony and/or Timothy Burditt to be substantially involved in the management and operations of Decora); failure of any representation or warranty to be true; events of default under other indebtedness of Decora or DII (including the Notes); judgments in excess of $50,000; and certain bankruptcy and ERISA events. The occurrence of any of such events of default could result in acceleration of Decora's obligations under the Decora Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to Holders of the Notes.

INTERCOMPANY NOTE

     In connection with the Rubbermaid Acquisition, Hornschuch borrowed an additional DM18.0 million (which at the March 31, 1998 exchange rate would have been approximately $9.7 million) from certain of Hornschuch's existing lenders under the Hornschuch Credit Facilities. Such DM18.0 million was loaned to Decora and evidenced by an intercompany note (the "Intercompany Note").

     Section 71a of the German Stock Corporations Act prohibits the grant of loans by a stock corporation "for the purpose" of acquiring stock in that corporation. There is no case law on the permissibility of loans that indirectly facilitate such acquisitions of stock. The Intercompany Note was expressly made for the sole purpose of financing the Rubbermaid Acquisition. Even if the indirect economic effects of the Intercompany Note include an increase in DII's liquidity and thus indirectly facilitate the Hornschuch Minority Tender Offer, the Company believes, based on advice of its German counsel, that the Intercompany Note should not be covered by the statutory prohibition. However, such belief may be challenged and, if the challenge prevailed, the Intercompany Note would be invalidated and required to be immediately repaid.

     Interest Rate. The interest rate on the Intercompany Note accrues and is paid by Decora at an effective rate of 0.50% above the applicable interest rate paid by Hornschuch to Hornschuch's lenders under the Hornschuch Credit Facilities.
All interest will be paid on maturity.

     Repayment. The Intercompany Note matures in three years. Partial or total prepayments may be made at any time without penalties.

     Security. The Intercompany Note is secured by a first priority lien upon all of the machinery, equipment and fixtures of Decora.

     Governing Law. The Intercompany Note is governed by German law.

DI DEUTSCHLAND CREDIT FACILITY

     On September 29, 1997, DI Deutschland entered into a loan agreement with Dresdner Bank for approximately DM37.3 million to provide a portion of the financing for the Hornschuch Acquisition (the "DI Deutschland Credit Facility").

     Interest Rates; Fees. Interest is computed on the balance of a floating rate per annum equal to 2.50% in excess of the 3- or 6-month DM-LIBOR Rate (as chosen by Dresdner Bank). DI Deutschland is charged a fee of 0.50% per annum on the average daily balance of the unused portion of the DI Deutschland Credit Facility, payable monthly in arrears. DI Deutschland was also charged a one-time front-end fee of 2.0% of the total loan amount, payable on the first day of the draw down under the DI Deutschland Credit Facility.


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
     Repayment. The DI Deutschland Credit Facility is to be repaid in semi-annual installments of approximately DM3.0 million beginning March 30, 1999. The final installment is due and payable on September 30, 2004.

     Security. The DI Deutschland Credit Facility is secured by a pledge of all of the capital stock of Hornschuch owned by DI Deutschland.

     Guarantees. The obligations of DI Deutschland under the DI Deutschland Credit Facility are guaranteed by DII up to DM5.0 million plus accrued interest, commissions, expenses and all costs. In addition, DII has undertaken to pay DI Deutschland's interest obligation until March 30, 1999, which as of March 31, 1998 totals approximately DM2.5 million, by means of providing DI Deutschland with subordinated shareholder loans.

     Prepayments. DI Deutschland is required to use 100% of its "excess cash flow" (i.e., dividends received from Hornschuch plus any tax credits in excess of taxes, management fees, interest and repaid principal under the DI Deutschland Credit Facility plus cash and positive balances on bank accounts) to pay the principal. At its option, DI Deutschland may also make voluntary prepayments of DM500,000 or a multiple thereof under the DI Deutschland Credit Facility without penalty.

     Conditions and Covenants. DI Deutschland is subject to certain financial and negative covenants, including without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets, (iii) the incurrence of capitalized and operating lease obligations, (iv) advances, dividends and stock repurchases and redemptions. There are also covenants regarding financial reporting, maintenance of insurance and interest rate protection. In addition, the DI Deutschland Credit Facility requires DI Deutschland to maintain compliance with certain specified financial ratios.

     Events of Default. The DI Deutschland Credit Facility also includes events of default including, without limitation, the failure of DI Deutschland to complete the Hornschuch Minority Tender Offer by March 1999 (at which time the ratio of debt to equity of DI Deutschland is required to be 53% to 47%) and a change of control of DI Deutschland. The occurrence of any of such events of default could result in acceleration of DI Deutschland's obligations under the DI Deutschland Credit Facility and foreclosure on the collateral securing such obligations.

HORNSCHUCH CREDIT FACILITIES

     Hornschuch currently has separate credit lines with Deutsche Bank and certain other financial institutions for short-term and long-term financing in an aggregate amount of DM51.8 million which Hornschuch can draw upon only for purposes of financing Hornschuch's own operating business (the "Hornschuch Credit Facilities"). At March 31, 1998, on an adjusted pro forma basis (which includes DM18.0 million loaned to Decora pursuant to the Intercompany Note), Hornschuch would have had approximately DM34.1 million of borrowings under the Hornschuch Credit Facilities, of which DM29.1 million consists of long-term loans and revolving lines of credit (of which DM6.0 million is due August 1998, but which Hornschuch management anticipates will be renewed) and another DM5.0 million is short term. Of the approximately DM17.7 million of credit which is currently available under the Hornschuch Credit Facilities, approximately DM12.7 million is available for short-term loans and DM5.0 million is available for longer-term loans (including revolving lines of credit). However, most of the short-term credit has been extended subject to the banks' right to revoke at any time and the long term credit lines have been granted subject to future agreement of Hornschuch and the banks, on specific terms and conditions of new loan agreements. Availability under the Hornschuch Credit Facilities will be reduced by mandatory prepayments made by Hornschuch on loans from Deutsche Bank which are secured by certain real estate of Hornschuch's unconsolidated subsidiaries. See "Risk Factors -- Hornschuch Unconsolidated Real Estate." Interest rates under the Hornschuch Credit Facilities range from 4.8% to 7.5% per annum. Long-term loans under the Hornschuch Credit Facilities are secured by a mortgage on Hornschuch's Weissbach manufacturing facility.

HUD CREDIT FACILITY

     On September 20, 1995, Decora borrowed $375,000 from the Washington County Local Development Corporation for working capital and training costs for the operation of Decora's business at its principal place of business in Fort Edward, New York (the "HUD Credit Facility"). The five-year note bears interest at 5.0% and is payable in monthly installments ending September 1, 2000. The loan is secured by a second priority lien on certain of Decora's property and equipment and a guarantee of DII. The HUD Credit Facility includes certain events of default, including, without limitation, a default by Decora of its obligations to any other lender (including any issuer of a letter of credit in connection with the IRB Credit Facility). The occurrence of any such events of default could result in acceleration of Decora's obligations under the HUD Credit Facility and foreclosure on the collateral securing such obligations. As of March 31, 1998, the outstanding balance of the HUD Credit Facility was approximately $198,000.

IRB CREDIT FACILITY

     On November 13, 1996, Decora borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora, Incorporated Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency (the "IRB Credit Facility"). These bonds mature on November 1, 2004, and require sinking fund payments by Decora of $20,833 per month beginning November 1997. The bonds bear interest at a floating rate which is adjusted weekly based on the remarketing agent's ability to re-market the bonds at par. At the option of Decora, the bonds are convertible to a fixed interest rate (to be determined by the remarketing agent) on a conversion date to be specified by Decora. The bonds are subject to mandatory tender on the conversion date. Prior to the conversion date, bondholders will have the right to have their bonds purchased on demand at 100% of the principal amount thereof plus accrued interest upon proper delivery of notice prior to the purchase date. The bonds are subject to optional and mandatory redemption and are subject to standard remedies upon the occurrence of an event of default, including acceleration. As of March 31, 1998, the interest rate on the bonds was 3.65%. The bonds are credit enhanced through the Letter of Credit issued by Fleet Bank.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal ("federal") income tax consequences of the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer, as well as of the purchase, ownership and disposition of the Notes generally. This discussion is a summary for general information only and does not consider all aspects of federal income taxation that may be relevant to the exchange by a Holder of Old Notes for Exchange Notes pursuant to the Exchange Offer or the purchase, ownership and disposition of the Notes by a Holder, in light of such Holder's personal circumstances. The discussion also does not address the federal income tax consequences of ownership of Notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt investors, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies or other financial institutions, persons that hold the Notes as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial Holders that purchased the Old Notes at the "issue price." For this purpose, the "issue price" of an Old Note is the first price at which a substantial part of the Old Notes were sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. For purposes of this section, "Certain U.S. Federal Income Tax Consequences," "Holder" means an owner of Notes.

     This discussion is based upon the Code, existing and proposed regulations thereunder ("Treasury Regulations"), and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES OR THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

EXCHANGE OFFER; TENDERING HOLDERS

     The exchange of Notes for Exchange Notes pursuant to the Exchange Offer should not result in any federal income tax consequences to Holders who tender their Old Notes for Exchange Notes in the Exchange Offer .

OTHER U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is limited to the federal income tax consequences relevant to a Holder that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein,
(iii) an estate the income of which is subject to federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain federal income tax consequences relevant to a Holder other than a U.S. Holder are discussed separately below.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

     The stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received, depending upon such U.S. Holder's method of accounting for federal income tax purposes. The Notes will be issued with original issue discount ("OID") for federal income tax purposes. All U.S. Holders will be required to include OID in income as it accrues, regardless of such Holder's regular method of accounting for federal income tax purposes. OID generally will be treated as interest income to the U.S. Holder and will accrue on a yield-to-maturity basis over the life of the Note, as discussed below.

     The amount of OID with respect to a Note will be an amount equal to the excess of the stated redemption price at maturity of such Note over the issue price of such Note. The stated redemption price at maturity of each Note will include all cash payments required to be made under the Note through maturity, other than payments of "qualified stated interest." Stated interest on the Note will qualify as qualified stated interest. Accordingly, the amount of OID with respect to a Note will be equal to the excess of the Note's principal amount over its issue price.

     The amount of OID accruing to a Holder with respect to any Note will be the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year (or portion thereof) on which such Holder owns such Note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual day period for a Note may be of any length and may vary in length over the term of a Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a Note will be equal to the following amount: (i) the "adjusted issue price" of such Note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such Note (taking into account the length of the accrual period). The adjusted issue price of a Note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus

(iii) any payments made on the Note during the preceding accrual period and on the first day of such subsequent accrual period, other than payments of stated interest on a Note.

     Under these rules, a Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of a Note is the discount rate that, when used in computing the present value of all payments to be made on a Note, produces an amount equal to the issue price of the Note.

     In the event of a Change of Control, the Holders of Notes will have the right to require the Company to purchase their Notes. The Treasury Regulations provide that the right of Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

     The Company may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes any time prior to the maturity date. Under the Treasury Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company believes, and intends to take the position, that it will not be treated as having exercised an option to redeem under these rules.

     In certain cases, in the event the Company does not comply with certain covenants set forth in the Registration Rights Agreement, the Company will be obligated to pay specified Liquidated Damages to the Holders of the Old Notes. The Company believes the contingency that the Company will pay such additional amounts is "remote and incidental" within the meaning of the applicable Treasury Regulations. On that basis, the Company believes such additional amounts, if any, will be taxable to U.S. Holders as ordinary income at the time such amounts accrue or are received in accordance with each such Holder's method of accounting for federal income tax purposes.

TAX BASIS

     A U.S. Holder's adjusted tax basis in a Note at a given date generally will be equal to the purchase price paid by such U.S. Holder for such Note, increased by the amount of OID previously included in income with respect to the Notes and decreased by all prior payments received on the Notes, other than payments of stated interest.

SALE OR REDEMPTION OF NOTES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for federal income tax purposes ("Taxable Disposition"). In such event, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any other property received upon the Taxable Disposition (other than in respect of accrued and unpaid stated interest thereon) and (ii) the U.S. Holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid stated interest). Such gain or loss generally will be capital gain or loss, and in the case of non-corporate U.S. Holders, capital gain from the sale or exchange of a Note and will be taxed at different rates depending upon whether the holding period of such Note is more than one year but not more than eighteen months, or more than 18 months. U.S. Holders are advised to consult their tax advisors regarding the treatment of amounts attributable to interest that is accrued but unpaid at the date of a Taxable Disposition of the Notes. The deductibility of capital losses is subject to certain limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments (including OID) and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such Holder is not subject to backup withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Internal Revenue Service (the "Service"). Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     The Company will report to the U.S. Holders of Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a Holder of a Note that is not a U.S. Holder, as defined above (a "Non-U.S. Holder").

     For purposes of withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest (including
OID) from the Notes, as well as gain on the sale, exchange (including the exchange of Notes for Exchange Notes pursuant to the Exchange Offer) or other disposition of Notes, will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or, (ii) in the case of a Non U.S. Holder that is a resident of a nation with which the United States has entered into an income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Stated Interest and Original Issue Discount

     Generally, any interest (including OID) paid to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to federal income tax if the interest qualifies as "portfolio interest." Interest on the Notes will generally qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" without the meaning of the Code, and (ii) the beneficial owner (a) under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (b) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments of interest (including OID) to a Non-U.S. Holder that neither qualify for the portfolio interest exception nor are U.S. trade or business income will be subject to federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the "branch profits tax" (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a rate of 30%. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under final Treasury Regulations that will be effective for payments after December 31, 1999 (the "Final Regulations"), the Forms 1001 and 4224 may be replaced by Form W-8. Also, under the Final Regulations, a Non-U.S. Holder who is claiming the benefit of a treaty in certain circumstances may be required to obtain a federal TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the Final Regulations for payments through qualified intermediaries. Prospective purchasers are urged to consult their tax advisors regarding the Final Regulations.

Sale, Exchange or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (including the exchange of Notes for Exchange Notes pursuant to the Exchange Offer), redemption or other disposition of a Note generally will not be subject to federal income tax, provided that (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who holds the Note as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and who meets certain other requirements; and
(iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of federal tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

Federal Estate Tax

     Notes held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to the federal estate tax, provided that
(i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Notes was not U.S. trade or business income.

Backup Withholding and Information Reporting

     The Company must report annually to the Service and to each Non-U.S. Holder any interest (including OID) that is subject to withholding, exempt from federal withholding tax pursuant to a tax treaty, or exempt from federal income tax under the portfolio interest exception. Copies of such information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder, if the Holder certifies, under penalties of perjury, as to its non-U.S. status or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Notes to or through the U.S. office of any U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the owner certifies, under penalties of perjury, as to its Non-U.S. Holder status or otherwise establishes an exemption (provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied). The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person").

     In the case of the payment of proceeds from the disposition of the Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder's federal income tax liability, provided that the requisite procedures are followed.

     The Final Regulations make modifications to the information reporting and backup withholding rules described above. Prospective purchasers are urged to consult their tax advisor regarding the Final Regulations.

     THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER OR OF PURCHASING, HOLDING OR DISPOSING OF NOTES OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. DII has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of the first anniversary of the consummation of the Exchange Offer and the date on which the Initial Purchaser and all broker-dealers electing to exchange Old Notes previously acquired by such broker-dealers for their own account have sold all Exchange Notes held by them. In addition, until _________, 1998, all dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

     DII will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to he Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     After the Exchange Date, DII will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. DII has agreed to pay all expenses incident to the Exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. DII has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Miller & Holguin, Los Angeles, California. Miller & Holguin and/or its principals are the beneficial owners of 162,571 shares of DII common stock and of options to purchase 90,000 shares of DII common stock.

                                     EXPERTS

     The consolidated financial statements of DII as of March 31, 1998 and March 31, 1997 and for each of the years in the three year period ended March 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Decora as of March 31, 1998 and March 31, 1997 and for each of the years in the three year period ended March 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Hornschuch as of December 31, 1996 and December 31, 1995 and for each of the years in the three year period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Dr. Ebner, Dr. Stolz und Partner GmbH, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                             INDEX OF DEFINED TERMS

     Set forth below are certain defined terms used throughout the Prospectus. Reference is made to the Prospectus for a full disclosure of all such terms. See also "Description of Exchange Notes - Certain Definitions" on page 68 of the Prospectus for certain defined terms and the full disclosure of such terms used in the Indenture.


DEFINED TERM                           SECTION WHERE DEFINED                                PAGE
------------                           ---------------------                                ----
Acquisition Incentive Bonus            "Management -- Employment Agreements"                  44

Affiliate Transaction                  "Description of Exchange Notes -- Certain Covenants    57
                                       -- Limitation on Transactions with Affiliates"

Basket                                 "Description of Exchange Notes -- Certain Covenants    53
                                       -- Limitation on Restricted Payments"

Book-entry transfer facility           "The Exchange Offer -- Tender Procedure"               19

Cautionary Statements                  "Disclosure Regarding Forward-Looking Statements"      iv

Certificated Securities                "Description of Exchange Notes -- Book Entry           65
                                       Delivery and Forms"

Change of Control Offer                "Description of Exchange Notes -- Change of Control"   52

Change of Control Payment Date         "Description of Exchange Notes -- Change of Control"   52

Code                                   "Certain U.S. Federal Income Tax Consequences"         83

Collateral                             Prospectus cover page                                   i

Collateral Account                     "Description of Exchange Notes -- Security and         50
                                       Ranking of Notes"

Commission                             "Available Information"                               iii

Company                                "Prospectus Summary -- The Company"                     1

Covenant Defeasance                    "Description of Exchange Notes -- Legal Defeasance     62
                                       and Covenant Defeasance"

Decora                                 Prospectus cover page                                   i

Decora Credit Facility                 "Description of Other Indebtedness -- Decora Credit    80
                                       Facility"

Decorative Coverings Group             "The Prospectus Summary -- The Company"                 1

Designation                            "Description of Exchange Notes -- Certain Covenants    58
                                       -- Designation of Unrestricted Subsidiaries"

Designation Amount                     "Description of Exchange Notes -- Certain Covenants    58
                                       -- Designation of Unrestricted Subsidiaries"

Depositary                             "Description of Exchange Notes -- Selection and        49
                                       Notice of Redemption"

Depositary's Indirect Participants     "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"

Depositary's Participants              "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"


DEFINED TERM                           SECTION WHERE DEFINED                                PAGE
------------                           ---------------------                                ----

DI Deutschland                         Prospectus cover page                                   i

DI Deutschland Credit Facility         "Description of the Indebtedness -- DI Deutschland     81
                                       Credit Facility"

DI Deutschland Revocation              "Description of Exchange Notes -- Certain Covenants    58
                                       -- Designation of Unrestricted Subsidiaries"

DII                                    Prospectus cover page                                   i

D-I-Y                                  "Business -- Products and Markets -- Hornschuch"       36

DM                                     "Presentation of Financial Information"                iv

Dollars                                "Presentation of Financial Information"                iv

ELA                                    "Risk Factors -- Environmental Matters"                15

Euro                                   "Risk Factors -- Risk of Foreign Exchange Rate         17
                                       Fluctuation; Introduction of the Euro Currency"

Eligible Institution                   "The Exchange Offer -- Tender Procedure"               19

Exchange Act                           "Available Information"                               iii

Exchange Agent                         "The Exchange Offer -- Expiration Date; Extension;     19
                                       Termination; Amendments"

Exchange Date                          Prospectus cover page                                   i

Exchange Notes                         Prospectus cover page                                   i

Exchange Offer                         Prospectus cover page                                   i

Exchange Offer Registration Statement  "Description of Exchange Notes -- Registration Rights  66
                                       Liquidated Damages"

Expiration Date                        "The Exchange Offer -- Expiration Date; Extension;     19
                                       Termination; Amendments"

Federal                                "Certain U.S. Federal Income Tax Consequences"         83

Final Regulations                      "Certain U.S. Federal Income Tax Consequences --       86
                                       Non-U.S. Holders -- Stated Interest and Original Issue
                                       Discount"

Fleet Bank                             "Description of Other Indebtedness -- Decora Credit    80
                                       Facility"

German Collateral                      Prospectus cover page                                   i

Global Note                            "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"

Global Note Holder                     "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"

Guarantee(s)                           Prospectus cover page                                   i

Guarantor Collateral                   Prospectus cover page                                   i

Guarantors                             Prospectus cover page                                   i

Hornschuch                             "Prospectus Summary -- The Company"                     i



DEFINED TERM                           SECTION WHERE DEFINED                                PAGE
------------                           ---------------------                                ----
Hornschuch Acquisition                 "Prospectus Summary -- The Company"                     1

Hornschuch Credit Facilities           "Description of Other Indebtedness -- Hornschuch       82
                                       Credit Facilities"

Hornschuch Minority Tender Offer       "Prospectus Summary -- The Company"                     1

HUD Credit facility                    "Description of Other Indebtedness -- HUD Credit       83
                                       Facility"

Indenture                              "Prospectus Summary -- The Exchange Offer -- Effect     3
                                       on Holders of Notes"

Indirect Participants                  "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"

Initial Purchaser                      "Prospectus Summary -- The Exchange Offer"              2

Intercompany Note                      "Description of Other Indebtedness -- Intercompany     81
                                       Note"

IRB Credit Facility                    "Description of Other Indebtedness -- IRB Credit       83
                                       Facility"

Johnson Note                           "Security Ownership of Certain Beneficial Owners and   46
                                       Management"

Legal Defeasance                       "Description of Exchange Notes -- Legal Defeasance     62
                                       and Covenant Defeasance"

Letter of Credit                       "Description of Other Indebtedness -- Decora Credit    80
                                       Facility"

Liquidated Damages                     "Description of Exchange Notes -- Registration Rights  66
                                       Liquidated Damages"

Management Board                       "Risk Factors -- Holding Company Structure;             9
                                       Limitation on Access to Cash Flow of Subsidiaries;
                                       Structural Subordination"

Net Proceeds                           "Description of Exchange Notes -- Certain Covenants    55
                                       -- Limitation on Asset Sales"

Net Proceeds Offer Amount              "Description of Exchange Notes -- Certain Covenants    55
                                       -- Limitation on Asset Sales"

Net Proceeds Offer Payment Date        "Description of Exchange Notes -- Certain Covenants    55
                                       -- Limitation on Asset Sales"

Net Proceeds Offer Trigger Date        "Description of Exchange Notes -- Certain Covenants    55
                                       -- Limitation on Asset Sales"

Non-U.S. Holder                        "Certain U.S. Federal Income Tax Consequences--        86
                                       Non-U.S. Holders"

Noon Buying Rate                       Prospectus cover page                                   i

Notes                                  Prospectus cover page                                   i

OEM's                                  "Prospectus Summary -- The Company"                     i

DEFINED TERM                           SECTION WHERE DEFINED                                PAGE
------------                           ---------------------                                ----
OID                                    "Certain U.S. Federal Income Tax Consequences --       84
                                       Stated Interest and Original Issue Discount"

Old Notes                              Prospectus cover page                                   i

Participants                           "Description of Exchange Notes -- Book Entry,          65
                                       Delivery and Forms"

Participating Broker-Dealers           "Description of Exchange Notes -- Registration Rights  66
                                       Liquidated Damages"

Pledge Agreements                      "Description of Exchange Notes -- Security and         50
                                       Ranking of Notes"

Public Equity Offerings                "Description of Exchange Notes -- Redemption"          52

PVC                                    "Risk Factors -- Dependence on Suppliers"              13

QIB's                                  "Risk Factors -- Lack of Public Market for the          8
                                       Exchange Notes"

Reference Date                         "Description of Exchange Notes -- Certain Covenants    53
                                       -- Limitation on Restricted Payments"

Registrar                              "The Exchange Offer -- Exchange Agent"                 23

Registration Default                   "Description of Exchange Notes -- Registration Rights  66
                                       Liquidated Damages"

Registration Default Period            "Description of Exchange Notes -- Registration Rights  66
                                       Liquidated Damages"

Registration Rights Agreement          "Prospectus Summary -- The Company"                     1

Registration Statement                 "Available Information"                               iii

Restricted Payment                     "Description of Exchange Notes -- Certain Covenants"   53

Revocation                             "Description of Exchange Notes -- Certain Covenants    58
                                       -- Designation of Unrestricted Subsidiaries"

Rubbermaid                             "Trademarks"                                           iv

Rubbermaid Acquisition                 "Prospectus Summary -- The Company"                     1

Securities Act                         Prospectus cover page                                   i

Shelf Registration Statement           "The Exchange Offer -- Purpose of the Exchange         17
                                       Offer"

SPA                                    "Risk Factors -- Environmental Matters"                15

Stage III                              "Risk Factors -- Risk of Foreign Exchange Rate         17
                                       Fluctuations; Introduction of the Euro Currency"

Stockholders Meeting                   "Risk Factors -- Relationship with the Hornschuch      14
                                       Board"

Subsidiary Guarantors                  Prospectus cover page                                   i

Supervisory Board                      "Risk Factors -- Holding Company Structure;             9
                                       Limitation on Access to Cash Flow of Subsidiaries;
                                       Structural Subordination"

DEFINED TERM                           SECTION WHERE DEFINED                                PAGE
------------                           ---------------------                                ----
Surviving Entity                       "Description of Exchange Notes -- Certain Covenants    60
                                       -- Merger, Consolidation and Sale of Assets"

Taxable Disposition                    "Certain U.S. Federal Income Tax Consequences --       85
                                       Sale or Redemption of Notes"

Textron                                "Certain Relationships and Related Transactions"       48

Textron Loan                           "Certain Relationships and Related Transactions"       48

Textron Warrants                       "Certain Relationships and Related Transactions"       48

TIA                                    "Description of Exchange Notes"                        49

TIN                                    "Certain U.S. Federal Income Tax Consequences --       86
                                       Backup Withholding and Information Reporting"

Transferor                             "The Exchange Offer-- Terms and Conditions of the      21
                                       Letter of Transmittal"

Treasury Regulations                   "Certain U.S. Federal Income Tax Consequences"         83

Trustee                                "Available Information"                               iii

UM&M                                   "Business -- Development of Business"                  33

Unrestricted Subsidiaries              "Description of Exchange Notes -- Certain Covenants    58
                                       -- Designation of Unrestricted Subsidiaries"

U.S. Related Person                    "Certain U.S. Federal Income Tax Consequences --       87
                                       Non-U.S. Holders-- Backup Withholding and
                                       Information Reporting"


                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page
                                                                                                              ----
Index to Audited Consolidated Financial Statements of Decora Industries, Inc. included in this Prospectus:
         Report of Independent Accountants                                                                     F-2
         Consolidated Balance Sheets as of March 31, 1998 and 1997                                             F-3
         Consolidated Statements of Income for the Years Ended March 31, 1998, 1997 and 1996                   F-5
         Consolidated Statements of Cash Flows for the Years Ended March 31, 1998, 1997 and 1996               F-6
         Consolidated Statements of Changes in Shareholders'
              Equity for the Years Ended  March 31, 1998, 1997 and 1996                                        F-7
         Notes to Consolidated Financial Statements                                                            F-8

Index to Audited Financial Statements of Decora, Incorporated included in this Prospectus:

         Report of Independent Accountants                                                                     F-36
         Balance Sheets as of March 31, 1998 and 1997                                                          F-37
         Statements of Income for the Years Ended March 31, 1998, 1997 and 1996                                F-39
         Statements of Cash Flows for the Years Ended March 31, 1998, 1997 and 1996                            F-40
         Statements of Changes in Shareholder's Equity
              for the Years Ended March 31, 1998, 1997 and 1996                                                F-41
         Notes to Financial Statements                                                                         F-42

Index to Unaudited Consolidated Financial Statements of Konrad Hornschuch, AG included in this Prospectus:

         Consolidated Balance Sheet as of September 30, 1997                                                   F-51
         Consolidated Profit and Loss Account for the Nine Months Ended September 30, 1997 and 1996            F-53
         Measurement of Material Variations in Accounting Methods Used Under German
              GAAP Versus U.S. GAAP on Balance Sheet Accounts at September 30, 1997                            F-54
         Measurement of Material Variations in Accounting Methods Used
              In Computing Net Income Under German GAAP Versus U.S.
              GAAP for the Nine Months Ended September 30, 1997 and 1996                                       F-55
         Quantitative Reconciliation of Financial Statements
              Prepared on a Comprehensive Basis Other Than U.S. GAAP                                           F-56

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended March 31, 1998           F-57

Index to Audited Consolidated Financial Statements of Konrad Hornschuch, AG included in this Prospectus:

         Report of Independent Accountants for December 31, 1996                                               F-59
         Consolidated Balance Sheets as of December 31, 1996 and 1995                                          F-60
         Consolidated Profit and Loss Account for the Years Ended December 31, 1996 and 1995                   F-62
         Development Consolidated Fixed Assets for the Years Ended December 31, 1996 and 1995                  F-63
         Schedule of Investments as of December 31, 1996                                                       F-65
         Appendix of the Public Company and the Group for the Year Ended December 31, 1996                     F-66
         Report of Independent Accountants for December 31, 1995                                               F-78
         Consolidated Balance Sheets as of December 31, 1995 and 1994                                          F-79
         Consolidated Profit and Loss Account for the Years Ended December 31, 1995 and 1994                   F-81
         Development Consolidated Fixed Assets for the Years Ended December 31, 1995 and 1994                  F-82
         Schedule of Investments as of December 31, 1995                                                       F-83
         Appendix of the Public Company and the Group for the Year Ended December 31, 1995                     F-84
         Measurement of Material Variations in Accounting Methods Used Under German GAAP
             Versus U.S. GAAP on Balance Sheet Accounts at December 31, 1996 and 1995                          F-97
         Measurment of Material Variations in Accounting Methods Used In Computing Net Income
             Under German GAAP Versus U.S. GAAP for the Years Ended December 31, 1996 and 1995                 F-98
         Quantitative Reconciliation of Financial Statements Prepared on a Comprehensive
             Basis Other Than U.S. GAAP                                                                        F-99


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of
Decora Industries, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Decora Industries, Inc. and its subsidiaries at March 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

New York, New York
June 5, 1998

Decora Industries, Inc.

Consolidated Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's  (except per share data)

                           CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,
                                                             1998         1997
ASSETS

Current assets:
   Cash and cash equivalents                              $  1,682      $    243
   Restricted cash                                             125            --
   Accounts receivable, less allowance for
    doubtful accounts of $2,148 and $499 at
    March 31, 1998 and 1997, respectively                   26,049         6,168
   Inventories                                              26,964         5,439
   Deferred income taxes                                     1,913           378
   Prepaid expenses and other current assets                 1,481           582
                                                          --------      --------

       Total current assets                                 58,214        12,810

Property and equipment, net                                 44,152         7,781

Notes receivable                                               626         1,468

Goodwill and other intangibles, net                         22,478        10,924

Deferred income taxes                                        3,787         3,849

Other assets                                                 1,959           357
                                                          --------      --------

       Total assets                                       $131,216      $ 37,189
                                                          ========      ========



                                   (continued)



          See accompanying notes to consolidated financial statements.

Decora Industries, Inc.

Consolidated Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's  (except per share data)

                           CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31,
                                                             1998         1997

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                       $  9,577      $  2,002
   Accrued liabilities                                      17,104         1,867
   Current portion of long-term debt                        10,472         2,310
   Other current liabilities                                 4,928            --
                                                          --------      --------
       Total current liabilities                            42,081         6,179

Long-term debt                                              50,644        16,507

Pension obligation                                          13,424            --
                                                          --------      --------
       Total liabilities                                   106,149        22,686
                                                          --------      --------
Minority interest in subsidiary                              6,978            --
                                                          --------      --------




Shareholders' equity:
   Preferred stock, $.01 par value; 5,000 shares
      authorized                                                --            --
   Common stock, $.01 par value; 20,000 shares
      authorized; 7,331 and 7,094 shares issued and
      outstanding at March 31, 1998 and 1997,
      respectively                                              73            71
   Additional paid-in capital                               33,775        32,146
   Accumulated deficit                                     (14,984)      (17,714)
   Cumulative translation adjustment                          (775)           --
                                                          --------      --------
       Total shareholders' equity                           18,089        14,503
                                                          --------      --------

Commitments and contingencies                                   --            --
                                                          --------      --------
       Total liabilities and shareholders' equity         $131,216      $ 37,189
                                                          ========      ========




          See accompanying notes to consolidated financial statements.

Decora Industries, Inc.

Consolidated Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's  (except per share data)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         YEAR ENDED MARCH 31,
                                                   1998          1997           1996
Net sales                                        $98,407       $41,082        $38,828

Cost of goods sold                                68,220        30,503         28,244
                                                 -------       -------        -------
Gross profit                                      30,187        10,579         10,584

Selling, general and administrative
 expenses                                         17,677         5,853          6,476

Non-recurring charges                              1,461            --             --
                                                 -------       -------        -------

Operating income                                  11,049         4,726          4,108

Interest expense                                   3,829         2,319          2,675
                                                 -------       -------        -------

Income before income taxes and
 minority interest                                 7,220         2,407          1,433

Income tax provision (benefit)                     3,278        (1,159)        (1,486)
                                                 -------       -------        -------

Income before minority interest                    3,942         3,566          2,919

Minority interest in earnings of subsidiary        1,212            --             --
                                                 -------       -------        -------
Net income                                       $ 2,730       $ 3,566        $ 2,919
                                                 =======       =======        =======

Net income per share of common stock:
   Basic                                         $  0.38       $  0.51        $  0.45
   Diluted                                          0.35          0.46           0.44




          See accompanying notes to consolidated financial statements.

Decora Industries, Inc.

Consolidated Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's  (except per share data)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED MARCH 31,
                                                  1998          1997          1996
Cash flows from operating activities:
   Net income                                  $  2,730       $ 3,566       $ 2,919
   Adjustments to reconcile net income
    to net cash provided by operating
      activities:
      Depreciation and amortization               5,534         2,444         1,305
      Minority interest in earnings of
        subsidiary                                1,212            --            --
      Provision for doubtful notes
        receivable                                  789            --            --
      Loss on disposal of property and
        equipment                                    98            --            98
      Deferred income tax provision
        (benefit)                                 3,284        (1,327)       (1,500)
      Net changes in current assets and
        liabilities                               2,267        (1,601)       (3,316)
      Other, net                                 (1,133)           --          (337)
                                               --------       -------       -------
Net cash provided by (used in)
  operating activities                           14,781         3,082          (831)
                                               --------       -------       -------

Cash flows from investing activities:
   Acquisition of shares                        (37,899)           --            --
   Reductions in (additions to) notes
     receivable                                     406           290          (198)
   Purchase of property and equipment            (1,778)         (489)       (2,699)
   Disposal of property and equipment                --            --           154
                                               --------       -------       -------
Net cash used in investing activities           (39,271)         (199)       (2,743)
                                               --------       -------       -------

Cash flows from financing activities:
   Issuance of long-term debt                    39,205         5,814         3,823
   Repayment of long-term debt                   (6,011)       (8,362)         (920)
   Decrease in short-term borrowings             (7,216)           --            --
   Proceeds from exercise of warrants                63            30            --
   Proceeds from issuance of common stock           750            --           550
   Payment of deferred financing costs             (771)         (310)           --
                                               --------       -------       -------
Net cash provided by (used in)
 financing activities                            26,020        (2,828)        3,453
                                               --------       -------       -------

Effect of exchange rate fluctuations on
 cash and cash equivalents                           34            --            --
                                               --------       -------       -------
Net increase (decrease) in cash                   1,564            55          (121)
Cash at beginning of year                           243           188           309
                                               --------       -------       -------
Cash at end of year                            $  1,807       $   243       $   188
                                               ========       =======       =======




          See accompanying notes to consolidated financial statements.

Decora Industries, Inc.
Consolidated Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                       COMMON STOCK
                                                     ----------------    ADDITIONAL  ACCUMU-   CUMULATIVE
                                                                 PAR      PAID-IN     LATED    TRANSLATION
                                                     SHARES     VALUE     CAPITAL    DEFICIT   ADJUSTMENT
Balance at March 31, 1995                            6,144      $ 61      $28,534   $(24,199)       $ --

   Conversion of note payable                          115         1          349         --          --
   Common shares issued for interest and debt
     restructuring                                     180         2          545         --          --
   Common shares issued to settle outstanding
     obligations                                       267         3        1,374         --          --
   Common shares issued in private placement           180         2          548         --          --
   Net income                                           --        --           --      2,919          --
                                                     -----      ----      -------   --------        ----
Balance at March 31, 1996                            6,886        69       31,350    (21,280)         --

   Warrants exercised                                    8        --           30         --          --
   Common shares issued in warrant exchange            200         2          766         --          --
   Net income                                           --        --           --      3,566          --
                                                     -----      ----      -------   --------        ----
Balance at March 31, 1997                            7,094        71       32,146    (17,714)         --

   Common shares issued in private placement           187         2          748         --          --
   Allocable detachable warrants issued with
     debt                                               --        --          818         --          --
   Warrants exercised                                   50        --           63         --          --
   Cumulative translation adjustment                    --        --           --         --        (775)
   Net income                                           --        --           --      2,730
                                                     -----      ----      -------   --------        ----
Balance at March 31, 1998                            7,331      $ 73      $33,775    $(14,984)     $(775)
                                                     =====      ====      =======    ========      =====




                 See accompanying notes to consolidated financial statements.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Decora Industries, Inc. (the "Company") is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings and other specialty industrial products. The Company is a holding company and operates primarily through two subsidiaries, Decora, Incorporated ("Decora"), a wholly-owned subsidiary based in the U.S., and Konrad Hornschuch AG ("Hornschuch"), which is based in Germany and 75.5% owned by the Company. Hornschuch's results have been included for the six months since the acquisition (see Note 2). The Company's principal products are sold under the Con-Tact and d-c-fix brands. The two subsidiaries manufacture similar products and serve similar customers within their respective geographic markets; therefore, the Company considers the subsidiaries to constitute a single business segment.

     BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Decora Industries, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     REVERSE STOCK SPLIT
     In December 1997, the Company's shareholders approved a one-for-five reverse stock split which was effective December 29, 1997. The presentation of common shares and per share amounts for all periods presented has been restated to retroactively reflect the reverse stock split.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. Financial instruments, when acquired, are held for purposes other than trading.

     A portion of the Company' debt, in combination with interest rate swap agreements, bears current market rates of interest or is payable on demand. Accordingly, the carrying amount is considered a reasonable approximation of fair value.

     CASH AND CASH EQUIVALENTS
     The Company invests surplus cash in highly liquid debt instruments which have original maturities of less than three months and are considered to be cash equivalents. Certain debt agreements require the payment of monthly sinking fund deposits in order to retire the debt. Cash balances transferred for this purpose are considered restricted and are separately stated in the accompanying financial statements.

     REVENUES AND RECEIVABLES
     Sales of products and services are recognized when products are shipped and services are performed. Returns are minimal and are recorded when received. The Company's receivables are generally concentrated from customers in the U.S. and Europe. A portion of Hornschuch's sales made outside of Germany are covered by confirmed letters of credit or credit insurance. The Company does not generally require collateral for sales made within the United States.

     INVENTORIES
     Inventories are stated at the lower of cost (first-in, first-out method) or market.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     PROPERTY AND EQUIPMENT
     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to thirty years.

     GOODWILL AND OTHER INTANGIBLES
     The excess of the aggregate purchase price over the fair value of the net assets of businesses acquired has been recorded as goodwill and is being amortized on the straight-line method over forty years. The trademark is being amortized over twenty years. At each balance sheet date, the Company evaluates the recoverability of its intangible assets based on estimated future cash flows.

     NET INCOME PER SHARE
     Effective fiscal 1998, net income per share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS No. 128, the Company is required to report both basic net income per share based on the weighted average number of common shares outstanding and diluted net income per share based on the weighted average number of common shares outstanding plus all potentially dilutive common shares issuable. In accordance with SFAS No. 128, prior period net income per share data have been restated. Net income per share calculations for fiscal 1998, 1997 and 1996 are presented in Note 11.

     INCOME TAXES
     Income taxes are provided based on the liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company's financial statements or its tax returns, but not both. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

     RESEARCH AND DEVELOPMENT
     Research and development costs related to both present and future products are expensed as incurred. Research and development expenses amounted to $1,024,000, $216,000 and $302,000 in fiscal 1998, 1997 and 1996, respectively.

     STOCK-BASED COMPENSATION
     The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

     FOREIGN CURRENCY
     The assets and liabilities for the Company's foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a separate component of shareholders' equity. Exchange gains and losses on intercompany balances of a long-term nature are also recorded as a translation adjustment. Foreign currency transaction gains and losses, which historically have been immaterial, are included in net income. In addition, the Company also will occasionally enter into foreign currency hedges.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.

     RECLASSIFICATIONS
     Certain reclassifications have been made to prior years' amounts to conform with the current year presentation.

2.   ACQUISITION OF HORNSCHUCH SHARES

     On October 1, 1997, the Company acquired 73.2% of the voting stock (the "Shares") of Hornschuch through a newly formed subsidiary, Decora Industries Deutschland GmbH ("DI Deutschland"). The Shares were acquired directly from Hornschuch's two largest shareholders in private transactions for total consideration of DM 61,582,280, or approximately $35,000,000. The remaining voting stock of Hornschuch is held by minority shareholders. Since October 1, the Company has increased its ownership to 75.5% through open market purchases and, in addition to such purchases, intends to purchase the remaining shares pursuant to the German Takeover Code within 18 months of the initial acquisition.

     The purchase of the Shares was funded with a combination of debt and equity, including a loan secured by the Shares of approximately $21,205,000 to DI Deutschland from a German bank (the "Bank Loan"), a subordinated loan of $18,000,000 in the United States (the "Subordinated Loan") provided by a pension fund (the "Pension Fund") and a private placement of the Company's common stock in the amount of $750,000. The Pension Fund was also granted Series A warrants which are currently exercisable for the purchase of 1,818,000 shares of common stock of the Company at an exercise price of $5.00 per share. The total amount raised was sufficient to fund the purchase of up to 75% of the shares of Hornschuch, repay an existing subordinated debt of $2.9 million and pay a portion of the $3.4 million in closing costs associated with the transaction.

     The accompanying consolidated statements of income include the results of Hornschuch since the date of the acquisition. Pro forma unaudited consolidated operating results for fiscal 1998 and 1997, assuming the acquisition had been made as of April 1, 1996, are summarized below (in thousands, except per share amounts). The income statements of Hornschuch for the years ended December 31, 1997 and 1996 were translated at DM 1.7347 per dollar and DM 1.5080 per dollar, respectively.

                                                            UNAUDITED
                                                --------------------------------
                                                  YEAR ENDED          YEAR ENDED
                                                MARCH 31, 1998      MARCH 31, 1997
Net sales                                         $158,199           $175,061
Net income                                           2,199              1,529
Basic earnings per common share                       0.30               0.22
Diluted earnings per common share                     0.28               0.20

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     These pro forma results have been prepared for informational purposes only and include adjustments as a result of applying purchase accounting and the conversion of financial data compiled using the generally accepted accounting principles used in Germany to generally accepted accounting principles in the United States. These adjustments include, but are not limited to, additional depreciation expense and cost of goods sold due to the step-up in the basis of property, plant and equipment, goodwill amortization and increased interest expense on acquisition debt. The pro-forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition had taken place on the aforementioned date or of future results of operations of the consolidated entities.

     The purchase price for the Shares of approximately $38.4 million (including closing costs of approximately $3.4 million) has been allocated as of the acquisition date to the assets acquired and the liabilities assumed as follows:

          Cash                                                    $    889
          Accounts receivable                                       18,886
          Inventories                                               21,360
          Other current assets                                       1,072
          Property, plant and equipment                             40,405
          Notes receivable                                             371
          Goodwill                                                  12,297
          Intangibles                                                  474
          Deferred income taxes                                      5,147
          Other non-current assets                                     702
          Accounts payable                                          (4,976)
          Accrued liabilities                                      (12,935)
          Other current liabilities                                 (5,619)
          Debt                                                     (18,696)
          Pension obligation                                       (14,332)
          Minority interest                                         (6,689)


3. INVENTORIES

                                                    MARCH 31,
                                              1998            1997

     Inventories consist of ($000's):
          Raw materials                      $7,335           $3,194
          Work-in-process                     4,634            1,035
          Finished goods                     14,995            1,210
                                            -------           ------
                                            $26,964           $5,439
                                            =======           ======

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.   PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consist of ($000's):

                                                    MARCH 31,
                                              1998            1997


          Land and buildings               $17,368          $ 4,881
          Machinery and equipment           29,565            9,580
          Furniture and fixtures             7,132              393
          Leasehold improvements               617              617
          Construction in progress           1,560               89
                                           -------          -------
                                            56,242           15,560
          Less accumulated depreciation    (12,090)          (7,779)
                                           -------          -------
                                           $44,152          $ 7,781
                                           =======          =======

     Depreciation expense was $4,394,000, $1,652,000 and $1,234,000 for fiscal 1998, 1997 and 1996, respectively.


5.   GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles consist of the following (000's):

                                                    MARCH 31,
                                              1998            1997

          Goodwill                         $21,539         $ 9,857
          Less:  accumulated amortization   (1,968)         (1,549)
                                           -------         -------
                                            19,571           8,308
                                           -------         -------


          Trademark                          2,000           2,000
          Organization fees                  1,299           1,299
          Other                                800             280
                                           -------         -------
                                             4,099           3,579
          Less: accumulated amortization    (1,192)           (963)
                                           -------         -------
                                             2,907           2,616
                                           -------         -------
                                           $22,478         $10,924
                                           =======         =======


     Goodwill amortization was $425,000, $252,000 and $252,000 for fiscal 1998, 1997 and 1996, respectively. Amortization of other intangibles was $231,000, $166,000 and $133,000 for fiscal 1998, 1997 and 1996, respectively.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.   EMPLOYEE BENEFIT PLANS

     Hornschuch maintains two non-contributory defined benefit pension plans in Germany. Both pension plans are unfunded as the laws requiring pension funding in Germany are considerably different than those in the U.S. Plan A represents a combination of individual pension arrangements negotiated with appropriately 40 participants representing past and present management individuals and is open to additional participants based on individually negotiated employment contracts. The pension benefits under Plan A may vary to include only a specified annual benefit amount or may be based on compensation level and years of service. Plan B covers all employees of the Company with 1,737 active and retired participants. Plan B provides for a fixed monthly retirement benefit after 10 years of service with benefit increases based on additional years of service. Plan B was closed effective January 1, 1989, and any active participant at that time was permitted to accrue up to 10 more years of creditable service through December 31, 1998.

     The following sets forth the net pension expense recognized in the Company's financial statements (000's):

                                                                              MARCH 31,
                                                                                1998
       Service costs -- benefits earned during the period                       $ 82
       Interest cost on projected benefit obligation                             483
       Actual returns on plan assets                                              --
       Net amortization and deferral                                              --
                                                                                ----

          Net pension expense                                                   $565
                                                                                ====


     Based on the purchase accounting for the Hornschuch acquisition, the full projected benefit obligation ("PBO") liability of $15,740,000 was recognized at the acquisition date. The PBO of $14,867,000 at the end of fiscal 1998 was determined using a discount rate of 6.5% and a salary increase assumption of 1.5% in the actuarial valuation. As there are no plan assets, there are no deferred gains or losses to amortize to future pension expense.

     Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union - Management Pension Fund (the "Fund"). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $302,000, $334,000 and $317,000 in fiscal 1998, 1997 and 1996, respectively.

     The Company has a profit sharing plan and a 401K plan covering its U.S. salaried employees. The Company does not contribute to the 401K plan. The Company contributes to the profit sharing plan based upon company performance. Total expense relative to the profit sharing contributions amounted to $200,000, $175,000 and $68,000 in fiscal 1998, 1997 and 1996, respectively.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.   DEBT

     Debt consists of ($000's):                                 MARCH 31,
                                                          1998             1997
DI Deutschland Credit Facility (a)                     $ 20,203        $     --
Decora, Incorporated, Subordinated Loan (b)              18,000*             --
Hornschuch Lines of Credit (c)                            7,783              --
Decora, Incorporated Term Loans (d)                       6,910*          8,795
Hornschuch Term Loans (e)                                 2,780              --
Decora, Incorporated Lines of Credit (f)                  2,500*          2,907
Decora, Incorporated Industrial
  Development Revenue Bonds (g)                           2,460           2,460
Decora Industries, Inc. Convertible Notes (h)             1,250*          1,500
Decora, Incorporated Senior Subordinated Note (i)            --           2,900
Decora Industries, Inc. Note (j)                             --             321
                                                       --------        --------
                                                         61,886          18,883

    Less:   Amounts due within one year                 (10,472)         (2,310)
               Unamortized debt discount                   (770)            (66)
                                                       --------        --------
                                                       $ 50,644        $ 16,507
                                                       ========        ========

* Amounts were paid in full with a portion of proceeds of the debt offering of $112,750,000 principal amount, 11% secured notes due in May 2005 completed by the Company in April 1998.

     Amounts maturing in fiscal 1999, 2000, 2001, 2002 and 2003 are:
     $10,472,000, $4,077,000, $3,797,000, $3,756,000 and $3,756,000,
     respectively. Substantially all of the Company's assets have been pledged as collateral.

(a) On September 29, 1997, DI Deutschland entered into a loan agreement with a German Bank for approximately DM 37.3 million ($20.2 million) to provide a portion of the financing for the Hornschuch acquisition. The loan bears interest at the German interbank borrowing rate plus 2.50%. In addition, DI Deutschland will be charged a fee of 0.50% per annum on the average daily balance of the difference between the original loan amount and the then current balance. The interest rate at March 31, 1998 was 6.17%.

     The DI Deutschland Credit Facility is to be paid in semi-annual installments of approximately DM 3.0 million ($1.6 million) beginning March 30, 1999. The final installment is due and payable on September 30, 2004. The DI Deutschland Credit Facility is secured by a pledge of all the capital stock of Hornschuch owned by DI Deutschland.

     DI Deutschland is subject to certain covenants, including a covenant specifying that DI Deutschland must complete the acquisition of the remaining minority interest in Hornschuch.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(b) On September 30, 1997, Decora, Incorporated entered into an $18 million subordinated loan agree- ment with a Pension Fund to provide a portion of the financing for the Hornschuch acquisition. The subordinated loan bears interest at 13% with the first cash interest payment due in September 1998 and three principal payments of $6,000,000 each due in September 2003, 2004 and 2005, respectively. The Pension Fund was also granted Series A warrants which are currently exercisable for the purchase of 1,818,000 shares of common stock of the Company at an exercise price of $5.00 per share. In addition, the Pension Fund was granted a contingent warrant to purchase a fixed percentage of certain additional shares of the Company's common stock which may be issued in the future. The ability to exercise such contingent warrant is triggered solely by the issuance of shares of the Company's common stock in connection with an existing exchange agreement or the sale of additional shares of common stock of the Company, the proceeds of which must be used to purchase the outstanding minority interest.

(c) Hornschuch has separate lines of credit with its primary lender and certain other financial institutions. Interest rates under the lines of credit range from 3.35% to 7.24% at March 31, 1998. At March 31, 1998, the availability under these lines was DM 35.7 million ($19.3 million).

(d) Decora, Incorporated has three term loans aggregating $6,910,000 at March 31, 1998. Two of such term loans with its primary lender of $3,837,000 and $2,875,000, respectively, bear interest at 30-day LIBOR plus 2.00% (7.69% at March 31, 1998) and are secured by certain accounts receivable, inventory and property and equipment. Of such term loans, $3,837,000 mature in May 1999 and $2,875,000 mature in April 2002.

     The third term loan arose in September 1995 when Decora, Incorporated borrowed $375,000 from the Washington County Local Development Corporation. The loan bears interest at 5.00% and is payable in monthly installments ending September 1, 2000. It is secured by certain of Decora, Incorporated's property and equipment. As of March 31, 1998, the outstanding balance of this loan was $198,000.

     As of March 27, 1997, Decora, Incorporated entered into an interest rate swap agreement with its primary bank lender which expires May 31, 1999. The agreement effectively converts $8,523,000 of its variable rate borrowings into fixed rate obligations. Under the terms of the agreement, Decora, Incorporated makes payments at a fixed rate of 8.58% and receives variable rate payments at LIBOR plus 200 basis points, repriced at the beginning of each month. The net amount which will be paid or received is included in interest expense. The agreement became effective as of April 1, 1997. At March 31, 1998, the fair value of the interest rate swap agreement was a $50,000 liability.

(e) Hornschuch has a term loan of DM 1,333,000 (approximately $722,000) at March 31, 1998 with its primary lender which matures in September 1999, bears interest at 5% and is secured by certain assets. The loan is to be repaid at DM 444,000 ($240,000) each March 1 and September 1. Hornschuch has a second term loan with a balance at March 31, 1998 of DM 3,800,000 (approximately $2,058,000) which matures in March 2006 and is also secured by certain assets. The second loan is to be repaid at DM 238,000 ($129,000) semi-annually commencing September 30, 1998 and bears interest at 4.8% as of March 31, 1998.

(f) Decora, Incorporated has a revolving line of credit of up to $6,000,000 which matures in August 1998 and is secured by various accounts receivable, inventory and equipment. The amount outstanding under the facility bears interest at prime plus 1 1/4% (9.5% at March 31, 1998). Availability under this credit facility is limited by specified percentages of current trade receivables and on-hand inventories. On March 27, 1997, Decora, Incorporated established a second line of credit of up to $1,000,000 which also matures in August 1998, bears interest at prime plus 1.0% (9.25% at March 31, 1998) and is secured by certain accounts receivable. Availability under this credit facility is limited by specified

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     percentages of certain international trade accounts receivable. As of March 31, 1998, the borrowing capacity under these lines of credit was $3,087,000.

(g) On November 13, 1996, Decora, Incorporated borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora, Incorporated Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds mature on November 1, 2004 and require sinking fund payments of $20,833 per month beginning November 1997. The bonds bear interest at a floating rate which is adjusted weekly based on the remarketing agent's ability to re-market the bonds at par. As of March 31, 1998, the interest rate on the bonds was 3.65%. The bonds are credit enhanced through a letter of credit issued by the Company's primary lender and, in addition to interest on the bonds, Decora, Incorporated pays its primary lender an annual letter of credit fee equal to 1.50% of the outstanding balance of the letter of credit which was $2,497,000 at March 31, 1998.

(h) In November 1992, the Company borrowed $1,500,000 from a private lender and issued a convertible note. As part of the transaction, the Company also issued 17,800 shares of its common stock, warrants to purchase 45,000 shares of common stock at $7.00 per share and warrants for an additional 20,000 shares of common stock at prices contingent upon the future market price of the Company's common stock. The convertible note was due in November 1995 and bears interest at 12% per annum, payable in the form of the Company's common stock. The fair value of the shares and warrants issued were reflected as debt issuance costs and amortized to interest expense over the term of the debt agreement.

     In November 1995, the Company and the lender agreed to extend the note until May 1998. Interest for the extension period ($303,000) and a closing fee ($197,000) were paid at the date of the extension through the issuance of 156,400 shares of the Company's common stock and warrants to purchase an additional 163,600 common shares at $3.90 per share exercisable only in the event that the note is paid in full without conversion. The prepaid interest expense and the closing fee are being amortized over the term of the extended debt agreement.

(i) In April 1990, Decora, Incorporated issued $7,000,000 of 14% senior subordinated notes, interest payable semi-annually. On June 28, 1996, Decora, Incorporated and the lender agreed to extend the repayment terms of the notes to include payments of $3,500,000 on each of April 15, 1997 and April 15, 1998. The amount due on April 15, 1997 was prepaid by Decora, Incorporated in two installments of $2,800,000 and $700,000 on November 13, 1996 and March 27, 1997, respectively. On March 27, 1997, Decora, Incorporated also prepaid $600,000 of the amount due on April 15, 1998. The notes were repaid in full during fiscal 1998.

     On June 28, 1996, the Company and the lender also exchanged warrants held by the lender to purchase 20% of Decora, Incorporated's common stock for
     (i) a two-year, non-interest bearing, promissory note for $200,000 (the "new note") due April 15, 1998 and (ii) 200,000 shares of the Company's common stock (the "new common stock"). The new note was repaid in full on March 27, 1997. The new common stock contains a guaranty which requires the issuance of additional shares to the lender if the market price of the Company's common stock does not exceed $15.00 per share by April 1998. As of March 31, 1998, the market price of the Company's common stock was $5.69. At March 31, 1996, prior to closing of the exchange agreement, the warrants held by the lender were valued at $1,642,000. Prior to the exchange, changes in the value of the warrants based upon results of operations and financial position of Decora, Incorporated were charged or credited to interest expense.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(j) In January 1996, the Company borrowed $650,000 from its primary bank lender in the form of a three year note. The note which bears interest at prime plus 1 1/2% (9.75% at March 31, 1998) was repaid in full during fiscal 1998.


8.   LONG-TERM INCENTIVE PLANS AND STOCK OPTIONS

     The Company has several domestic long-term incentive plans under which shares of the Company's common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

     The Company adopted a Stock Option Plan in 1987 (the "1987 Plan") pursuant to which 340,000 shares of common stock are available for grant. The 1987 Plan is administered by a committee of Directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

     In 1988, the shareholders of the Company approved the Decora Industries, Inc. 1988 Employee Stock Purchase Plan (the "1988 Plan") pursuant to which a total of 100,000 shares of the Company's Common Stock may be issued to participants during the term of the 1988 Plan at an issue price of 85% of the fair market value at the date of the purchase. The 1988 Plan is administered by the Board of Directors provided that a majority are not covered by the 1988 Plan, or by a committee appointed by the Board of Directors. The 1988 Plan terminates on December 31, 1998; no shares have been purchased pursuant to the 1988 Plan.

     A summary of stock option activity under all plans for the three years ended March 31, 1998 follows (000's except average price data):

                                                              AVERAGE
                                                       OPTIONS       PRICE
                                                       -------       -----
     Outstanding at:
          March 31, 1995                                 803         $ 6.90
               Granted                                    45           5.20
               Exercised                                  --         $   --
               Expired                                   (43)        $ 6.50
                                                         ---

          March 31, 1996                                 805         $ 6.80
               Granted                                   164         $ 5.70
               Exercised                                  (8)        $ 3.75
               Expired                                   (27)        $ 8.50
                                                         ---

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                              AVERAGE
                                                       OPTIONS       PRICE
                                                       -------       -----
         March 31, 1997                                  934         $6.45
                                                       -----
               Granted                                   890         $5.46
               Exercised                                  --         $  --
               Expired                                  (130)        $6.38
                                                       -----
         March 31, 1998                                1,694         $5.94
                                                       =====


     The following table summarizes information about stock options outstanding at March 31, 1998:

                                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
             EXERCISE                     AVERAGE    TERM                          AVERAGE
               PRICE          SHARES       PRICE    (MONTHS)           SHARES      PRICE
        ------------------    ------       -----    --------          -------      -----
         $4.50 - $4.95          60,000   $4.75       45.27            20,000        $4.75
         $5.00 - $5.50         822,000    5.36       42.34           672,000         5.41
         $5.55 - $5.95         354,800    5.64       33.04           254,800         5.60
         $6.00 - $6.50         195,000    6.07       49.13           101,666         6.14
         $7.00 - $7.50         192,000    7.43       14.27           107,000         7.38
         $8.00 - $9.30          70,000    8.76       36.37            70,000         8.76

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair values on the fiscal 1998, 1997 and 1996 grant dates for those awards, consistent with the requirements of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below ($000's except per share data):

                                                     1998            1997           1996
     Net Income                    -- As Reported   $2,730          $3,566         $2,919
                                   -- Pro Forma      2,527           3,171          2,831

     Basic Net Income Per Share    -- As Reported   $ 0.38          $ 0.51         $ 0.45
                                   -- Pro Forma       0.35            0.45           0.44

     Diluted Net Income Per Share  -- As Reported   $ 0.35          $ 0.46         $ 0.44
                                   -- Pro Forma       0.33            0.41           0.43

     The fair value of each stock option grant has been estimated on the date of each grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                1998            1997           1996
     Risk-free interest rate                    5.49 %           6.22 %         6.23 %
     Expected life (months)                    60               45.6           62.4
     Expected volatility                        0.484            0.594          0.594
     Expected dividend yield                      --               --             --

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The weighted average grant date fair values of options granted during fiscal 1998, 1997 and 1996 were $1.38, $0.80 and $1.25, respectively.

     The Company reserved 185,000 shares of common stock for the future possible exercise of warrants; 90,000 of these warrants expired on July 14, 1997 and the remaining 95,000 warrants can be exercised at prices ranging from $2.50 to $7.00 and expire on November 3, 2000.


9.   INCOME TAXES

     Income taxes are summarized as follows ($000's):

                                                     1998            1997            1996
     Current provision (benefit):
       United States:
         Federal                                   $    9          $    68         $    45
         State                                         35              100             (31)
       Foreign                                         --               --              --
                                                   ------          -------         -------
                                                       44              168              14
                                                   ------          -------         -------
     Deferred provision (benefit):
       United States:
         Federal                                      205           (1,327)         (1,500)
         State                                         --               --              --
       Foreign                                      3,029               --              --
                                                   ------          -------         -------
                                                    3,234           (1,327)         (1,500)
                                                   ------          -------         -------
                                                   $3,278          $(1,159)        $(1,486)
                                                   ======          =======         =======

     The sources of income before income taxes and minority interest were $305,000 in the U.S. and $6,915,000 foreign in the year ended March 31, 1998. All taxable income for the fiscal years ended March 31, 1997 and 1996 was from the U.S.

     Net deferred tax assets are comprised of the following at March 31, 1998 and 1997 ($000's):

     Current:

                                                                     1998            1997
          German statutory accruals                                 $ 1,478          $ --
          Valuation reserves                                            435           378
                                                                    -------          ----
                                                                    $ 1,913          $378
                                                                    =======          ====


     Non-current:

          Depreciation                                              $(7,580)        $ (296)
          Net operating loss carryforwards                            6,919          4,503
          Pensions                                                    3,029             --
          Non-compete agreement                                       2,366             --
          Tax credits                                                   325            313
          Other, net                                                 (1,272)          (671)
                                                                    -------         ------
                                                                    $ 3,787         $3,849
                                                                    =======         ======

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following ($000's):

                                                       1998            1997            1996
          Provision at statutory rate                 $ 2,527        $   840         $   502
          State tax expense (benefit)                      35             65             (20)
          Effect of non-deductible items                  160            182             261
          Effect of tax credits                            --           (313)             --
          Change in valuation allowance                    --         (1,695)         (1,500)
          Other                                           556           (238)           (729)
                                                      -------        -------         -------
          Income tax provision (benefit)              $ 3,278        $(1,159)        $(1,486)
                                                      =======        =======         =======


     Approximately $11,946,000 and $6,246,000 of the Company's net operating loss carryforwards remain available at March 31, 1998 in the United States and Germany, respectively. Their use is limited to future taxable earnings in the respective countries. In the United States, the carryforwards expire over the period 2003 through 2007, while in Germany the carryforwards have an unlimited life.

     At March 31, 1998, foreign subsidiary earnings of $3,886,000 were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided on these earnings. Foreign withholding taxes would be payable to the foreign taxing authorities if these earnings were remitted. Subject to certain limitations, the withholding taxes would then be available for use as credits against the U.S. tax liability.

10.  NON-RECURRING CHARGES

     The consolidated statements of income for fiscal 1998 reflects certain non-recurring charges totalling $1,461,000. Of these charges, $531,000 related to severance costs for U.S. work force reductions implemented in anticipation of operating synergies with Hornschuch and $141,000 related to print tooling redundancies between the two operations. An additional $789,000 was recorded to reserve against notes receivable which the Company obtained in fiscal years 1996 and 1995 in conjunction with the sale of previously discontinued operations.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  NET INCOME PER SHARE

     The Company adopted SFAS No. 128, as required, in the quarter ended December 31, 1997 with all prior periods being restated. The adoption did not have a significant impact on net income per share reported for fiscal 1998, 1997 and 1996, respectively.

     The number of shares of common stock and common stock equivalents used in the computation of net income per common share, assuming dilution for each period, is the weighted average number of common shares outstanding during the periods and, if dilutive, common stock options, warrants and convertible securities which are considered common stock equivalents. The following is a reconciliation of the numerators and denominators for determining basic and diluted net income per share for fiscal 1998, 1997 and 1996 (in thousands, except per share data):

                                   1998                    1997                   1996
                          ---------------------   ---------------------   --------------------
                                           Per                     Per                   Per
                          Income  Shares  Share   Income  Shares  Share   Income  Share  Share
BASIC NET INCOME PER
 SHARE
Net income                $2,730  7,236   $0.38   $3,566   7,044  $0.51   $2,919  6,456  $0.45

EFFECT OF DILUTIVE
 SECURITIES
Contingently issuable
 shares                             327                      568                     --
Options                             193                      162                    165

DILUTED NET INCOME
 PER SHARE                $2,730  7,756   $0.35   $3,566   7,774  $0.46   $2,919  6,621  $0.44

     The total number of shares of common stock and common stock equivalents that were not included in the computation of diluted income per common share because they were anti-dilutive was approximately 3,546,000, 616,000 and 751,000 for fiscal 1998, 1997 and 1996, respectively.


12.  COMMITMENTS AND CONTINGENCIES

     Leases -- The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense under such arrangements was $699,000, $15,000 and $12,000 for fiscal 1998, 1997 and
     1996, respectively. Rental commitments under long-term noncancellable operating leases are as follows (000's):

                          FY 1999                     $1,083
                          FY 2000                        723
                          FY 2001                        357
                          FY 2002                         --
                          FY 2003                         --

     Legal Proceedings -- The Company is involved in various legal proceedings, the ultimate resolution of which, in the opinion of management, will not have a materially adverse impact on the financial condition, results of operations or cash flows of the Company.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Guarantee of Subsidiary Debt - As part of the Hornschuch acquisition, the Company acquired Hornschuch's wholly-owned real estate subsidiaries. Management identified these subsidiaries as non-core operations upon acquisition and has decided to sell them. The subsidiaries carry approximately $16,300,000 of debt, with Hornschuch a guarantor of the debt by virtue of its profit pooling agreement with the subsidiaries. The Company has estimated that the debt exceeds the net realizable value of these subsidiaries by approximately $4,900,000 and has therefore, recorded a liability for such amount.


13.  BUSINESS AND CREDIT CONCENTRATIONS

     Since the acquisition of Hornschuch on October 1, 1997, the Company's sales reflect a broader range of customers. Prior to the acquisition of the Decorative Coverings Group (see Note 16), Decora Incorporated's primary customer was Rubbermaid, Inc., which accounted for 31%, 89% and 90% of net sales in fiscal 1998, 1997 and 1996, respectively. Accounts receivable from Rubbermaid at March 31, 1998 and 1997 were $4,279,000 and $3,115,000, respectively. The Company estimates an allowance for doubtful accounts based upon the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in these factors could affect the Company's estimate.


14.  GEOGRAPHIC SEGMENTS

     At March 31, 1998, the Company's equity in subsidiaries outside North America ("ONA") was $17.8 million. Prior to fiscal 1998, the Company had no equity in subsidiaries ONA.

     Net sales to ONA customers, including exports from U.S. operations, represented 68%, 10% and 6% of net sales in fiscal 1998, 1997 and 1996, respectively.

     The following is information about the Company's operations in different geographic regions (000's):

                            NET SALES             OPERATING INCOME         TOTAL ASSETS
                   -------------------------  ------------------------  ------------------
                     1998     1997     1996     1998     1997    1996      1998     1997
North America      $31,285  $36,920  $36,644  $ 6,312  $ 6,109  $ 6,289  $ 36,117  $37,454

ONA                 67,122    4,162    2,184    4,737   (1,383)  (2,181)   90,343       --
                   -------  -------  -------  -------  -------  -------  --------  -------
                   $98,407  $41,082  $38,829  $11,049  $ 4,726  $ 4,108  $126,460  $37,454
                   =======  =======  =======  =======  =======  =======  ========  =======

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

15.  SUPPLEMENTAL CASH FLOW INFORMATION

     Changes in current assets and liabilities, exclusive of acquisitions and dispositions of subsidiaries, were as follows ($000's):

                                                 1998        1997        1996
          Increase in accounts receivable      $(1,951)    $(2,017)    $(1,210)
          (Increase) decrease in inventory      (1,176)        564      (1,074)
          Increase in other assets                 (19)       (205)       (193)
          Increase (decrease) in
           accounts payable                      2,884         140        (713)
          Increase (decrease) in accrued
           liabilities                           2,968         (83)       (126)
          Decrease in other current
           liabilities                            (439)         --          --
                                               -------     -------     -------
                                               $ 2,267     $(1,601)    $(3,316)
                                               =======     =======     =======

     Supplemental cash flow information is as follows ($000's):

     Cash paid during the year for interest    $ 2,140     $ 1,871     $ 2,218
                                               =======     =======     =======
     Cash paid during the year for income
        taxes                                  $   184     $   194     $    45
                                               =======     =======     =======


     During fiscal 1997, 200,000 shares of common stock and notes payable in the amount of $874,000 were issued upon the conversion of $1,642,000 of warrants in subsidiary. During fiscal 1996, 267,200 shares of common stock were issued to satisfy the terms of an agreement with the former owners of an inactive subsidiary of the Company. Also during fiscal 1996, the Company issued 271,000 shares of common stock in the restructuring of outstanding obligations and 24,000 shares of stock for the payment of interest expense.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

16.  QUARTERLY DATA (UNAUDITED)

                                           1ST         2ND       3RD        4TH
                                      (dollars in thousands, except per share data)
    Fiscal 1998:

    Net sales                            $ 9,147     $10,308   $36,909    $42,043
    Gross profit                         $ 2,591     $ 2,410   $ 9,715    $15,471
    Net income (loss)                    $   583     $  (489)* $   241    $ 2,395


    Net income (loss) per share:

    Basic                                $  0.08     $ (0.07)  $  0.03    $  0.33
    Diluted                                 0.08       (0.07)     0.03       0.31

    Fiscal 1997:

    Net sales                            $10,138     $ 12,904  $ 9,533    $ 8,507
    Gross profit                         $ 2,444     $  3,222  $ 2,379    $ 2,534
    Net income                           $   520     $  1,078  $   406    $ 1,562


    Net income per share:

    Basic                                $  0.08     $   0.15  $  0.06    $  0.22
    Diluted                                 0.07         0.14     0.05       0.19

    *Includes a non-recurring charge of $1,461,000.

17.  SUBSEQUENT EVENTS

     On April 29, 1998, the Company, through Decora, Incorporated, acquired (at a cost of approximately $69,000,000 which includes closing costs) certain assets, including trademarks (including the Con-Tact trademark) and tradenames, of Rubbermaid's Decorative Coverings Group ("DCG") and refinanced certain debt (aggregating approximately $32,000,000). These transactions were funded with a bond offering of $112,750,000 principal amount, 11%, secured notes due in May 2005, and a loan of $10 million from Hornschuch's existing credit facilities. The Company has pledged 100% and 65% of the stock of Decora, Incorporated and DI Deutschland, respectively, as collateral.

Decora Industries, Inc.

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


18.     CONSOLIDATING FINANCIAL STATEMENTS

        The aforementioned debt offering resulted in the Company designating the Decora, Incorporated subsidiary as a guarantor of the debt. Separate audited financial statements of Decora, Incorporated have been provided pursuant to Rule 3-10 of Regulation S-X.

        The following summarized condensed consolidating financial information for the Company segregates the financial information of Decora Industries, Inc., the Wholly-Owned Guarantor (Decora, Incorporated) and the Non-Guarantor Subsidiary. The results of the Non-Guarantor Subsidiary are included since October 1, 1997.

        Decora Industries, Inc. consists of parent company operations. Subsidiaries of the parent company are reported on the equity basis.

        Debt and goodwill allocated to subsidiaries are presented on an accounting "push-down" basis.

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MARCH 31, 1998
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                             NON-
                                                             DECORA        GUARANTOR      GUARANTOR
                                                           INDUSTRIES      SUBSIDIARY     SUBSIDIARY    ELIMINATIONS    CONSOLIDATED
ASSETS

Current assets:
    Cash and cash equivalents                              $    115        $    356        $  1,211        $     --         $  1,682
    Restricted cash                                              --             125              --              --              125
    Accounts receivable, net                                     --           5,937          20,112              --           26,049
    Inventories                                                  --           6,154          20,810              --           26,964
    Deferred income taxes                                       115             320           1,478              --            1,913
    Prepaid expenses and other current
     assets                                                      75             332           1,074              --            1,481
                                                           --------        --------        --------        --------         --------

        Total current assets                                    305          13,224          44,685              --           58,214

Property and equipment, net                                      --           6,990          37,162              --           44,152
Investments in consolidated subsidiaries                     31,872              --              --         (31,872)              --
Notes receivable                                                273              --             353              --              626
Due from affiliate                                            1,425          18,227             146         (19,798)              --
Goodwill and other intangibles, net                              --          10,522          11,956              --           22,478
Deferred income taxes                                         4,088              --             245            (546)           3,787
Other assets                                                      6           1,255             698              --            1,959
                                                           --------        --------        --------        --------         --------

        Total assets                                       $ 37,969        $ 50,218        $ 95,245        $(52,216)        $131,216
                                                           ========        ========        ========        ========         ========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MARCH 31, 1998
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           NON-
                                                           DECORA          GUARANTOR    GUARANTOR
                                                         INDUSTRIES       SUBSIDIARY    SUBSIDIARY    ELIMINATIONS      CONSOLIDATED

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                      $      --       $   3,233      $   6,344       $      --       $   9,577
    Accrued liabilities                                        (207)          3,118         14,193              --          17,104
    Current portion of long-term debt                            --             327         10,145              --          10,472
    Other current liabilities                                    --              --          4,928              --           4,928
                                                          ---------       ---------      ---------       ---------       ---------
        Total current liabilities                              (207)          6,678         35,610              --          42,081

Long-term debt                                                1,250          28,774         20,620              --          50,644
Deferred income taxes                                            --             546             --            (546)             --
Pension obligation                                               --              --         13,424              --          13,424
Due to affiliate                                             18,880              --          1,562         (20,442)             --
                                                          ---------       ---------      ---------       ---------       ---------

        Total liabilities                                    19,923          35,998         71,216         (20,988)        106,149
                                                          ---------       ---------      ---------       ---------       ---------

Minority interest in subsidiary                                  --              --          6,978              --           6,978
                                                          ---------       ---------      ---------       ---------       ---------

Shareholders equity:
    Preferred stock                                              --              --             --              --              --
    Common stock                                                 73             160             28            (188)             73
    Additional paid-in capital                               32,957           3,658         15,141         (17,981)         33,775
    Retained earnings (accumulated deficit)                 (14,984)         10,402          2,674         (13,076)        (14,984)
    Cumulative translation adjustment                            --              --           (792)             17            (775)
                                                          ---------       ---------      ---------       ---------       ---------

        Total shareholders' equity                           18,046          14,220         17,051         (31,228)         18,089
                                                          ---------       ---------      ---------       ---------       ---------

        Total liabilities and shareholders'
          equity                                          $  37,969       $  50,218      $  95,245       $ (52,216)      $ 131,216
                                                          =========       =========      =========       =========       =========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED MARCH 31, 1998
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                     NON-
                                           DECORA     GUARANTOR    GUARANTOR
                                         INDUSTRIES   SUBSIDIARY   SUBSIDIARY ELIMINATIONS  CONSOLIDATED
Net sales                                $   800       $36,305      $62,150      $  (848)      $98,407

Cost of goods sold                            --        27,015       41,253          (48)       68,220
                                         -------       -------      -------      -------       -------


Gross profit                                 800         9,290       20,897         (800)       30,187

Selling, general and administrative
  expenses                                   750         4,963       12,764         (800)       17,677
Non-recurring charges                        789           672           --           --         1,461
                                         -------       -------      -------      -------       -------


Operating income (loss)                     (739)        3,655        8,133           --        11,049

Interest expense                             223         2,388        1,218           --         3,829
                                         -------       -------      -------      -------       -------


Income (loss) before income taxes           (962)        1,267        6,915           --         7,220

Income tax provision (benefit)              (263)          512        3,029           --         3,278

Equity in earnings of affiliated
 companies, net of tax                     3,429            --           --       (3,429)           --

Minority interest                             --            --        1,212           --         1,212
                                         -------       -------      -------      -------       -------

Net income                               $ 2,730       $   755      $ 2,674      $(3,429)      $ 2,730
                                         =======       =======      =======      =======       =======

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING CASH FLOW STATEMENT
FOR THE YEAR ENDED MARCH 31, 1998
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                 DECORA      GUARANTOR     NON-GUARANTOR
                                                               INDUSTRIES    SUBSIDIARY      SUBSIDIARY   ELIMINATIONS  CONSOLIDATED
Cash flows from operating activities:
    Net income                                                 $  2,730       $    755       $  2,674       $ (3,429)      $  2,730
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                               234          2,101          3,199             --          5,534
        Minority interest in earnings of subsidiary                  --             --          1,212             --          1,212
        Provision for doubtful notes receivable                     789             --             --             --            789
        Loss on disposal of property and equipment                   --             98             --             --             98
        Deferred income tax provision (benefit)                     483           (233)         3,034             --          3,284
        Net changes in current assets and liabilities               (53)         1,883            437             --          2,267
        Other, net                                                   (1)          (759)          (373)            --         (1,133)
                                                               --------       --------       --------       --------       --------

Net cash provided by operating activities                         4,182          3,845         10,183         (3,429)        14,781
                                                               --------       --------       --------       --------       --------

Cash flows from investing activities:
    Acquisition of shares                                            --             --        (37,899)            --        (37,899)
    Reductions in notes receivable                                  406             --             --             --            406
    Purchase of property and equipment                               --           (785)          (993)            --         (1,778)
    Intercompany payable (receivable)                            13,699        (15,167)         1,468             --             --
    Intercompany investment                                     (18,529)            --         15,100          3,429             --
                                                               --------       --------       --------       --------       --------

Net cash used in investing activities                            (4,424)       (15,952)       (22,324)         3,429        (39,271)
                                                               --------       --------       --------       --------       --------

Cash flows from financing activities:
    Issuance of long-term debt                                       --         18,000         21,205             --         39,205
    Repayment of long-term debt                                    (571)        (5,193)          (247)            --         (6,011)
    Decrease in short-term borrowings                                --             --         (7,216)            --         (7,216)
    Proceeds from exercise of warrants                               63             --             --             --             63
    Proceeds from issuance of common stock                          750             --             --             --            750
    Payment of deferred financing costs                              --           (347)          (424)            --           (771)
                                                               --------       --------       --------       --------       --------

Net cash provided by (used in) financing activities                 242         12,460         13,318             --         26,020
                                                               --------       --------       --------       --------       --------

Effect of exchange rate fluctuations on cash and
 cash equivalents                                                    --             --             34             --             34
                                                               --------       --------       --------       --------       --------

    Net increase in cash                                             --            353          1,211             --          1,564
    Cash at beginning of year                                       115            128             --             --            243
                                                               --------       --------       --------       --------       --------

    Cash at end of year                                        $    115       $    481       $  1,211       $     --       $  1,807
                                                               ========       ========       ========       ========       ========


DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MARCH 31, 1997
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                             NON-
                                                           DECORA          GUARANTOR      GUARANTOR
                                                         INDUSTRIES       SUBSIDIARY      SUBSIDIARY    ELIMINATIONS    CONSOLIDATED
ASSETS

Current assets:
    Cash and cash equivalents                             $    115        $    128        $      --        $     --         $    243
    Accounts receivable, net                                    --           6,168               --              --            6,168
    Inventories                                                 --           5,439               --              --            5,439
    Deferred income taxes                                       41             337               --              --              378
    Prepaid expenses and other current
     assets                                                    405             177               --              --              582
                                                          --------        --------        ---------        --------         --------


        Total current assets                                   561          12,249               --              --           12,810

Property and equipment, net                                     --           7,781               --              --            7,781
Investments in consolidated subsidiaries                    12,647              --               --         (12,647)              --
Notes receivable                                             1,468              --               --              --            1,468
Due from affiliate                                              --           3,060               --          (3,060)              --
Goodwill and other intangibles, net                             --          10,924               --              --           10,924
Deferred income taxes                                        4,645              --               --            (796)           3,849
Other assets                                                   103             254               --              --              357
                                                          --------        --------        ---------        --------         --------

        Total assets                                      $ 19,424        $ 34,268        $      --        $(16,503)        $ 37,189
                                                          ========        ========        =========        ========         ========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MARCH 31, 1997
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                               NON-
                                                                   DECORA      GUARANTOR    GUARANTOR
                                                                 INDUSTRIES   SUBSIDIARY    SUBSIDIARY   ELIMINATIONS  CONSOLIDATED
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                             $     19      $  1,983      $     --       $     --       $  2,002
    Accrued liabilities                                                21         1,846            --             --          1,867
    Current portion of long-term debt                                 321         1,989            --             --          2,310
                                                                 --------      --------      --------       --------       --------

        Total current liabilities                                     361         5,818            --             --          6,179

Long-term debt                                                      1,500        15,007            --             --         16,507
Deferred income taxes                                                  --           796            --           (796)            --
Due to affiliate                                                    3,060            --            --         (3,060)            --
                                                                 --------      --------      --------       --------       --------

        Total liabilities                                           4,921        21,621            --         (3,856)        22,686
                                                                 --------      --------      --------       --------       --------

Shareholders' equity:
    Preferred stock                                                    --            --            --             --             --
    Common stock                                                       71           160            --           (160)            71
    Additional paid-in capital                                     32,146         2,840            --         (2,840)        32,146
    Retained earnings (accumulated deficit)                       (17,714)        9,647            --         (9,647)       (17,714)
                                                                 --------      --------      --------       --------       --------

        Total shareholders' equity                                 14,503        12,647            --        (12,647)        14,503
                                                                 --------      --------      --------       --------       --------

        Total liabilities and shareholders'
         equity                                                  $ 19,424      $ 34,268      $     --       $(16,503)      $ 37,189
                                                                 ========      ========      ========       ========       ========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED MARCH 31, 1997
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           NON-
                                                         DECORA          GUARANTOR      GUARANTOR
                                                       INDUSTRIES       SUBSIDIARY      SUBSIDIARY     ELIMINATIONS     CONSOLIDATED
Net sales                                               $    800         $ 41,082        $      --        $   (800)        $ 41,082

Cost of goods sold                                            --           30,503               --              --           30,503
                                                        --------         --------        ---------        --------         --------


Gross profit                                                 800           10,579               --            (800)          10,579

Selling, general and administrative
 expenses                                                    483            6,170               --            (800)           5,853
                                                        --------         --------        ---------        --------         --------


Operating income                                             317            4,409               --              --            4,726

Interest expense                                             309            2,010               --              --            2,319
                                                        --------         --------        ---------        --------         --------


Income before income taxes                                     8            2,399               --              --            2,407

Income tax provision (benefit)                            (2,181)           1,022               --              --           (1,159)

Equity in earnings of affiliated
 companies, net of tax                                     1,377               --               --          (1,377)              --
                                                        --------         --------        ---------        --------         --------


Net income                                              $  3,566         $  1,377        $      --        $ (1,377)        $  3,566
                                                        ========         ========        =========        ========         ========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING CASH FLOW STATEMENT
FOR THE YEAR ENDED MARCH 31, 1997
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                   DECORA      GUARANTOR   NON-GUARANTOR
                                                                 INDUSTRIES    SUBSIDIARY    SUBSIDIARY    ELIMINATIONS CONSOLIDATED
Cash flows from operating activities:
    Net income                                                     $ 3,566       $ 1,377       $      --      $(1,377)      $ 3,566
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                                  191         2,253              --           --         2,444
        Deferred income tax benefit                                 (1,256)          (71)             --           --        (1,327)
        Net changes in current assets and liabilities11             (1,612)           --                           --        (1,601)
                                                                   -------       -------       ---------      -------       -------


Net cash provided by operating activities                            2,512         1,947              --       (1,377)        3,082
                                                                   -------       -------       ---------      -------       -------


Cash flows from investing activities:
    Reductions in notes receivable                                     290            --              --           --           290
    Purchase of property and equipment                                  --          (489)             --           --          (489)
    Intercompany payable (receivable)                               (1,034)        1,034              --           --            --
    Intercompany investment                                         (1,377)           --              --        1,377            --
                                                                   -------       -------       ---------      -------       -------


Net cash used in investing activities                               (2,121)          545              --        1,377          (199)
                                                                   -------       -------       ---------      -------       -------


Cash flows from financing activities:
    Issuance of long-term debt                                          --         5,814              --           --         5,814
    Repayment of long-term debt                                       (329)       (8,033)             --           --        (8,362)
    Proceeds from exercise of warrants                                  30            --              --           --            30
    Payment of deferred financing costs                                 --          (310)             --           --          (310)
                                                                   -------       -------       ---------      -------       -------


Net cash used in financing activities                                 (299)       (2,529)             --           --        (2,828)
                                                                   -------       -------       ---------      -------       -------


    Net increase (decrease) in cash                                     92           (37)             --           --            55

    Cash at beginning of year                                           23           165              --           --           188
                                                                   -------       -------       ---------      -------       -------


    Cash at end of year                                            $   115       $   128       $      --      $    --       $   243
                                                                   =======       =======       =========      =======       =======

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED MARCH 31, 1996
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                            NON-
                                                        DECORA          GUARANTOR        GUARANTOR
                                                      INDUSTRIES       SUBSIDIARY        SUBSIDIARY    ELIMINATIONS     CONSOLIDATED

Net sales                                              $    800         $ 38,828        $       --        $   (800)        $ 38,828

Cost of goods sold                                           --           28,244                --              --           28,244
                                                       --------         --------        ----------        --------         --------

Gross profit                                                800           10,584                --            (800)          10,584

Selling, general and administrative
  expenses                                                  680            6,596                --            (800)           6,476
                                                       --------         --------        ----------        --------         --------

Operating income                                            120            3,988                --              --            4,108

Interest expense                                            557            2,118                --              --            2,675
                                                       --------         --------        ----------        --------         --------

Income (loss) before income taxes                          (437)           1,870                --              --            1,433

Income tax provision (benefit)                           (2,353)             867                --              --           (1,486)

Equity in earnings of affiliated
 companies, net of tax                                    1,003               --                --          (1,003)              --
                                                       --------         --------        ----------        --------         --------

Net income                                             $  2,919         $  1,003        $       --        $ (1,003)        $  2,919
                                                       ========         ========        ==========        ========         ========

DECORA INDUSTRIES, INC.
CONDENSED CONSOLIDATING CASH FLOW STATEMENT
FOR THE YEAR ENDED MARCH 31, 1996
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                               DECORA      GUARANTOR     NON-GUARANTOR
                                                             INDUSTRIES    SUBSIDIARY     SUBSIDIARY    ELIMINATIONS  CONSOLIDATED
Cash flows from operating activities:
    Net income                                                $ 2,919       $ 1,003       $      --      $(1,003)      $ 2,919
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization                            (429)        1,734              --           --         1,305
        Loss on disposal of property and equipment                 --            98              --           --            98
        Deferred income tax benefit                            (1,488)          (12)             --           --        (1,500)
        Net changes in current assets and liabilities            (434)       (2,882)             --           --        (3,316)
        Other, net                                               (337)           --              --           --          (337)
                                                              -------       -------       ---------      -------       -------

Net cash provided by (used in) operating activities               231           (59)             --       (1,003)         (831)
                                                              -------       -------       ---------      -------       -------

Cash flows from investing activities:
    Additions to notes receivable                                (198)           --              --           --          (198)
    Purchase of property and equipment                             --        (2,699)             --           --        (2,699)
    Retirement of property and equipment                           --           154              --           --           154
    Intercompany payable (receivable)                            (209)          209              --           --            --
    Intercompany investment                                    (1,003)           --              --        1,003            --
                                                              -------       -------       ---------      -------       -------

Net cash used in investing activities                          (1,410)       (2,336)             --        1,003        (2,743)
                                                              -------       -------       ---------      -------       -------

Cash flows from financing activities:
    Issuance of long-term debt                                    650         3,173              --           --         3,823
    Repayment of long-term debt                                  (200)         (720)             --           --          (920)
    Proceeds from issuance of common stock                        550            --              --           --           550
                                                              -------       -------       ---------      -------       -------

Net cash provided by financing activities                       1,000         2,453              --           --         3,453
                                                              -------       -------       ---------      -------       -------

    Net increase (decrease) in cash                              (179)           58              --           --          (121)
    Cash at beginning of year                                     202           107              --           --           309
                                                              -------       -------       ---------      -------       -------

    Cash at end of year                                       $    23       $   165       $      --      $    --       $   188
                                                              =======       =======       =========      =======       =======

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholder of
Decora, Incorporated


In our opinion, the accompanying balance sheets and the related statements of income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of Decora, Incorporated (a wholly-owned subsidiary of Decora Industries, Inc.) at March 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PricewaterhouseCoopers LLP

New York, New York
June 5, 1998

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's


                                 BALANCE SHEETS

                                                                MARCH 31,
                                                            1998          1997
ASSETS

Current assets:
   Cash and cash equivalents                              $   356        $   128
   Restricted cash                                            125             --
   Accounts receivable, less allowance for
    doubtful accounts of $171 and $499 at
    March 31, 1998 and 1997, respectively                   5,937          6,168
   Inventories                                              6,154          5,439
   Deferred income taxes                                      320            337
   Prepaid expenses and other current assets                  332            177
                                                          -------        -------

       Total current assets                                13,224         12,249

Property and equipment, net                                 6,990          7,781

Due from affiliates                                        18,227          3,060

Goodwill and other intangibles, net                        10,522         10,924

Other non-current assets                                    1,255            254
                                                          -------        -------

       Total assets                                       $50,218        $34,268
                                                          =======        =======


                                   (continued)





                 See accompanying notes to financial statements.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's

                                 BALANCE SHEETS

                                                                 MARCH 31,
                                                             1998         1997
LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                        $ 3,233       $ 1,983
   Accrued liabilities                                       2,007         1,513
   Accrued interest payable                                  1,111           333
   Current portion of long-term debt                           327         1,989
                                                           -------       -------

       Total current liabilities                             6,678         5,818

Long-term debt                                              28,774        15,007
Deferred income taxes                                          546           796
                                                           -------       -------

       Total liabilities                                    35,998        21,621
                                                           -------       -------

Shareholder's equity:
   Common stock, $.01 par value, 20,000
    shares authorized, 16,000 shares issued
    and outstanding                                            160           160
   Additional paid-in capital                                3,658         2,840
   Retained earnings                                        10,402         9,647
                                                           -------       -------

       Total shareholder's equity                           14,220        12,647
                                                           -------       -------

Commitments and contingencies (Note 9)                          --            --
                                                           -------       -------

       Total liabilities and shareholder's equity          $50,218       $34,268
                                                           =======       =======



                 See accompanying notes to financial statements.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's

                              STATEMENTS OF INCOME

                                                     YEAR ENDED MARCH 31,
                                              1998          1997          1996
Net sales                                    $36,305       $41,082       $38,828

Cost of goods sold                            27,015        30,503        28,244
                                             -------       -------       -------

Gross profit                                   9,290        10,579        10,584

Selling, general and administrative
 expenses                                      4,963         6,170         6,596

Non-recurring charges                            672            --            --
                                             -------       -------       -------

Operating income                               3,655         4,409         3,988

Interest expense                               2,388         2,010         2,118
                                             -------       -------       -------

Income before income taxes                     1,267         2,399         1,870

Income tax provision                             512         1,022           867
                                             -------       -------       -------

Net income                                   $   755       $ 1,377       $ 1,003
                                             =======       =======       =======



                 See accompanying notes to financial statements.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's

                            STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED MARCH 31,
                                                                   1998            1997            1996
Cash flows from operating activities:
   Net income                                                   $    755        $  1,377        $  1,003
   Adjustments to reconcile net income
    to net cash provided by operating activities:
      Depreciation and amortization                                2,101           2,253           1,734
      Loss on disposal of property and equipment                      98              --              98
      Net changes in current assets and liabilities                1,883          (1,612)         (2,882)
      Deferred income tax provision (benefit)                       (233)            (71)            (12)
      Other, net                                                    (759)             --              --
                                                                --------        --------        --------

Net cash provided by (used in)
  operating activities                                             3,845           1,947             (59)
                                                                --------        --------        --------

Cash flows from investing activities:
   Purchase of property and equipment                               (785)           (489)         (2,699)
   Retirement of property and equipment                               --              --             154
   Intercompany payable (receivable)                             (15,167)          1,034             209
                                                                --------        --------        --------

Net cash used in investing activities                            (15,952)            545          (2,336)
                                                                --------        --------        --------

Cash flows from financing activities:
   Issuance of long-term debt                                     18,000           5,814           3,173
   Repayment of long-term debt                                    (5,193)         (8,033)           (720)
   Payment of deferred financing costs                              (347)           (310)             --
                                                                --------        --------        --------

Net cash provided by (used in)
 financing activities                                             12,460          (2,529)          2,453
                                                                --------        --------        --------

Net increase (decrease) in cash                                      353             (37)             58
Cash at beginning of year                                            128             165             107
                                                                --------        --------        --------

Cash at end of year                                             $    481        $    128        $    165
                                                                ========        ========        ========

                 See accompanying notes to financial statements.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Financial Statements
--------------------------------------------------------------------------------
Amounts in 000's

                  STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                COMMON STOCK
                                          ---------------------    ADDITIONAL
                                                         PAR         PAID-IN       RETAINED
                                            SHARES      VALUE        CAPITAL       EARNINGS

Balance at March 31, 1995                  16,000       $   160       $ 2,840       $ 7,267

   Net income                                  --            --            --         1,003
                                          -------       -------       -------       -------


Balance at March 31, 1996                  16,000           160         2,840         8,270

   Net income                                  --            --            --         1,377
                                          -------       -------       -------       -------

Balance at March 31, 1997                  16,000           160         2,840         9,647

   Capital contribution from Parent            --            --           818            --
   Net income                                  --            --            --           755
                                          -------       -------       -------       -------

Balance at March 31, 1998                  16,000       $   160       $ 3,658       $10,402
                                          =======       =======       =======       =======



                 See accompanying notes to financial statements.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

  1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Decora, Incorporated (the "Company"), a wholly-owned subsidiary of Decora Industries, Inc. (the "Parent"), is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings and other specialty industrial products. The Company's products are sold under the ConTact brand name and manufactured at its production facility in Fort Edward, New York. The Company considers its operations to constitute a single business segment.

       The accompanying financial statements reflect the "push-down" basis of accounting in that the original acquisition debt incurred by the Parent and the resulting goodwill have been allocated to the Company's financial statements.

       FAIR VALUE OF FINANCIAL INSTRUMENTS
       The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. All financial instruments are held for purposes other than trading.

       A substantial majority of the Company' debt, in combination with interest rate swap agreements, bears current market rates of interest or is payable on demand. Accordingly, the carrying amount is considered a reasonable approximation of fair value.

       CASH AND CASH EQUIVALENTS
       The Company invests surplus cash in highly liquid debt instruments which have original maturities of less than three months and are considered to be cash equivalents. Certain debt agreements require the payment of monthly sinking fund deposits in order to retire the debt. Cash balances transferred for this purpose are considered restricted and are separately stated in the accompanying financial statements.

       REVENUES AND RECEIVABLES
       Sales of products and services are recognized when products are shipped and services are performed. Returns are minimal and are recorded when received. The Company's receivables are generally concentrated in the U.S. and Europe. A portion of the foreign sales are covered by confirmed letters of credit or export insurance. The Company does not generally require collateral for sales made within the United States.

       INVENTORIES
       Inventories are stated at the lower of cost (first-in, first-out method) or market.

       PROPERTY AND EQUIPMENT
       Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to thirty years.

       GOODWILL AND OTHER INTANGIBLES
       The excess of the aggregate purchase price over the fair value of the net assets of businesses acquired has been recorded as goodwill and is being amortized on the straight-line method over forty years. The trademark is being amortized over twenty years. Deferred financing fees are amortized to interest expense over the life of the underlying debt agreement. At each balance sheet date, the Company evaluates the

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

     recoverability of its intangible assets based on estimated future cash flows.

     INCOME TAXES
     The Company files a consolidated federal tax return with its Parent. The Parent and the Company have an informal tax sharing agreement which calls for the Company to record its current and deferred tax exposure as if it were a separate taxpayer. The provision for income taxes is provided based on the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

     RESEARCH AND DEVELOPMENT
     Research and development costs related to both present and future products are expensed as incurred. Research and development expenses amounted to $239,000, $216,000 and $302,000 in fiscal 1998, 1997 and 1996, respectively.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.

     RECLASSIFICATIONS
     Certain reclassifications have been made to prior years' amounts in order to conform with the current year presentation.


 2.  INVENTORIES

                                                               MARCH 31,
                                                      1998                 1997
Inventories consist of  ($000's):

   Raw materials                                     $3,131               $3,194
   Work-in-process                                    1,626                1,035
   Finished goods                                     1,397                1,210
                                                     ------               ------


                                                     $6,154               $5,439
                                                     ======               ======

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

  3.   PROPERTY AND EQUIPMENT

       Property and equipment, at cost, consist of ($000's):

                                                             MARCH 31,
                                                       1998            1997

Land and buildings                                  $  5,052           $  4,881
Machinery and equipment                                9,570              9,580
Furniture and fixtures                                   440                393
Leasehold improvements                                   617                617
Construction in progress                                 568                 89
                                                    --------           --------

                                                      16,247             15,560
Less:  accumulated depreciation                       (9,257)            (7,779)
                                                    --------           --------

                                                    $  6,990           $  7,781
                                                    ========           ========

       Depreciation expense was $1,478,000, $1,652,000 and $1,234,000 for fiscal 1998, 1997 and 1996, respectively.


  4.   GOODWILL AND OTHER INTANGIBLES

       Goodwill and other intangibles consist of the following ($000's):

                                                              MARCH 31,
                                                       1998               1997
Goodwill                                            $  9,857           $  9,857
Less:  accumulated amortization                       (1,803)            (1,549)
                                                    --------           --------

                                                       8,056              8,308
                                                    --------           --------

Trademark                                              2,000              2,000
Organization fees                                      1,299              1,299
Other                                                    280                280
                                                    --------           --------
                                                       3,579              3,579
Less:  accumulated amortization                       (1,113)              (963)
                                                    --------           --------
                                                       2,466              2,616
                                                    --------           --------
                                                    $ 10,522           $ 10,924
                                                    ========           ========

       Goodwill amortization was $254,000, $252,000 and $252,000 for fiscal 1998, 1997 and 1996, respectively. Amortization of other intangibles was $150,000, $166,000 and $133,000 for fiscal 1998, 1997 and 1996, respectively.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

  5.   EMPLOYEE BENEFIT PLANS

       The Company and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union - Management Pension Fund (the "Fund"). Based upon this agreement, the Company contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $302,000, $334,000 and $317,000 in fiscal 1998, 1997 and
       1996, respectively.

       The Company has a profit sharing plan and a 401(k) plan covering its salaried employees. The Company does not contribute to the 401(k) plan. The Company contributes to the profit sharing plan based upon Company performance at the discretion of executive management. Total expense relative to the profit sharing contributions amounted to $200,000, $175,000 and $68,000 in fiscal 1998, 1997 and 1996, respectively.


  6.   DEBT

       Debt consists of ($000's):

                                                                 MARCH 31,
                                                            1998             1997

          Subordinated Loan (a)                          $ 18,000*        $     --
          Term Loans (b)                                    6,910*           8,795
          Lines of Credit (c)                               2,500*           2,907
          Industrial Development Revenue Bonds (d)          2,460            2,460
          Senior Subordinated Note (e)                         --            2,900
                                                         --------         --------

                                                           29,870            7,062

              Less: Amounts due within one year              (326)          (1,989)
                    Unamortized debt discount                (770)             (66)
                                                         --------         --------


                                                         $ 28,774         $ 15,007
                                                         ========         ========


       * Amounts were paid in full with a portion of proceeds of the debt offering completed by the Parent in April 1998 (see Note 13). These amounts which would have been classified as current portion of debt at the end of fiscal 1998 have been reclassified to long-term debt due to the refinancing.


       Amounts maturing in fiscal 1999, 2000, 2001, 2002 and 2003 are:
       $4,558,000, $3,224,000, $665,000, $608,000, and $6,590,000, respectively.
       Substantially all of the Company's assets have been pledged as collateral. The Company's debt agreements generally prohibit the payment of dividends.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

 (a) On September 30, 1997, the Company entered into an $18 million subordinated loan agreement with a Pension Fund to provide a portion of the financing for the Parent's acquisition of the stock of Konrad Hornschuch AG ("Hornschuch"), a German corporation. The subordinated loan bears interest at 13% with the first cash interest payment due in September 1998 and three principal payments of $6,000,000 each due in September 2003, 2004 and 2005, respectively. The Pension Fund was also granted Series A warrants for the Parent's stock which are exercisable for the purchase of 1,818,000 shares of common stock at an exercise price of $5.00 per share.

 (b) The Company has term loans aggregating $6,910,000 at March 31, 1998. Two term loans with its primary lender of $3,837,000 and $2,875,000, respectively, bear interest at 30-day LIBOR plus 2.00% (7.69% at March 31, 1998) and are secured by certain accounts receivable, inventory and property and equipment. Of such term loans, $3,837,000 mature in May 1999 and $2,875,000 mature in April 2002.

       The third term loan arose in September 1995 when the Company borrowed $375,000 from the Washington County Local Development Corporation. The loan bears interest at 5.00% and is payable in monthly installments ending September 1, 2000. It is secured by certain of the Company's property and equipment. As of March 31, 1998, the outstanding balance of this note was $198,000.

       As of March 27, 1997, the Company entered into an interest rate swap agreement with its primary bank lender which expires May 31, 1999. The agreement effectively converts $8,523,000 of its variable rate borrowings into fixed rate obligations. Under the terms of the agreement, the Company makes payments at a fixed rate of 8.58% and receives variable rate payments at LIBOR plus 200 basis points, repriced at the beginning of each month. The net amount which will be paid or received will be included in interest expense. The agreement became effective as of April 1, 1997. At March 31, 1998, the fair value of the interest rate swap agreement was a $50,000 liability.

(c) The Company has a revolving line of credit of up to $6,000,000 which matures in August 1998 and is secured by various accounts receivable, inventory and equipment. The amount outstanding under the facility bears interest at prime plus 1 1/4% (9.5% at March 31, 1998). Availability under this credit facility is limited by specified percentages of current trade receivables and on-hand inventories. On March 27, 1997, the Company established a second line of credit of up to $1,000,000 which also matures in August 1998, bears interest at prime plus 1.0% (9.25% at March 31, 1998) and is secured by certain accounts receivable. Availability under this credit facility is limited by specified percentages of certain international trade accounts receivable. As of March 31, 1998, the availability under these lines of credit was $3,087,000.

(d) On November 13, 1996, the Company borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds, Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds mature on November 1, 2004 and require sinking fund payments of $20,833 per month beginning November 1997. The bonds bear interest at a floating rate which is adjusted weekly based on the remarketing agent's ability to re-market the bonds at par. As of March 31, 1998, the interest rate on the bonds was 3.65%. The bonds are credit enhanced through a letter of credit issued by the Parent's primary lender and, in addition

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

       to interest on the bonds, the Company pays its primary lender an annual letter of credit fee equal to 1.50% of the outstanding balance of the letter of credit, which was $2,497,000 at March 31, 1998.

 (e) In April 1990, the Company issued $7,000,000 of 14% senior subordinated notes, interest payable semi-annually. On June 28, 1996, the Company and the lender agreed to extend the repayment terms of the notes to include payments of $3,500,000 on each of April 15, 1997 and April 15, 1998. The amount due on April 15, 1997 was prepaid by the Company in two installments of $2,800,000 and $700,000 on November 13, 1996 and March 27, 1997, respectively. On March 27, 1997, the Company also prepaid $600,000 of the amount due on April 15, 1998. The notes were repaid in full during fiscal 1998.

       On June 28, 1996, the Parent and the lender also exchanged warrants held by the lender to purchase 20% of the Company's common stock for (i) a two-year, non-interest bearing, promissory note for $200,000 (the "new note") due April 15, 1998 and (ii) 200,000 shares of the Parent's common stock (the "new common stock"). The new note was repaid in full on March 27, 1997. The new common stock contains a guaranty which requires the issuance of additional shares to the lender if the market price of the Parent's common stock does not exceed $15.00 per share by April 1998. As of March 31, 1998, the market price of the Parent's common stock was $5.69.

       At March 31, 1996, prior to closing of the exchange agreement, the warrants held by the lender were valued at $1,642,000. Prior to the exchange, changes in the value of the warrants based upon results of operations and financial position of the Company were charged or credited to interest expense.


  7.   INCOME TAXES

       Income taxes are summarized as follows ($000's):

                                        1998           1997           1996
Current tax expense (benefit):
  Federal                            $   710        $   993        $   920
  State                                   35            100            (41)
                                     -------        -------        -------


                                         745          1,093            879
Deferred tax expense (benefit)          (233)           (71)           (12)
                                     -------        -------        -------


                                     $   512        $ 1,022        $   867
                                     =======        =======        =======


DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------


       Net deferred tax (liabilities) assets are comprised of the following at March 31, 1998 and 1997 ($000's):

       CURRENT
                                                       1998               1997

          Accruals                                    $ 156               $ 133
          Valuation reserves                            164                 204
                                                      -----               -----

                                                      $ 320               $ 337
                                                      -----               -----
       NON-CURRENT
                                                       1998                1997

         Depreciation                                 $(466)              $(296)
         Other, net                                    (288)               (688)
         Tax credits                                    208                 188
                                                      -----               -----

                                                      $(546)              $(796)
                                                      -----               -----



       The Company had $152,000 in research and development tax credits at March 31, 1998, which begin to expire in 2005.

       The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following ($000's):

                                            1998            1997            1996

Provision at statutory rate                $  443          $  840         $  678
Effect of permanent items                     152             176            183
Other                                         (83)              6              6
                                           ------          ------         ------

Provision for income taxes                 $  512          $1,022         $  867
                                           ======          ======         ======




  8.   NON-RECURRING CHARGES

       The statement of income for fiscal 1998 reflects certain non-recurring charges totalling $672,000. Of these charges, $531,000 related to severance costs for U.S. work force reductions implemented in anticipation of operating synergies with the Parent's acquisition of Hornschuch and $141,000 related to print tooling redundancies between the two operations.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------

  9.   COMMITMENTS AND CONTINGENCIES

       The Company is involved in various legal proceedings, the ultimate resolution of which, in the opinion of management, will not have a materially adverse impact on the financial condition, results of operations or cash flows of the Company.


 10.   BUSINESS AND CREDIT CONCENTRATIONS

       Prior to the acquisition of the Decorative Coverings Group (see Note 13), the Company's primary customer was Rubbermaid, Inc., which accounted for 84%, 89% and 90% of net sales in fiscal 1998, 1997 and 1996, respectively. Accounts receivable from Rubbermaid at March 31, 1998 and 1997 were $4,279,000 and $3,115,000, respectively. The Company estimates an allowance for doubtful accounts based upon the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in these factors could affect the Company's estimate.


 11.   RELATED PARTY TRANSACTIONS

       During fiscal 1998, 1997 and 1996, the Company paid management fees to its Parent of approximately $800,000 which is included in selling, general and administrative expenses on the statement of income. These fees relate to various operating and management services including centralized cash management.

       The Due from affiliate represents the net intercompany transactions between the Company, it's Parent and the Parent's German subsidiary. As more fully described in Note 6, the Company borrowed $18,000,000 from a Pension Fund on October 1, 1997 to assist the Parent in financing the acquisition of Hornschuch. The funds were loaned to the Parent with $15,100,000 being used to acquire shares of Hornschuch and $2,900,000 of the remaining funds being used to retire certain indebtedness. The debt was issued with warrants to purchase shares of the Parent's common stock at an exercise price of $5.00 per share. The fair value of the warrant as of the date of issuance approximated $818,000, which was accounted for as debt discount and an increase to additional paid in capital. No interest is charged by the Company on the outstanding balance and the amount due has no definitive repayment schedule. The average balance due from affiliates was $10,644,000, $3,577,000 and $4,199,000 at March 31, 1998,
       1997 and 1996, respectively. The Parent's sources of income are limited to the management fees received from the Company and the dividends, if any, that it receives from its foreign subsidiaries.

DECORA, INCORPORATED
(a wholly-owned subsidiary of Decora Industries, Inc.)
Notes to Financial Statements
--------------------------------------------------------------------------------


 12.   SUPPLEMENTAL CASH FLOW INFORMATION

       Changes in current assets and liabilities, exclusive of acquisitions and dispositions of subsidiaries, were as follows ($000's):

                                                                   1998            1997          1996

   (Increase) decrease in accounts receivable                    $   231        $(2,017)       $(1,800)
   (Increase) decrease in inventory                                 (715)           564         (1,129)
   (Increase) decrease in other assets                              (155)           106            621
   Increase (decrease) in accounts payable                         1,250           (159)          (673)
   Increase (decrease)  in accrued liabilities                     1,272           (106)            99
                                                                 -------        -------        -------

                                                                 $ 1,883        $(1,612)       $(2,882)
                                                                 =======        =======        =======

Supplemental cash flow information is as follows ($000's):

Cash paid during the year for interest                           $ 1,551        $ 1,816        $ 2,001
                                                                 =======        =======        =======

Cash paid during the year for
 income taxes                                                    $   184        $   194        $    45
                                                                 =======        =======        =======



       During fiscal 1997, 200,000 shares of the Parent's common stock and notes payable in the amount of $874,000 were issued upon the conversion of $1,642,000 of warrants in subsidiary.


 13.   SUBSEQUENT EVENTS

       On April 29, 1998, the Company acquired (at a cost of approximately $69,000,000 which includes closing costs) certain assets, including trademarks (including the Con-Tact trademark) and tradenames, of Rubbermaid's Decorative Coverings Group ("DCG") and refinanced certain debt (aggregating approximately $27,000,000). These transactions were funded with a bond offering by the Parent of $112,750,000 principal amount, 11%, secured notes due in May 2005 and a loan of $10 million from Hornschuch's existing credit facility. In securing the loan, the Parent has pledged 100% of the Company's stock as collateral against the bonds.

                          CONSOLIDATED BALANCE SHEET OF
                 KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEISSBACH
                            AS OF SEPTEMBER 30, 1997
                          (GERMAN MARKS, IN THOUSANDS)

ASSETS

                                                                    Unaudited
                                                               -------------------
                                                                 TDM          TDM
A. FIXED ASSETS
   I. Intangible assets
      Licences, trademarks and patents                                         234
  II. Tangible assets
      1. Land and buildings                                     6,341
      2. Technical equipment and machinery                     25,862
      3. Other equipment, office furniture and equipment        6,355
      4. Assets under construction                              1,763
                                                               ------
                                                                            40,321
 III. Financial assets
      Shares in affiliated companies                                            80
B. CURRENT ASSETS
   I. Inventories
      1. Raw materials and supplies                             5,123
      2. Work in process                                        4,920
      3. Finished goods                                        27,146
                                                               ------
                                                                            37,189
  II. Receivables and other current assets
      1. Trade receivables                                     33,527
      2. Due from affiliated companies                          3,085
      3. Other current assets                                   1,488
                                                               ------
                                                                            38,100
 III. Marketable securities
      Shares in affiliated companies                                            50
  IV. Cash and cash equivalents                                              1,564
C. PREPAID EXPENSES
      1. Debt discount                                              8
      2. Other                                                    749
                                                               ------
                                                                               757
                                                                           -------
                                                                           118,295
                                                                           =======

                          CONSOLIDATED BALANCE SHEET OF
                 KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEISSBACH
                            AS OF SEPTEMBER 30, 1997
                          (GERMAN MARKS, IN THOUSANDS)


LIABILITIES AND EQUITY

                                                        Unaudited
                                                  --------------------
                                                   TDM           TDM
A. SHAREHOLDERS' EQUITY
   I. Capital stock                               30,800
   II. Additional paid in capital                  4,400
   III. Revenue reserves                           3,024
   IV.  Accumulated deficit                       (1,447)
                                                  ------
                                                                36,777
B. ACCRUALS
   1. Accruals for pensions                       11,150
   2. Accrued taxes                                    4
   3. Other accruals                              23,046
                                                  ------
                                                                34,200
C. LIABILITIES
   1. Liabilities to banks                        32,895
   2. Advance payments received                      303
   3. Trade payables                               8,913
   4. Amounts due to affiliated companies             --
   5. Other liabilities                            5,207
                                                  ------
                                                                47,318
D. DEFERRED INCOME                                                  --
                                                               118,295
                                                               =======

                     CONSOLIDATED PROFIT AND LOSS ACCOUNT OF
                 KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEISSBACH
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                   (Unaudited)
                          (GERMAN MARKS, IN THOUSANDS)



                                                           Nine months ended               Nine months ended
                                                          September 30, 1997               September 30, 1996
                                                       ---------------------------------------------------------
                                                         TDM             TDM             TDM              TDM
Net sales                                               155,021                         153,885
Increase (decrease) in finished
    goods and work in process                               103                          (1,650)
Other capitalized labor, overhead, and material             234                             153
Other operating income                                    3,023         158,381           1,244          153,632
                                                       --------                        --------

Material cost                                                            69,611                           69,175
Personnel cost                                                           43,948                           45,540
Depreciation expense                                                      8,111                            8,760
Other operating expenses                                                 30,416                           30,293
Interest expense                                                          2,237                            2,627
                                                                       --------                         --------
Results of ordinary income (loss)                                         4,058                           (2,763)
Taxes on income                                             113                              38
Other taxes                                                 374             487             591              629
                                                       --------        --------        --------         --------
                                                                          3,571                           (3,392)
                                                                       ========                         ========

                        KONRAD HORNSCHUCH GROUP ACCOUNTS

                MEASUREMENT OF MATERIAL VARIATIONS IN ACCOUNTING
                 METHODS USED UNDER GERMAN GAAP VERSUS U.S. GAAP

                            ON BALANCE SHEET ACCOUNTS
                              AT SEPTEMBER 30, 1997

                                   (Unaudited)
                          (GERMAN MARKS, IN THOUSANDS)



                                                                              DIFFERENCE
                                                GERMAN GAAP       U.S.         INCREASE/
                                                  AMOUNT      GAAP AMOUNT     (DECREASE)
                                                -----------   -----------     ----------
Asset affected:
ITEM 1 - Deferred tax asset                            0          8,773          8,773
ITEM 2 - Intangible asset                              0         11,822         11,822
                                                 -------        -------        -------
Total assets affected                                  0         20,595         20,595
                                                 -------        -------        -------

Liabilities affected:
ITEM 2 - Pension obligation                       12,037         27,693         15,656
ITEM 3 - Accrued expenses - repair and
         maintenance                                 600              0           (600)
ITEM 4 - Accrued expenses - restructuring
         charges                                   2,757          1,157         (1,600)
                                                 -------        -------        -------
Total liabilities affected                        15,394         28,850         13,456
                                                 -------        -------        -------
Net equity                                                                       7,139
                                                                               =======

                        KONRAD HORNSCHUCH GROUP ACCOUNTS

                MEASUREMENT OF MATERIAL VARIATIONS IN ACCOUNTING
                METHODS USED IN COMPUTING NET INCOME UNDER GERMAN
                            GAAP VERSUS U.S. GAAP FOR
                THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                   (Unaudited)
                          (GERMAN MARKS, IN THOUSANDS)


                                                                      1997           1996
                                                                     ------         ------
Net income (loss) as reported in the unaudited financial
statements of Konrad Hornschuch under German GAAP                     3,571         (3,392)

Income (expense):
ITEM 1 - Differences in income tax provision (assumes initial implementation of FAS 109 in 1994 and
         an effective tax rate of 43.8%)                               (710)         2,186
ITEM 2 - Differences in pension expense as calculated
         under FAS 87 of U.S. GAAP versus German
         GAAP                                                        (2,065)        (1,511)
                                                                     ------         ------
Net income (loss) as reported in the unaudited financial
statements of Konrad Hornschuch under U.S. GAAP                         796         (2,717)
                                                                     ======         ======

                        KONRAD HORNSCHUCH GROUP ACCOUNTS
               QUANTITATIVE RECONCILIATION OF FINANCIAL STATEMENTS
             PREPARED ON A COMPREHENSIVE BASIS OTHER THAN U.S. GAAP


Item 1 - Under U.S. GAAP - SFAS NO. 109 - "Accounting for Income Taxes" - a deferred tax asset or liability is determined based on the difference between the financial reporting and the tax basis of the asset or liability tax effected using enacted tax rates in effect in the years in which the differences are expected to reverse. Included in the tax effects is the recognition of a deferred tax asset for German net operating loss carryforwards which have an unlimited life under German tax law. Considering the unlimited NOL life and the earnings potential of the Company, the deferred tax asset determined in accordance with SFAS 109 has been calculated, as well as the impact on the provision for income taxes and is shown as a reconciling item between German GAAP and U.S. GAAP.

Item 2 - Under German GAAP, the Company has two pension liabilities, one recorded and one unrecorded. In addition, the German GAAP actuarial calculation does not consider anticipated salary increases or cost of living increases for pension payments. For German GAAP purposes, both pension liabilities are calculated using a statutorily mandated 6% interest rate to present value the pension liabilities. For U.S. GAAP purposes, both pension liabilities have been calculated in accordance with SFAS No. 87 - "Employer Accounting for Pensions" for each of the periods presented and an appropriate U.S. GAAP pension expense was recognized for each year presented. The German requirements are funded on a cash basis, therefore no plan assets exist. In accordance with SFAS No. 87, an additional minimum liability for the unfunded accumulated benefit obligation has also been recognized as a liability. In addition, an intangible asset equal to the amount of the unamortized transition obligation has been recognized in accordance with SFAS 87. The differences between German GAAP and U.S.
GAAP valuations at September 30, 1997 and for the nine months then ended have been reflected.

Item 3 - Under U.S. GAAP, repair and maintenance costs are expensed as incurred, while under German GAAP, a liability can be established for future repair and maintenance costs. Accordingly, the differences between German GAAP and U.S. GAAP at September 30, 1997 have been reflected. There were no differences in expense between German GAAP and U.S. GAAP for the nine months ended
September 30, 1997.

Item 4 - Under U.S. GAAP, restructuring charges are recognized in accordance with EITF 94-3. Under German GAAP, the restructuring charge, which was recorded in 1996, includes an employee reduction plan plus accruals relative to future consulting fees to reengineer/implement new automated accounting and administrative technology. Under U.S. GAAP, these consulting fees cannot be accrued as they benefit future periods. Accordingly, the differences between German GAAP and U.S. GAAP for accrued restructuring charges at each balance date have been reflected.

                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

        The following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 1998 is based upon the individual consolidated statements of operations of the Company and Hornschuch and give effect to the Hornschuch Acquisition as if it had occurred on April 1, 1997.

        The Company has accounted for the Hornschuch Acquisition using the purchase method of accounting under which tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. Adjustments to the unaudited pro forma condensed consolidated statement of operations include such adjustments that are directly attributable to the Hornschuch Acquisition and which are expected to have a continuing impact on the Company. Allocations of the purchase price in the Hornschuch Acquisition have been determined based on estimates of fair value and, therefore, are subject to change. Differences between the amounts included herein and the final allocations are not expected to be material.

        This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results of operations which would have been attained had the Hornschuch Acquisition been consummated on April 1, 1997 or which may be attained in the future. Such statement should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements included herein.

                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED MARCH 31, 1998
                                 (In thousands)


                                                                 Hornschuch for
                                                                 the Six Months
                                        The Company for              Ended
                                         the Year Ended           September 30,        Pro Forma              Pro Forma
                                       March 31, 1998(a)              1997            Adjustments           Consolidated
                                       ----------------------------------------------------------------------------------
Net sales .........................          $  98,407             $  59,791                                 $ 158,198
Cost of goods sold ................             68,220                44,111          $     137(b)             111,929
                                                                                           (539)(c)
                                             ---------             ---------          ---------              ---------
Gross profit ......................             30,187                15,680                402                 46,269
Selling, general and administrative             17,677                14,211                 68(b)              32,170
    expenses ......................                                                         214(d)
Non-recurring charges .............              1,461                    --                 --                  1,461
                                             ---------             ---------          ---------              ---------
Operating income ..................             11,049                 1,469                120                 12,638
Interest expense ..................              3,829                   848              1,692(e)               6,369
                                             ---------             ---------          ---------              ---------
Income before income taxes and
    minority interest .............              7,220                   621             (1,572)                 6,269
Income tax provision ..............              3,278                   330               (827)(f)              2,781
Minority interest in earnings of
    subsidiary ....................              1,212                    --                 77(g)               1,289
                                             ---------             ---------          ---------              ---------
Net income ........................          $   2,730             $     291          $    (822)             $   2,199
                                             =========             =========          =========              =========

-------------------

(a) The results of operations of Hornschuch are included in the results of the Company since the Hornschuch Acquisition on October 1, 1997. During the three months ended March 31, 1997, Hornschuch's net sales, operating income and net income were $30,277, $773 and $173, respectively. Such amounts have not been included in the pro forma information.

(b) Reflects the estimated increase in depreciation expense based on the step-up in basis of property and equipment acquired.

(c) The six months ended September 30, 1997 for Hornschuch reflects an adjustment to pension expense to recognize amortization of an intangible pension asset. Effective with the Hornschuch Acquisition, the intangible asset was replaced in purchase accounting. This adjustment reflects the reversal of the charge to cost of sales for the amortization of the pension asset.

(d) Reflects the amortization of intangibles including goodwill over an estimated life of 40 years and an agreement not to compete over the contract life of four years.

(e) Reflects interest expense on indebtedness and amortization of related fees and expenses incurred in connection with the Hornschuch Acquisition.

(f)     Reflects the estimated income tax effect of the pro forma adjustments.

(g)     Reflects the minority interest in Hornschuch's earnings.

GERMAN OPINION

The consolidated financial statements based on the financial statements of the parent company KHAG to 31 December 1996 have been examined by us and we give our unqualified opinion thereon. The financial statements of foreign affiliated companies have been examined by local auditors and they have also given their unqualified opinion thereon.

We verify that this report complies with the regulations according to ss. 321
(1) HGB and finally confirm that the consolidated financial statements of Konrad Hornschuch Aktiengesellschaft, WeiBbach, to 31 December 1996 and the group management report for the financial year 1996 comply with the legal regulations.

On the basis of our examination, we give our unqualified opinion as follows:

        "The consolidated financial statements, which we have audited in accordance with professional standards, comply with the legal regulations. The consolidated financial statements present, in compliance with required accounting principles, a true and fair view of the net worth, financial position and results of the group. The group management report is in agreement with the consolidated financial statements."


Stuttgart, 2 April 1997


                                       Dr. Ebner, Dr.Stolz und Partner GmbH
                                       Wirtschaftsprufungsgesellschaft,Weissbach
                                         Steuerberatungsgesellschaft






UNITED STATES OPINION

In our opinion, the consolidated financial statements of Konrad Hornschuch AG present fairly, in all material respects, the financial position of the group at 31st December 1996 and 1995 and the results of its operations for each of the two years in the period ended 31st December 1996 in conformity with accounting principles generally accepted in Germany.

Accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for each of the two years in the period ended 31st December 1996 and consolidated shareholders' equity at 31st December 1996 and 1995 as shown in the summary of differences between German and U.S. generally accepted accounting principles.


Stuttgart, 11 December 1997



                                            Dr. Ebner, Dr.Stolz und Partner GmbH
                                                Wirtschaftsprufungsgesellschaft
                                                  Steuerberatungsgesellschaft

CONSOLIDATED BALANCE SHEET OF KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEIBBACH, AS OF 31 DECEMBER 1996


A S S E T S                                                              As of               As of
                                                                  December 31,        December 31,
                                                                          1996                1995
                                                --------------------------------------------------
                                                        DM                  DM                 TDM
A. FIXED ASSETS

I. Intangible Assets

Licences, trademarks and patents                                       299.107                 197

II. Tangible Assets

1. Land and buildings                            6.340.823                                   6.475
2. Technical equipment and machinery            33.525.077                                  34.934
3. Other equipment, office
     furniture and equipment                     6.237.569                                   6.652
4. Assets under construction                       200.806                                     292
                                                ----------                                 -------
                                                                    46.304.275              48.353

III. Financial Assets

Shares in affiliated companies                                          80.001                  80


B. CURRENT ASSETS

I. Inventories

1. Raw materials and supplies                    5.275.366                                   6.407
2. Work in process                               4.358.104                                   4.106
3. Finished goods                               26.845.904                                  28.561
                                                ----------                                 -------
                                                                    36.479.374              39.074
II. Receivables and other
    current assets

1. Trade receivables                            31.138.688                                  30.297
2. Due from affiliated
     companies                                   2.375.872                                   3.116
3. Other current assets                          2.474.673                                   2.769
                                                ----------                                 -------
                                                                    35.989.233              36.182
III. Marketable securities

Shares in affiliated companies                                          50.000                 229

IV. Cash and cash equivalents                                          673.618                 718

C. PREPAID EXPENSES

1. Debt discount                                    13.500                                      37
2. Other                                         1.153.763                                     898
                                                ----------                                 -------
                                                                     1.167.263                 935
                                                                   -----------             -------

                                                                   121.042.871             125.768
                                                                   ===========             =======

                                   Enclosure 1

L I A B I L I T I E S  A N D  E Q U I T Y                                    As of            As of
                                                                      December 31,     December 31,
                                                                              1996             1995
                                                ---------------------------------------------------
                                                                 DM             DM              TDM
A. SHAREHOLDERS' EQUITY

I.   Capital Stock                              30.800.000                                  30.800

II.  Additional paid in capital                  4.400.000                                   4.400

III. Revenue Reserves                            2.240.993                                   1.244

IV.  Accumulated deficit                        -3.107.454                                  -2.050
                                                ----------                                 -------
                                                                    34.333.539              34.394


B. ACCRUALS

1. Accruals for pensions                        11.149.716                                  11.261
2. Accrued taxes                                    19.331                                      28
3. Other accruals                               16.192.682                                   8.070
                                                ----------                                 -------
                                                                    27.361.729              19.359


C. LIABILITIES

1. Liabilities to banks                         46.145.714                                  56.332
2. Advance payments
   received                                        125.457                                     183
3. Trade payables                                8.224.028                                   9.664
4. Amounts due to
   affiliated companies                             11.284                                     227
5. Other liabilities                             4.841.120                                   5.607
                                                ----------                                 -------
                                                                    59.347.603              72.013


D. DEFERRED INCOME                                                           0                   2
                                                                   -----------             -------
                                                                   121.042.871             125 768
                                                                   ===========             =======

                                                                     Enclosure 2

CONSOLIDATED PROFIT AND LOSS ACCOUNT OF KONRAD-HORNSCHUCH AKTIENGESELLSCHAFT, WEIBBACH, FOR THE PERIOD OF 1 JANUARY TO 31 DECEMBER 1996


                                                                1996                        1995

                                                             DM              DM        TDM          TDM
                                                     ---------------------------------------------------
1. SALES                                             202.044.414                     189.163
2. Decrease in finished goods and work in process    - 2.981.808                       - 896
3. Other capitalized labor, overheads and material       332.139                         333
4. Other operating income                              2.909.993     202.304.738       5.261     193.861
                                                     -----------                     -------

5. Material costs
a) Raw materials, supplies and purchased goods        81.706.517                      86.118
b) Purchased services                                  3.805.427      85.511.944       5.220      91.338
                                                     -----------                     -------
6. Personnel costs
a) Wages and salaries                                 45.117.026                      47.354
b) Social security and pension                        10.767.142      55.884.168      10.800      58.154
                                                     -----------                     -------
7. Depreciation on intangible and tangible assets                     10.772.854                  11.305
8. Other operating expenses                                           46.977.947                  38.084
                                                                     -----------                 -------
                                                                       3.157.825                 - 5.020
9.  Income from profit and loss transfer agreement         1.989                           0
10. Other interest and similar income                    227.048                         420
-.  Write-down of shares in affiliated companies               0                          29
-.  Expenses from loss absorption                              0                         212
11. Interest and similar expenses                      3.468.742     - 3.239.705       3.684     - 3.505
                                                     -----------     -----------     -------     -------

12. RESULTS OF ORDINARY OPERATIONS                                      - 81.880                 - 8.525
13. Taxes on income                                      128.404                         227
14. Other taxes                                          548.123         676.527         743         970
                                                     -----------     -----------     -------     -------

15. NET LOSS OF THE YEAR                                               - 758.407                 - 9.495
16. (Accumulated deficit)/retained earnings                          - 2.049.511                     617
     beginning of year
17. Withdrawal from revenue reserves                                     979.176                   6.973
18. Earnings appropriated to revenue reserves                          1.278.712                     145
                                                                     -----------                 -------
19. ACCUMULATED DEFICIT                                              - 3.107.454                 - 2.050
                                                                     ===========                 =======

                                                                     Enclosure 3

 DEVELOPMENT CONSOLIDATED FIXED ASSETS OF KONRAD HORNSCHUCH AKTIENGESELLSCHAFT,
                     WEIBBACH, IN THE FISCAL YEAR 1996

----------------------------------------------------------------------------------------------
                                                  Costs
----------------------------------------------------------------------------------------------
                              As of  Differences  Additions  Transfers  Disposals        As of
                           1.1.1996  in currency                                    31.12.1996
----------------------------------------------------------------------------------------------
                                 DM           DM         DM         DM         DM           DM
I. INTANGIBLE ASSETS

Licences, trademarks
  and patents             4.864.835          455    201.478     50.279      3.868    5.113.179
-----------------------------------------------------------------------------------------------

II. TANGIBLE ASSETS

1. Land and
   buildings             23.832.200            0    468.429          0    197.671   24.102.958
-----------------------------------------------------------------------------------------------
2. Technical equipment
   and machinery        136.765.328            0  6.261.809    260.974  5.493.449  137.794.662
-----------------------------------------------------------------------------------------------

3. Other equipment,
   office furniture
   and equipment         26.888.242      128.817  1.895.492   - 19.151    813.183   28.080.217
-----------------------------------------------------------------------------------------------

4. Assets under
   construction             291.718          384    200.806  - 292.102          0      200.806
-----------------------------------------------------------------------------------------------
                        187.777.488      129.201  8.826.536   - 50.279  6.504.303  190.178.643
-----------------------------------------------------------------------------------------------

III. FINANCIAL ASSETS

Shares in affiliated
  Companies                 328.702            0          0          0     28.700      300.002
-----------------------------------------------------------------------------------------------
                        192.971.025      129.656  9.028.014          0  6.536.871  195.591.824
-----------------------------------------------------------------------------------------------

Licences, trademarks
  and patents             4.864.835          455    201.478     50.279      3.868    5.113.179
-----------------------------------------------------------------------------------------------

II. TANGIBLE ASSETS

1. Land and buildings    23.832.200            0    468.429          0    197.671   24.102.958
-----------------------------------------------------------------------------------------------

2. Technical equipment
   and machinery        136.765.328            0  6.261.809    260.974  5.493.449  137.794.662
-----------------------------------------------------------------------------------------------

3. Other equipment,
   office furniture
   and equipment         26.888.242      128.817  1.895.492   - 19.151    813.183   28.080.217
-----------------------------------------------------------------------------------------------
4. Assets under
   construction             291.718          384    200.806  - 292.102          0      200.806
-----------------------------------------------------------------------------------------------
                        187.777.488      129.201  8.826.536   - 50.279  6.504.303  190.178.643
-----------------------------------------------------------------------------------------------

III. FINANCIAL ASSETS

Shares in affiliated
  companies                 328.702            0         0           0     28.700      300.002
-----------------------------------------------------------------------------------------------
                        192.971.025      129.656  9.028.014          0  6.536.871  195.591.824
-----------------------------------------------------------------------------------------------

                                                                     Enclosure 3

 DEVELOPMENT CONSOLIDATED FIXED ASSETS OF KONRAD HORNSCHUCH AKTIENGESELLSCHAFT,
                     WEIBBACH, IN THE FISCAL YEAR 1996

---------------------------------------------------------------------------------------------------------------------------
                                                                                                     Net book
                                                    Accumulated depreciation                           value
---------------------------------------------------------------------------------------------------------------------------
                                As of    Differences                                           As of       As of      As of
                             1.1.1996    in currency    Additions  Transfers  Disposals   31.12.1996  31.12.1996 31.12.1996
---------------------------------------------------------------------------------------------------------------------------
                                  DM             DM           DM         DM         DM           DM          DM          DM
I. INTANGIBLE ASSETS

Licences, trademarks
  and patents              4.667.852            170      130.912     18.085      2.947    4.814.072     299.107     196.983
---------------------------------------------------------------------------------------------------------------------------

II. TANGIBLE ASSETS

1. Land and buildings     17.357.412              0      545.538          0    140.815   17.762.135   6.340.823   6.474.788
---------------------------------------------------------------------------------------------------------------------------
2. Technical equipment
   and machinery         101.831.602              0    7.892.660          0  5.454.677  104.269.585  33.525.077  34.933.726
---------------------------------------------------------------------------------------------------------------------------
3. Other equipment,
   office furniture
   and equipment          20.236.379         88.620    2.203.744   - 18.085    668.010   21.842.648   6.237.569   6.651.863
---------------------------------------------------------------------------------------------------------------------------
4. Assets under
   construction                    0              0            0          0          0            0     200.806     291.718
---------------------------------------------------------------------------------------------------------------------------
                         139.425.393         88.620   10.641.942   - 18.085  6.263.502  143.874.368  46.304.275  48.352.095
---------------------------------------------------------------------------------------------------------------------------

III. FINANCIAL ASSETS

Shares in affiliated
 Companies                   248.700              0            0          0     28.699      220.001      80.001      80.002
---------------------------------------------------------------------------------------------------------------------------
                         144.341.945         88.790   10.772.854          0  6.295.148  148.908.441  46.683.383  48.629.080
---------------------------------------------------------------------------------------------------------------------------
Licences, trademarks
  and patents              4.667.852            170      130.912     18.085      2.947    4.814.072     299.107     196.983
---------------------------------------------------------------------------------------------------------------------------

II. TANGIBLE ASSETS

1. Land and buildings     17.357.412              0      545.538          0    140.815   17.762.135   6.340.823   6.474.788
---------------------------------------------------------------------------------------------------------------------------
2. Technical equipment
   and machinery         101.831.602              0    7.892.660          0  5.454.677  104.269.585  33.525.077  34.933.726
---------------------------------------------------------------------------------------------------------------------------
3. Other equipment,
   office furniture
   and equipment          20.236.379         88.620    2.203.744   - 18.085    668.010   21.842.648   6.237.569   6.651.863
---------------------------------------------------------------------------------------------------------------------------
4. Assets under
   construction                    0              0            0          0          0            0     200.806     291.718
---------------------------------------------------------------------------------------------------------------------------
                         139.425.393         88.620   10.641.942   - 18.085  6.263.502  143.874.368  46.304.275  48.352.095
---------------------------------------------------------------------------------------------------------------------------

III. FINANCIAL ASSETS

Shares in affiliated
  companies                  248.700              0            0          0     28.699      220.001      80.001      80.002
---------------------------------------------------------------------------------------------------------------------------
                         144.341.945         88.790   10.772.854          0  6.295.148  148.908.441  46.683.383  48.629.080
---------------------------------------------------------------------------------------------------------------------------

                                                                     Enclosure 5

 SCHEDULE OF INVESTMENTS OF KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEIBBACH,

                             AS OF 31 DECEMBER 1996

                     (Amounts in 1.000 units local currency)

                                                  Share in    authorized                    Result
        Name and domicile                         capital    share capital   Net assets   of the year
        of the company               Currency        %        31.12.1996     31.12.1996      1996
        ---------------------------------------------------------------------------------------------
        Affiliated companies

        1. Consolidated companies

        Hornschuch Italia S.R.L.,
        Rho/Italy                      ITL          100        1,000,000     1,055,000     - 662,000(1)

        Hornschuch U.K. Limited,
        Northampton/Great Britain      GBP          100               50             9          - 21(1)

        Hornschuch CS spol. s.r.o.,
        Kraluv Dvur/Czech Republic
                                       CZK          100              400         - 905       - 3,514(1)

        2. Non-consolidated
           companies

        Verwaltungsgesellschaft
        WeiBbach Gesellschaft
        mit be-schrankter Haftung,
        WeiBbach                        DM          100               50            50           (2)(2)

        Spinnereien und Webereien
        im Wiesental Gesellschaft
        mit beschrankter Haftung,
        Lorrach                         DM          100            2,500         2,500       (1,785)(3)

        Hornschuch (Suisse) GmbH,
        Lenzburg/Suisse                CHF          100               50            99             7



An inactive foreign participation was not listed because of the little importance.


--------------------
        (1) according to commercial balance sheet II

        (2) Konrad Hornschuch Aktiengesellschaft maintains a profit pooling agreement with this subsidiary whereby profits or losses of the subsidiary are consolidated with the parent company both for income tax and trade tax filing purposes. No tax impact is included in the results at the subsidiary level. The result of the financial year 1995 of TDM 2 was transferred to Konrad Hornschuch Akt;engesellschaft. This result includes the profit of TDM 1,765 of Spinnerelen und Webereien im Wiesental GmbH.

        (3) Verwaltungsgesellschaft WeiBbach GmbH maintains a profit pooling agreement with this subsidiary whereby profits and losses of the subsidiary are consolidated with the parent company. No tax impact is included in the results at the subsidiary level. The profit of TDM 1,785 was transferred to Verwaltungsgeselischaft WeiBbach GmbH.

                  APPENDIX OF THE PUBLIC COMPANY AND THE GROUP

                      KONRAD HORNSCHUCH AG, WEIBBACH,

                            FOR THE FISCAL YEAR 1996




The individual and the consolidated financial statements of Konrad Hornschuch AG are explained together below; unless otherwise stated, these explanations apply to both these financial statements.

To improve the overview, the amounts of the balance sheet and the profit and loss account are stated in full DM.



I.        GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


The financial statements of Konrad Hornschuch AG and the consolidated financial statements have been drawn up according to the regulations of the commercial code or the company law.

For the profit and loss accounts, the cost-summary method has been used consistently.

The remarks which have to be made, according to the legal regulations, for the items of the profit and loss account as well as extensive explanations are stated in the summarized appendix for the Konrad Hornschuch AG and the group.



II.  CONSOLIDATED COMPANIES


The consolidated financial statements include, apart from Konrad Hornschuch AG, the marketing companies in Italy, Great Britain and Czech Republic:

          Hornschuch Italia S.R.L., Rho/Italy
          Hornschuch U.K. Limited, Northampton/Great Britain
          Hornschuch CS spol. s r.o., Kraluv Dvur/Czech Republic

For all companies, Konrad Hornschuch AG holds 100 % of the capital shares; a year end closing date of 31 December is used for the group.

The group financial statements exclude an inactive foreign subsidiary as well as the Hornschuch (Suisse) GmbH, according to ss. 296 Abs. 2 HGB because of their secondary importance. Hornschuch (Suisse) GmbH, which has no individual organization, provides for billing of deliveries to the Swiss customers.

In addition, the Verwaltungsgesellschaft WeiBbach Gesellschaft mit beschrankter Haftung as well as its subsidiary Spinnereien und Webereien im Wiesental GmbH have not been consolidated because their exclusive purpose is the utilization of the no longer operational plant areas in Urbach and Lorrach (ss. 296 Abs. 1 Nr. 3 HGB).

The VICO AG and the Hornschuch France S.A.R.L. were liquidated during the fiscal year. They have not been included in the consolidated financial statements, as in the prior year.

III.  CAPITAL CONSOLIDATION IN THE GROUP


The capital consolidation reflects cost method investment accounting. Differences between the cost basis investment and the equity of the consolidated subsidiary is recorded against retained earnings revenue reserve account:

                                                                 1996     1995
                                                                 TDM      TDM
                                                                 ----     ----
        Active difference amounts                                 484      484
        Passive difference amounts                               - 14     - 14
                                                                 ====     ====

        Charged to the revenue reserves account                   470      470
                                                                 ====     ====


For the following consolidation entities, taking the equity value at the beginning of the fiscal year, the date the entities were first included in the consolidated financial statements was:


            Hornschuch Italia S.R.L., Rho/Italy                         1.1.1990
            Hornschuch U.K. Limited, Northampton/Great Britain          1.1.1990
            Hornschuch CS spol s r.o., Kraluv Dvur/Czech Republic       1.1.1993


IV. DEBT-, EXPENSE- AND PROFIT-CONSOLIDATION AS WELL AS INTERCOMPANY PROFIT ELIMINATION IN THE GROUP

Receivables and liabilities as well as expense- and profit movements between the included companies have been eliminated.

Intercompany profits have been eliminated.




V.  FOREIGN CURRENCY TRANSLATION

The values of the annual financial statements of the foreign companies have been converted with the spot rates of the balance sheet date into German Mark (DM):


                                          31.12.1996      31.12.1995
                                          ----------      ----------
                       1,000        ITL       1.0174          0.9045
                           1        GBP       2.6267          2.2135
                         100        CZK         5.69            5.37

In the consolidation of the balance sheet and income statement accounts, the differences resulting from the elimination of intercompany accounts have not impacted operating results but are reflected in shareholders' equity, whereas exchange rate differences resulting from the consolidation of intercompany transactions are reflected in the income statement

VI.  ACCOUNTING AND VALUATION METHODS


For the individual company financial statements and the consolidated financial statements, the same accounting and valuation methods have been used which are valid for corporations.


INTANGIBLE ASSETS

Purchased EDP-programs as well as licences and patents are capitalized at acquisition cost and depreciated in a straight-line method over three to five years.

TANGIBLE ASSETS

The tangible fixed assets are valued at acquisition or manufacturing cost minus accumulated depreciation.

The straight-line depreciation for buildings is based on a useful life from 20 to 50 years.

An owner-occupied flat will be depreciated degressive according to ss. 7 Abs. 5 EStG.

For moveable tangible fixed assets, the depreciation is calculated according to the straight-line method with a useful life of four to ten years which is usual in the industry. For multi-shift operation depreciation rates are increased.

Additions to the moveable tangible fixed assets within the first half year are depreciated at the full annual rate; those acquired during the second half of the year at a half year rate (R 44 Abs. 2 Satz 3 EStR).

Low value intangible assets will be fully depreciated according to ss. 6 Abs. 2 EStG in the year of addition and will be shown as disposal in the analysis of fixed assets.


FINANCIAL ASSETS

The shares in group companies are recorded at acquisition cost or at the lower estimated fair value at the balance sheet date.


INVENTORIES

Raw materials and supplies as well as purchased trading stock are activated to acquisition cost considering the lower of cost or market principle. For stock with limited usability adequate reserves have been made.

Finished and unfinished goods are recorded at manufacturing cost but limited to a maximum value which results from the principle of the loss free valuation.

In addition to the direct materials, factory and special production costs, manufacturing costs also include the following optional items: prorated indirect material costs, general and special production overheads as well as depreciation.

Limited usability as well as low stock turnover have been considered by adequate write-downs.

RECEIVABLES AND OTHER CURRENT ASSETS

For receivables and other current assets, identifiable individual risks have been taken into account by valuation reserves.

For the general risk of credit as well as the expected discount deductions there will be made a general allowance.

Receivables denominated in foreign currency have been valued at the rate of the day the receivable was incurred or to the lower buying rate at the balance sheet date. A long term receivable has been discounted.
The other receivables and assets are shown at nominal value.


SECURITIES, STOCKS AND BONDS

The shares in subsidiaries are recorded at acquisition cost.


PREPAID EXPENSES

The debt discounts included in the prepaid expenses will be depreciated straight-line over the interest bearing period of the respective loans.

ACCRUALS

Accruals for pensions and similar obligations correspond to the actuarial going concern value which has been determined on the basis of an interest rate of 6 %. They have been built up with the possible extent according to ss. 6 a EStG.

The other accruals take into account all recognizable balance risks and uncertain obligations and have been calculated according to reasonable business judgments.


LIABILITIES

All liabilities are valued at the repayment amount, liabilities denominated in foreign currency are valued at the rate on the day the liabilities were incurred or at the higher offer rate on the balance sheet date.

VII.  EXPLANATIONS TO THE INDIVIDUAL BALANCE SHEET ITEMS


FIXED ASSETS

The development of the fixed assets of the public company and the group which are shown separately, are integral part of the appendix.

The capital expenditure of Konrad Hornschuch AG for intangible and tangible assets amounts to DM 8.3 million (prior year: DM 9.5 million).

The main stress of the capital expenditures were for production and auxiliary machinery as well as for equipment.

The list of investments will be deposited at the trade register of Schwabisch Hall under HRB 167 K.


INVENTORIES

Devaluations for inventory risks which could occur because of period of storage, reduced usability or fashion tendencies have been reflected in the inventory valuation at the rate of DM 7.5 million (prior year: DM 6.9 million) for the individual accounts and in the group at the rate of DM 7.7 million (prior year:
DM 7.1 million).

RECEIVABLES AND OTHER ASSETS

The receivables and other assets include receivables due within more than one year up to the following amounts:


        KONRAD HORNSCHUCH AG                                         TDM
                                                                     -----
        Trade receivables                                              680
        Due from affiliated companies                                2,783
        Other current assets                                           408
                                                                     =====

                                                                     3,871
                                                                     =====

        GROUP                                                        1,518
                                                                     =====

DUE FROM AFFILIATED COMPANIES

Receivables due from affiliated companies of TDM 1,228 result from normal trade activities.

SECURITIES

The shares in the Verwaltungsgesellschaft WeiBbach GmbH are shown as current assets consistent with prior year.

The difference concerns the disposal of VICO AG which was liquidated in the fiscal year.

LIQUID ASSETS

The liquid assets include cash on hand and cash at banks.

PREPAID EXPENSES

The prepaid expenses contain, apart from debt discounts for loans, bonuses for closed interest security business.

SUBSCRIBED CAPITAL

The capital stock of KONRAD HORNSCHUCH AG is divided into the following bearer stock:

                                                 Nominal value      Number of
                                                                      votes
                                                      DM               DM
                                                 -------------       -------
        616,000 common stock each DM 50.00       30,800,000.00       616,000


By the resolution of the ordinary general meeting on 20 June 1996, 4,000 preferred stock are converted into 4,000 common stock.

By the resolution of the ordinary general meeting on 20 June 1996, there exists an approved capital at a rate of DM 10 million which can be used until 19 June 2001. This opportunity has not been used in the fiscal year.


CAPITAL RESERVES

Capital reserves include the premium of the capital increase in 1978.

REVENUE RESERVES

The CONSOLIDATED FINANCIAL STATEMENTS the legal reserve and other revenue reserves are combined.


ACCRUALS

        KONRAD HORNSCHUCH AG                       31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Accruals for pensions                         11,150         11,261
        Tax accruals                                       0              8
        Other accruals                                14,542          7,633
                                                      ------          -----
                                                      25,692         18,902
                                                      ======         ======

        GROUP                                         27,362         19,359
                                                      ======         ======


The accruals for pensions concern obligations from current pension services and pension rights.

The pension reserves are based on the actuarial calculations of SCHITAG Ernst & Young Deutsche Allgemeine Treuhand AG, Stuttgart, on the basis of probability figures according to the guide table of Dr. Klaus Heubeck as well as an interest rate of 6 %. Actuarial retirement age is the retirement age according to the employment contract or, where early retirement is envisaged, the minimum retirement age according to the statutory pension insurance.

The accruals for pensions correspond to the going concern value according to ss. 6 a EStG.

Other accruals contain mainly accruals for personnel expenditures (TDM 2,647), warranties (TDM 1,301), outstanding invoices (TDM 739), customer credit notes/bonuses/discounts (TDM 2,039), environmental obligations (TDM 2,050), deferred maintenance (TDM 600) as well as accruals for measures implemented to improve the efficiency of work in progress (TDM 3,300).
        LIABILITIES

The liabilities to banks of KONRAD HORNSCHUCH AG are as follows:

                                                   31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Due within 1 year                            26,463          23,573
        Due within 1 - 5 years                       15,994          30,207
        Due over more than 5 years                    1,575             775
                                                     ======          ======
                                                     44,032          54,555
                                                     ======          ======


An amount of TDM 34,458 is secured through mortgage liens on the real estate of KHAG in WeiBbach.

The other liabilities of KONRAD HORNSCHUCH AG are structured as follows:


                                                   31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Due within 1 year                             3,878          3,778
        Due within 1 - 5 years                          587          1,443
                                                      =====          =====
                                                      4,465          5,221
                                                      =====          =====


                                                   31.12.1996     31.12.1995
                                                       TDM           TDM
                                                   ----------     ----------
        Tax liabilities                                 443            637
        Liabilities in respect of
         social security                              1,121          1,293
        Liabilities to
         employee welfare fund                        1,799          2,243
        Other liabilities                             1,102          1,048
                                                      =====          =====
                                                      4,465          5,221
                                                      =====          =====

The liabilities to banks in the GROUP are as follows:

                                                   31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Due within 1 year                             28,577         25,350
        Due within 1 - 5 years                        15,994         30,207
        Due over more than 5 years                     1,575            775
                                                      ======         ======
                                                      46,146         56,332
                                                      ======         ======

An amount of TDM 34,458 is secured through mortgage liens.

The other liabilities in the GROUP are structured as follows:


                                                   31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Due within 1 year                             4,254          4,164
        Due within 1 - 5 years                          587          1,442
                                                      =====          =====
                                                      4,841          5,606
                                                      =====          =====


                                                   31.12.1996      31.12.1995
                                                       TDM            TDM
                                                   ----------      ----------
        Tax liabilities                                 665            826
        Liabilities in respect of
         social security                              1,213          1,426
        Liabilities to
         employee welfare fund                        1,799          2,243
        Other liabilities                             1,164          1,111
                                                      =====          =====
                                                      4,841          5,606
                                                      =====          =====


For the trade payable, the supplier retains the title of the goods until fully paid for.

All other liabilities are due within one year.

VIII.  CONTINGENT LIABILITIES AND OTHER OBLIGATIONS

The contingent liabilities and other financial obligations of KONRAD HORNSCHUCH AG and the GROUP exist as follows:


                                                   31.12.1996      31.12.1995
                                                      TDM            TDM
                                                   ----------      ----------
        Contingent liabilities                        421            1,681
        Guarantee obligations                         103              129
                                                      ===            =====
                                                      524            1,810
                                                      ===            =====
        Thereof for affiliated companies              103              129
                                                      ===            =====


In addition financial obligations from lease contracts are:

                                                      KHAG          Konzern
                                                      TDM             TDM
                                                      -----         -------
        Due within 1 year                             1,648          2,009
        Due within 1 - 5 years                        3,232          4,253
        Due over more than 5 years                        0            475
                                                      =====          =====
                                                      4,880          6,737
                                                      =====          =====

The purchase commitment for investment goods is within the framework of the planning which has been released in 1997.

The deficit from the pension obligations of the employee welfare funds which results as difference between the tax part value according to ss. 6 a EStG of the promised services and the cash on hand amounts to about DM 13.4 million for 31 December 1996.

IX.  EXPLANATIONS FOR THE PROFIT AND LOSS ACCOUNTS

SALES

The sales are spread at KONRAD HORNSCHUCH AG as follows:


Division in product areas

                                                        1996         1995
                                                       million      million
                                                         DM           DM
                                                       -------      -------
        Fashion products                                  42           45
        Technical products                                55           51
        Decorative products                               93           83
                                                         ===          ===
                                                         190          179
                                                         ===          ===

Division in regions

                                                        1996         1995
                                                       million      million
                                                         DM           DM
                                                       -------      -------

        Federal Republic of Germany                      102          107
        Other Europe                                      65           50
        Outside Europe                                    23           22
                                                         ===          ===
                                                         190          179
                                                         ===          ===

GROUP sales are spread as follows:

Division in product areas

                                                        1996         1995
                                                       million      million
                                                         DM           DM
                                                       -------      -------

        Fashion products                                  43           46
        Technical products                                55           51
        Decorative products                              104           92
                                                         ===          ===
                                                         202          189
                                                         ===          ===

Division in regions

                                                        1996         1995
                                                       million      million
                                                         DM           DM
                                                       -------      -------

        Federal Republic of Germany                      102          107
        Other Europe                                      76           59
        Outside Europe                                    24           23
                                                         ===          ===
                                                         202          189
                                                         ===          ===

        OTHER OPERATING INCOME

The other operating income of KONRAD HORNSCHUCH AG include the following:

                                                                      1996           1995
                                                                      TDM            TDM
                                                                      -----         -----
        Know-how                                                        126         1,561
        Exchange profit                                                 367           315
        Insurance indemnification                                       162           292
        Further charged cost                                            165           163
        Tax liable remunerations in kind                                347           255
        Others                                                          386         1,355
        Sale of fixed assets and adjustments of reserves              1,253         1,158
                                                                      -----         -----
                                                                      2,806         5,099
                                                                      =====         =====
        GROUP                                                         2,910         5,261
                                                                      =====         =====


MATERIALS COSTS

The material costs, related to the total product cost, reflects the decreases in the raw material markets, and the general decrease in price levels.

PERSONNEL EXPENSES

                                                                      1996           1995
        KONRAD HORNSCHUCH AG                                           TDM           TDM
                                                                      ------        ------
        Wages and salaries                                            44,104        45,793
        Social security                                                8,320         8,837
        Pension costs                                                  1,963         1,479
                                                                      ======        ======
                                                                      54,387        56,109
                                                                      ======        ======

                                                                      1996           1995
        GROUP                                                          TDM           TDM
                                                                      ------        ------
        Wages and salaries                                            45,117        47,353
        Social security                                                8,788         9,286
        Pension costs                                                  1,979         1,515
                                                                      ======        ======
                                                                      55,884        58,154
                                                                      ======        ======

OTHER OPERATING EXPENSES

The other operating expenses of KONRAD HORNSCHUCH AG include the following:

                                                              1996         1995
                                                               TDM         TDM
                                                              ------      ------
        Licences/commissions                                   2,121       2,676
        Other selling expenses                                14,705      14,275
        Legal and professional fees                            2,416       1,842
        Other administrative expenses                          2,127       2,079
        Catastr.-/Work-/Environmental protection               2,308       1,567
        Other maintainance/EDP-maintainance                    5,383       4,228
        Other expenses                                         6,491       7,449
        Neutral expenses                                       5,852         953
                                                              ------      ------
                                                              41,403      35,069
                                                              ======      ======

        GROUP                                                 46,978      38,084
                                                              ======      ======

INCOME FROM PARTICIPATIONS

In the fiscal year 1996, KONRAD HORNSCHUCH AG has participation income of TDM 51 (prior year: TDM 139) from affiliated companies.

INCOME FROM PROFIT AND LOSS ABSORPTION

This income results from transfers based on profit pooling with affiliated companies.

OTHER INTERESTS AND SIMILAR INCOME

At KONRAD HORNSCHUCH AG the income from affiliated companies have been realized at a rate of TDM 460 (prior year: TDM 325).

DEPRECIATION ON FINANCIAL ASSETS

The disclosure relates to affiliated companies and includes investment write down for the Italian subsidiary.


        TAXES

Because of the negative result of the year and the loss carry forward from previous fiscal years, no domestic income taxes arise. Amounts reflect the balance from tax back-payments/tax refund for previous years and foreign withholding taxes.

The other taxes are mainly related to the net asset-, trading capital-, land-and automobile taxes which are not dependent on income.


INCOME RELATING TO OTHER PERIODS

The other operating income, social expenses, income from participation, taxes from income and the other taxes include income relating to other periods of TDM 1.386.


EXPENSES RELATING TO OTHER PERIODS

The other operating expenses, wages and salaries and other taxes include expenses relating to other periods of TDM 204.

X.  OTHER NOTES

        1. The total remunerations of the members of the board for the fiscal year 1996 amount to DM 1,044,375.00 (group DM 1,044,375.00).

           The remunerations of former board members and their surviving dependents amount to DM 690,867.00 (GROUP DM 701,068.00).

           For pension obligations with regard to former members of the board and their surviving dependents DM 5,150,180.00 (GROUP DM 5,202,314.00) has been reserved.

        2. The remunerations for the supervisory board for the fiscal year 1996 amount to DM 92,000.00 plus value added tax.

        3. The members of the supervisory board and the management board are listed on page 2 of the annual report.

           The supervisory board of the company consists of nine members. Appointed members of the supervisory board are:

                Wilhelm Freiherr Haller von Hallerstein, Stuttgart (chairman), Eberhard Christian Kunz, Nurtingen (first deputy chairman), Dr. Wilhelm Dengler, Gschwend,
                Dieter Maier, Stuttgart,
                Helmut Menges, Welzheim,
                Dr. Roland Schelling, Stuttgart,

and as representative of the employees:

                Hans Roth, Hohebach (second deputy chairman), Willi Bobka, WeiBbach, and Hans Fenzl, WeiBbach.

           The administrative period of the supervisory board closes with the end of the shareholders general meeting which decides above the discharge for the fiscal year 1997.

           The management board consists of two persons. Members of the board are or have been, appointed by the supervisory board,

                Hans-Georg Stahmer, Taunusstein (speaker), Dr. Roland Schulze-Kadelbach, Flein (until 31 December 1996), and Dr. Bernhard Muller, Saarbrucken (from 1. April 1997).

        4. With the letter of 3 February 1984 the Kunz Holding GmbH & Co. KG, Gschwend, has told according to ss. 20 Abs. 4 AktG that she has the majority holding for Konrad Hornschuch AG.

          To the majority shareholder Kunz Holding GmbH & Co. KG and the related companies there existed only minor delivery- and service relations.


5.      In the fiscal year KONRAD HORNSCHUCH AG has ordinarily employed:

                                                         1996         1995
                                                        persons      persons
                                                        -------      -------
           Salaried employees(*)                          296          294
           Payroll employee                               453          446
           Trainees                                        49           38
                                                          ===          ===
                                                          798          778
                                                          ===          ===

          The GROUP has employed:

                                                         1996         1995
                                                        persons      persons
                                                        -------      -------
           Salaried employees**)                          324          327
           Payroll employees                              462          455
           Trainees                                        49           38
                                                          ===          ===
                                                          835          820
                                                          ===          ===


-------------------
   *)      including members of the board
   **)     including members of the board and managers

        6. Because of special tax depreciations in the previous fiscal years on tangible fixed assets, the annual result is only insignificantly influenced. Also the effects on future annual results are not significant.


        7. The annual financial statements of Konrad Hornschuch AG to 31 December 1996 which have been drawn up by the management board shows an accumulated deficit of DM - 3,107,454.24. The board suggests to carry forward the deficit to the next year.

WeiBbach, March 1997

                                                     Konrad Hornschuch AG
                                                       Management Board

A:\state96\KHAGU3.DOC
GERMAN OPINION

The consolidated financial statements based on the financial statements of the parent company Konrad Hornschuh Aktiengese IIschaft to 31 December 1995 have been examined by us and we give our unqualified opinion thereon. The financial statements of foreign affiliated companies have been examined by local auditors and they have also given their unqualified opinion thereon.

We verify that this report complies with the regulations according to ss. 321
(1) HGB and finally confirm that the consolidated financial statements of Konrad Hornschuch Aktiengesellschaft, WeiBbach, to 31 December 1995 and the group management report for the financial year 1995 comply with the legal regulations.

On the basis of our examination, we give our unqualified opinion as follows:

        "The consolidated financial statements, which we have audited in accordance with professional standards, comply with the legal regulations. The consolidated financial statements present, in compliance with required accounting principles, a true and fair view of the net worth, financial position and results of the group. The group management report is in agreement with the consolidated financial statements."


Stuttgart, 22 March 1996



                                            Dr. Ebner, Dr.Stolz und Partner GmbH
                                                Wirtschaftsprufungsgesellschaft
                                                  Steuerberatungsgesellschaft

CONSOLIDATED BALANCE SHEET OF KONRAD HORNSCHUCH AG, WEIBBACH, AS OF 31 DECEMBER 1995

ASSETS                                                                       As of          As of

                                                                      December 31,   December 31,
                                                                              1995           1994
                                                         ----------   ------------   ------------
                                                                 DM             DM            TDM
A. FIXED ASSETS

I. Intangible Assets

Licences, trademarks and patents                            196,983                            69
Advances paid on intangible assets                                0                            23
                                                         ----------                       -------
                                                                           196,983             92
II. Tangible Assets

1. Land and buildings                                     6,474,788                         6,464
2. Technical equipment and machinery                     34,933,726                        37,885
3. Other equipment, office
   furniture and equipment                                6,651,863                         4,935
4. Assets under construction                                291,718                         1,032
                                                         ----------                       -------
                                                                        48,352,095         50,316
III.    Financial Assets

Shares in affiliated companies                                              80,002            106


B. CURRENT ASSETS

I. Inventories

1. Raw materials and supplies                             6,407,438                         8,896
2. Work in process                                        4,106,154                         4,156
3. Finished goods                                        28,560,878                        28,737
                                                         ----------                       -------
                                                                        39,074,470         41,789

II. Receivables and other
    current assets


1. Trade receivables                                     30,297,140                        28,958
2. Due from group companies                               3,115,819                         4,405
3. Other current assets                                   2,769,479                         4,012
                                                         ----------                       -------
                                                                        36,182,438         37,375

III. Securities

Shares in affiliated companies                                             228,800            229

IV. Cash and cash equivalents                                              718,263            591


C. PREPAID EXPENSES

1. Debt discount                                             37,300                            55
2. Other                                                    897,610                           363
                                                         ----------                       -------
                                                                           934,910            418
                                                                       ===========        =======
                                                                       125,767,961        130,916
                                                                       ===========        =======

                                                                     Enclosure 1


L I A B I L I T I E S A N D E Q U I T Y                                   As of           As of
                                                                    December 31,    December 31,
                                                                            1995            1994
                                                      -----------   ------------    ------------
                                                               DM             DM             TDM
A. SHAREHOLDERS' EQUITY

I.   Capital Stock                                     30,800,000                         30,800

II.  Additional paid in capital                         4,400,000                          4,400

III. Revenue Reserves                                   1,243,944                          8,168

IV.  (Accumulated deficit)/
     Retained earnings                                - 2,049,511                            617
                                                      -----------                        -------
                                                                      34,394,433          43,985


B. ACCRUALS

1. Accruals for pensions                               11,260,832                         11,211
2. Accrued taxes                                           28,018                              0
3. Other accruals                                       8,070,067                         11,308
                                                      -----------                        -------
                                                                      19,358,917          22,519


C. LIABILITIES

1. Liabilities to banks                                56,332,012                         46,284
2. Advance payments
     received on account of orders                        183,120                            435
3. Trade payables                                       9,664,123                         11,175
4. Amounts due to
     affiliated companies                                 227,154                            184
5. Other liabilities                                    5,606,876                          6,329
                                                      -----------                        -------
                                                                      72,013,285          64,407


D. DEFERRED INCOME                                                         1,326               5



                                                                     -----------         -------
                                                                     125,767,961         130,916
                                                                     ===========         =======

                                                                     Enclosure 2

CONSOLIDATED PROFIT AND LOSS ACCOUNT OF KONRAD-HORNSCHUCH AKTIENGESELLSCHAFT, WEIBBACH, FOR THE PERIOD OF 1 JANUARY TO 31 DECEMBER 1995

                                                                     1995                   1994

                                                                     DM         DM        TDM         TDM
                                                            -----------  -----------  -------     -------
1. SALES                                                    189,162,654               184,190
2. (Decrease)/(Prior year: Increase in finished goods         - 895,540                 4,816
   and work in process)
3. Other capitalized labor, overheads and material              332,963                   221
4. Other operating income                                     5,261,095  193,861,172    3,621     192,848
                                                            -----------               -------

5. Material costs
     a) Raw materials, supplies and purchased goods          86,118,229                76,622
     b) Purchased services                                    5,220,206   91,338,435    5,620      82,242
                                                            -----------               -------
6. Personnel costs
     a) Wages and salaries                                   47,353,482                49,385
     b) Social security and pension costs                    10,800,194   58,153,676   10,669      60,054
                                                            -----------               -------
7. Depreciation on intangible and tangible assets                         11,305,141               10,844
8. Other operating expenses                                               38,083,824               35,081
                                                                         -----------              -------

                                                                                   -                4,627
                                                                           5,019,904
9.  Other interest and similar income                           420,334                 3,762
10. Write-down of shares in affiliated companies                 28,699                 3,034
11. Expenses from loss absorption                               212,419                     0
12. Interest and similar expenses                             3,684,454            -    3,824     - 3,096
                                                                           3,505,238
                                                            -----------  -----------  -------     -------

13. RESULTS FROM ORDINARY OPERATIONS                                               -                1,531
                                                                           8,525,142
      -.Extraordinary income                                          0                13,690
      -.Extraordinary expense                                         0                11,391
                                                            -----------               -------

      -.Extraordinary result                                                     0                  2,299
14. Taxes on income                                             227,218                   324
15. Other taxes                                                 743,127      970,345      601         925
                                                            -----------  -----------  -------     -------

16. (NET LOSS)/(PRIOR YEAR: INCOME OF THE YEAR)                                                     2,905
                                                                           9,495,487
17. Retained earnings beginning of year                                      617,000                    0
18. Withdrawal from revenue reserves                                       6,973,696                  652
19. Earnings appropriated to revenue reserves                                144,720                2,940
                                                                         -----------              -------

20. (ACCUMULATED DEFICIT)/(Prior year: Retained earnings)                          -                  617
                                                                           2,049,511
                                                                         ===========              =======

                                                                     Enclosure 3

           DEVELOPMENT CONSOLIDATED FIXED ASSETS OF KONRAD HORNSCHUCH
                         AKTIENGESELLSCHAFT, WEIBBACH,

                             IN THE FISCAL YEAR 1995





                                                                      Costs
                               ---------------------------------------------------------------------------------------

                                     As of   Differeces  in                                                 As of
                                  1.1.1995         Currency    Additions      Transfer    Disposals    31.12.1995
                               ---------------------------------------------------------------------------------------
                                        DM               DM           DM            DM           DM            DM
I. INTANGIBLE ASSETS
--------------------

Licences, trademarks
  and patents                    4,685,711            - 103      180,376             0        1,149     4,864,835
Payments on account                 23,000                0            0             0       23,000             0
                               ---------------------------------------------------------------------------------------

                                 4,708,711            - 103      180,376             0       24,149     4,864,835
II. TANGIBLE ASSETS
1. Land and buildings           23,327,799                0      504,401             0            0    23,832,200
2. Technical equipment
    and machinery              132,066,332                0    4,555,242       887,268      743,514   136,765,328
3. Other equipment, office
     furniture and equipment    23,995,256         - 52,804    4,311,066       143,970    1,509,246    26,888,242
4. Assets  under
    construction                 1,032,378          - 1,140      291,718     1,031,238            0       291,718
                               ---------------------------------------------------------------------------------------

                               180,421,765         - 53,944    9,662,427             0    2,252,760   187,777,488

III. FINANCIAL ASSETS

Shares in affiliated
companies                          325,818                0        2,884             0            0       328,702
                               185,456,294         - 54,047    9,845,687             0    2,276,909   192,971,025
                               =======================================================================================

                                                                                                                    Net book
                                                              Accumulated depreciation                                 value
                                                              ------------------------                            ----------


                                  As of      Differences in                                     As of         As of         As of
                               1.1.1995            currency      Additions     Disposal    31.12.1995    31.12.1995    31.12.1994
                            ------------------------------------------------------------------------------------------------------
                                     DM                  DM             DM           DM            DM            DM            DM
I. INTANGIBLE ASSETS
--------------------

Licences, trademarks
  and patents                 4,616,629                - 44         52,097          830     4,667,852       196,983        69,082
Payments on account                   0                   0              0            0             0             0        23,000
                            ------------------------------------------------------------------------------------------------------

                              4,616,629                - 44         52,097          830     4,667,852       196,983        92,082
II. TANGIBLE ASSETS
1. Land and buildings        16,863,549                   0        493,863            0    17,357,412     6,474,788     6,464,250
2. Technical equipment
    and machinery            94,181,954                   0      8,354,027      704,379   101,831,602    34,933,726    37,884,378
3. Other equipment, office
     furniture and equipment 19,060,054            - 37,762      2,405,154    1,191,067    20,236,379     6,651,863     4,935,201
4. Assets  under
    construction                      0                   0              0            0             0       291,718     1,032,378
                            ------------------------------------------------------------------------------------------------------

                            130,105,557              37,762     11,253,044    1,895,446   139,425,393    48,352,095    50,316,207

III. FINANCIAL ASSETS

Shares in affiliated
companies                       220,001                   0         28,699            0       248,700        80,002       105,817
                            134,942,187              37,806     11,333,840    1,896,276   144,341,945    48,629,080    50,514,106
                            ======================================================================================================

                                                                 Enclosure 5


   SCHEDULE OF INVESTMENTS OF KONRAD HORNSCHUCH AKTIENGESELLSCHAFT, WEIBBACH,

                             AS OF 31 DECEMBER 1995

                     (Amounts in 1,000 units local currency)

        Name and domicile          Currency   Share in   authorized   Net assets
        of the company                        capital      share      31.12.1995      Result
                                                 %       capital                   of the year
                                                         31.12.1995                    1995
        -----------------------------------------------------------------------------------------
        Affiliated companies

        1. Consolidated companies

        Hornschuch Italia S.R.L.,
        Pero-Milano/Italy              ITL          100    1,000,000    1,767,000        160,000

        Hornschuch U.K. Limited,
        Northampton/Great Britain      GBP          100           50           30           - 33

        Hornschuch CS spol. s.r.o.,
        Prag/Czech Republic            CZK          100          400          849            176


        2. Non-consolidated
           companies

        Verwaltungsgesellschaft
        WeiBbach Gesellschaft mit be-
        schrankter Haftung,            DM           100           50           50       (- 45)(1)
        WeiBbach

        Spinnereien und Webereien
        im Wiesental Gesellschaft
        mit beschrankter Haftung,
        Lorrach                        DM           100        2,500        2,500      (1,775)(2)

        VICO AG i.L., Zug/Schweiz      CHF          100          100          140            - 8

        Hornschuch (Suisse) GmbH,
        Lenzburg/Schweiz               CHF          100           50           93            - 5

        Hornschuch France
        S.A.R.L.,
        Villeurbanne/Frankreich        FFR          100          100      - 2,079        - 1,850

An inactive foreign participation was not listed because of the little importance.




----------

        (1) Konrad Hornschuch Aktiengesellschaft maintains a profit pooling agreement with this subsidiary whereby profits or losses of the subsidiary are consolidated with the parent company for income tax and trade tax filing purposes. No tax impact is included in the results at the subsidiary level. Verwaltungsgesellschaft WeiBbach GmbH maintains a similar arrangement with its subsidiary Spinnereien und Webereien im Wiesental GmbH.

        (2) Verwaltungsgesellschaft WeiBbach GmbH maintains a profit pooling agreement with this subsidiary whereby profits or losses of the subsidiary are consolidated with the parent company for corporate income and trade tax filing purposes. No tax impact is included in the results at the subsidiary level.

                  APPENDIX OF THE PUBLIC COMPANY AND THE GROUP

                         KONRAD HORNSCHUCH AG, WEIBBACH,


                            FOR THE FISCAL YEAR 1995



The individual and the consolidated financial statements of Konrad Hornschuch AG are explained together below; unless otherwise stated, these explanations apply to both these financial statements.

To improve the overview, the amounts of the balance sheet and the profit and loss account are stated in full DM.



I.        APPLICATION OF ACCOUNTING DIRECTIVES ACT


The financial statements of Konrad Hornschuch AG and the consolidated financial statements have been drawn up according to the regulations of the commercial code or the company law.

For the profit and loss accounts, the cost-summary method has been used consistently.

The remarks which have to be made, according to the legal regulations, for the items of the profit and loss account as well as extensive explanations are stated in the summarized appendix for the Konrad Hornschuch AG and the group.



II.       CONSOLIDATED COMPANIES


The consolidated financial statements include, apart from Konrad Hornschuch AG, the marketing companies in Leipzig, Italy, Great Britain and Czech Republic:


          Konrad Hornschuch GmbH, Leipzig
          Hornschuch Italia S.R.L., Pero-Milano/Italy
          Hornschuch U.K. Limited, Northampton/Great Britain
          Hornschuch CS spol. s r.o., Prag/Czech Republic

For all companies, Konrad Hornschuch AG holds 100 % of the capital shares; a year end closing date of the 31 December is used for the group.

The participation in Konrad Hornschuch GmbH has been sold in the fiscal year to Verwaltungsgesellschaft WeiBbach GmbH and was merged with this company. The consolidated financial statements of this company reflect this permanent consolidation.

The group financial statements exclude inactive foreign subsidiaries, the Hornschuch (Suisse) GmbH as well as the Hornschuch France S.A.R.L., according to ss. 296 Abs. 2 HGB, because of their secondary importance. Hornschuch (Suisse) GmbH, which has no individual organization, provides for billing of deliveries to the Swiss customers.

In addition, the Verwaltungsgesellschaft WeiBbach Gesellschaft mit beschrankter Haftung as well as its subsidiary Spinnereien und Webereien im Wiesental GmbH have not been consolidated because their exclusive purpose is the utilization of the no longer operational plant areas in Urbach and Lorrach (ss. 296 Abs. 1 Nr. 3 HGB). Also not consolidated is the VICO AG (ss. 296 Abs. 2 HGB) because it is in liquidation.




III.        CAPITAL CONSOLIDATION IN THE GROUP


The capital consolidation reflects cost method investment accounting. Differences between the cost basis investment and the equity of the consolidated subsidiary is recorded against retained earnings revenue reserve account:

                                                                  1995       1994
                                                                  TDM        TDM
                                                                  ----       ----
        Active difference amounts                                  484        484
        Passive difference amounts                                - 14       - 22
                                                                   ===        ===

        Charged to the revenue reserves account                    470        462
                                                                   ===        ===

For the following consolidated entities, taking the equity value at the beginning of the fiscal year, the date the entities were first included in the consolidated financial statements was:

            Konrad Hornschuch GmbH                                1.1.1990
            Hornschuch Italia S.R.L.                              1.1.1990
            Hornschuch U.K. Limited                               1.1.1990
            Hornschuch CS spol s r.o.                             1.1.1993


IV.         DEBT-, EXPENSE- AND PROFIT-CONSOLIDATION AS WELL AS
            INTERCOMPANY PROFIT ELIMINATION IN THE GROUP


Receivables and liabilities as well as expense- and profit movements between the included companies have been eliminated.

Intercompany profits have been eliminated.

V.          FOREIGN CURRENCY TRANSLATION


The values of the annual financial statements of the foreign companies have been converted with the spot rates of the balance sheet date into German Mark (DM).

The differences which resulted from the so determined value and the corresponding DM-value in the balance sheet of Konrad Hornschuch AG have been classified within the equity section to the revenue reserves.

VI.         ACCOUNTING AND VALUATION METHODS


For the individual company financial statements and the consolidated financial statements, the same accounting and valuation methods have been used which are valid for corporations.


INTANGIBLE ASSETS

Purchased EDP-programmes as well as licences and patents are capitalized at acquisition cost and depreciated in a straight-line method over three to five years.


TANGIBLE ASSETS

The tangible fixed assets are valued at acquisition or manufacturing cost minus accumulated depreciations.

The straight-line depreciations for buildings is based on a useful life from 20 to 50 years.

An owner-occupied flat will be depreciated degressive according to ss. 7 Abs. 5 EStG.

For movable tangible fixed assets, the depreciation is calculated according to the straight-line method with a useful life of four to ten years which is usual in the industry. For multi-shift operation depreciation rates are increased.

Low value intangible assets will be fully depreciated according to ss. 6 Abs. 2 EStG in the year of addition and will be shown as disposal in the analysis of fixed assets.

FINANCIAL ASSETS

The shares in group companies are recorded at acquisition cost or at the lower estimated fair value at the balance sheet date.

INVENTORIES

Raw materials and supplies as well as purchased trading stock are activated to acquisition cost considering the lower of cost or market principle. For stock with limited usability adequate reserves have been made.

Finished and unfinished goods are recorded at manufacturing cost but limited to a maximum value which results from the principle of the loss free valuation.

The manufacturing cost are based on actually incurred costs or standard calculations.

Limited usability as well as low stock turnover have been considered by adequate write downs.


RECEIVABLES AND OTHER CURRENT ASSETS

For receivables and other current assets, identifiable individual risks have been taken into account by valuation reserves.

For the general risk of credit as well as the expected discount deductions there will be made a general allowance.

Receivables denominated in foreign currency have been valued at the rate of the day the receivable was incurred or to the lower buying rate at the balance sheet date. A long term receivable has been discounted. The other receivables and assets are shown at nominal value.

SECURITIES, STOCKS AND BONDS

The shares in subsidiaries are recorded at acquisition cost, reduced for any write-downs.


PREPAID EXPENSES

The debt discounts included in the prepaid expenses will be depreciated straight-line over the interest bearing period of the respective loans.


ACCRUALS

Accruals for pensions and similar obligations correspond to the actuarial going concern value which has been determined on the basis of an interest rate of 6 %. They have been built up with the possible extent according to ss. 6 a EStG.

The other accruals take into account all recognizable balance risks and uncertain obligations and have been calculated according to reasonable business judgments.

LIABILITIES

All liabilities are valued at the repayment amount, liabilities denominated in foreign currency are valued at the rate on the day the liabilities were incurred or to the higher offer rate on the balance sheet date.


VII.        EXPLANATIONS TO THE INDIVIDUAL BALANCE SHEET ITEMS


FIXED ASSETS

The development of the fixed assets of the public company and the group which are shown separately, are integral part of the appendix.

The capital expenditure of Konrad Hornschuch AG for intangible and tangible assets amounts to DM 9.5 million (prior year: DM 8.7 million).

The main stress of the capital expenditures were for production and auxiliary machinery as well as for office furniture.

The list of investments is integral part of the appendix and will be deposited at the trade register of Schwabisch Hall under HRB 167 K.

INVENTORIES

Devaluations for inventory risks which could occur because of period of storage, reduced usability or fashion tendencies have been reflected in the inventory valuation.

RECEIVABLES AND OTHER ASSETS

The receivables and other assets include receivables due within more than one year up to the following amounts:

        KONRAD HORNSCHUCH AG                                                       TDM
                                                                                 ------
        Trade receivables                                                          759
        Due from affiliated companies                                            3,390
        Other current assets                                                       356
                                                                                 =====

                                                                                 4,505
                                                                                 =====

        GROUP                                                                    1,115
                                                                                 =====

DUE FROM AFFILIATED COMPANIES

Receivables due from affiliated companies of TDM 632 result from normal trade activities.

SECURITIES

The shares in the VICO AG i.L. and the Verwaltungsgesellschaft WeiBbach GmbH are shown as current assets, consistent with prior year.

LIQUID ASSETS

The liquid assets include cash on hand, balances on post office bank accounts and cash at banks.

PREPAID EXPENSES

The prepaid expenses contain, apart from debt discounts for loans, bonuses for closed interest security business.

SUBSCRIBED CAPITAL

The capital stock of KONRAD HORNSCHUCH AG is divided into the following bearer stock:

                                                           Nominal value           Number of
                                                                                    votes
                                                                 DM                   DM
                                                           --------------           --------
          612,000 common stock     each DM 50.00            30,600,000.00            612,000
            4,000 preferred stock  each DM 50.00               200,000.00             48,000
                                                            =============            =======

                                                            30,800,000.00            660,000
                                                            =============            =======

By the resolution of the ordinary meeting on 5 July 1990, there existed an approved capital at a rate of DM 10 million which could be used until 4 July 1995. This opportunity has not been used.

CAPITAL RESERVES

Capital reserves include the premium of the capital increase in 1978.


REVENUE RESERVES

The consolidated balance sheet reflects, in contrast to the prior year, the combining of the legal reserve and the other reserves.

ACCRUALS

        KONRAD HORNSCHUCH AG                                       31.12.1995      31.12.1994
                                                                      TDM               TDM
                                                                   ----------        --------
        Accruals for pensions                                         11,261          11,211
        Accrued taxes                                                      8               0
        Other accruals                                                 7,633          10,715
                                                                      ------          ------

                                                                      18,902          21,926
                                                                      ======          ======

        GROUP                                                         19,359          22,519
                                                                      ======          ======

The other accruals contain mainly separations for holiday and flex-time credits, customer bonuses and discounts, waste water disposal, warranties, customer credit notes and open invoices.


LIABILITIES

The liabilities to banks of KONRAD HORNSCHUCH AG are as follows:

                                                    31.12.1995      31.12.1994
                                                       TDM              TDM
                                                     --------        --------
        Due within 1 year                             23,573          20,192
        Due within 1 - 5 years                        30,207          21,180
        Due over more than 5 years                       775           1,162
                                                      ======          ======

                                                      54,555          42,534
                                                      ======          ======

An amount of TDM 2.787 is secured through mortgage liens on the real estate of a subsidiary.

The other liabilities of KONRAD HORNSCHUCH AG are structured as follows:


                                                       31.12.1995       31.12.1994
                                                           TDM              TDM
                                                       ----------       ----------
        Due within 1 year                                  3,778           3,366
        Due within 1 - 5 years                             1,443           2,393
                                                           =====           =====

                                                           5,221           5,759
                                                           =====           =====

                                                       31.12.1995      31.12.1994
                                                           TDM            TDM
                                                       ----------      ----------
Tax liabilities                                             637              752
Liabilities in respect of
 social security                                          1,293            1,255
Liabilities to
 employee welfare funds                                   2,243            3,193
Other liabilities                                         1,048              559
                                                          -----              ---

                                                          5,221            5,759
                                                          =====            =====

The liabilities to banks in the GROUP are as follows:

                                                      31.12.1995         31.12.1994
                                                         TDM                TDM
                                                     ------------        ---------
Due within 1 year                                        25,350           23,942
Due within 1 - 5 years                                   30,207           21,180
Due over more than 5 years                                  775            1,162
                                                         ------           ------

                                                         56,332           46,284
                                                         ======           ======

An amount of TDM 2.787 is secured through mortgage liens.


The other liabilities in the GROUP are structured as follows:

                                                      31.12.1995        31.12.1994
                                                         TDM                TDM
                                                      ------------      ----------
Due within 1 year                                        4,164             3,936
Due within 1 - 5 years                                   1,443             2,393
                                                         -----             -----

                                                         5,607             6,239
                                                         =====             =====


                                                       31.12.1995        31.12.1994
                                                          TDM               TDM
                                                      ------------       ----------
Tax liabilities                                             826            1,024
Liabilities in respect of
 social security                                          1,426            1,423
Liabilitites to
 employee welfare fund                                    2,243            3,193
Other liabilities                                         1,112              689
                                                          -----            -----

                                                          5,607            6,329
                                                          =====            =====

For the trade payable, the supplier retains the title of goods until fully paid.

The amounts due to affiliated companies of Konrad Hornschuch AG are TDM 5 from the trade activities.

All other liabilities are due within one year.

VIII.       CONTINGENT LIABILITIES AND OTHER FINANCIAL OBLIGATIONS

The contingent liabilities and other financial obligations of KONRAD HORNSCHUCH AG and the GROUP exist as follows:

                                                       31.12.1995        31.12.1994
                                                          TDM               TDM
                                                     ------------        ---------
Contingent liabilities                                   1,681             1,337
Guarantee obligations                                      129               189
                                                         -----             -----

                                                         1,810             1,526
                                                         =====             =====


In addition financial obligations from lease contracts are:

                                                          KHAG            Group
                                                           TDM              TDM
                                                        ----------      ----------
Due within 1 year                                           962            1,324
Due within 1 - 5 years                                      131            1,065
Due over more than 5 years                                    0              197
                                                          -----            -----

                                                          1,093            2,586
                                                          =====            =====


The purchase commitment for investment goods is within the framework of the planning which has been released in 1996.

The deficit from the pension obligations of the employee welfare funds which results as difference between the tax part value according to ss. 6 a EStG of the promised services and the cash on hand amounts to about DM 13.2 million for 31 December 1995.

IX.         EXPLANATIONS FOR THE PROFIT AND LOSS ACCOUNTS


        SALES

The sales are spread at KONRAD HORNSCHUCH AG as follows:


Division in product areas

                                                          1995                1994
                                                       million DM         million DM
                                                       -----------        -----------
Fashion products                                            45                46
Technical products                                          51                46
Decorative products                                         83                82
                                                           ---               ---

                                                           179               174
                                                           ===               ===

Division in regions

                                                           1995             1994
                                                         million DM       million DM
                                                         ----------       -----------
Federal Republic of Germany                                  107             108
Other Europe                                                  50              47
Outside Europe                                                22              19
                                                             ---             ---

                                                             179             174
                                                             ===             ===

GROUP sales are spread as follows:


Division in product areas

                                                           1995             1994
                                                        million DM       million DM
                                                        ----------       -----------
Fashion products                                            46                49
Technical products                                          51                46
Decorative products                                         92                89
                                                           ---               ---

                                                           189               184
                                                           ===               ===

Division in regions

                                                             1995           1994
                                                          million DM     million DM
                                                          -----------    -----------
Federal Republic of Germany                                  107             108
Other Europe                                                  59              57
Outside Europe                                                23              19
                                                             ---             ---

                                                             189             184
                                                             ===             ===

OTHER OPERATING INCOME

The other operating income of KONRAD HORNSCHUCH AG include the following:


                                                            1995           1994
                                                            TDM             TDM
                                                        -----------     -----------
Know-how                                                   1,561             583
Exchange profit                                              315             161
Insurance indemnification                                    292           1,327
Further charged costs                                        163             246
Tax liable remunerations in kind                             255             181
Others                                                     1,355             390
Neutral income                                             1,158             743
                                                           -----           -----

                                                           5,099           3,631
                                                           =====           =====

GROUP                                                      5,261           3,621
                                                           =====           =====

MATERIAL COSTS

The material costs, related to the total product cost, reflects the increases in the raw material markets and the general increase in price levels.


PERSONNEL EXPENSES

                                                        1995               1994
KONRAD HORNSCHUCH AG                                    TDM                 TDM
                                                     -----------         ---------
Wages and salaries                                     45,793             47,419
Social security                                         8,837              8,990
Pension costs                                           1,479              1,083
                                                       ------             ------

                                                       56,109             57,492
                                                       ======             ======


                                                        1995               1994
GROUP                                                   TDM                 TDM
                                                      --------           ---------
Wages and salaries                                     47,354             49,385
Social security                                         9,285              9,540
Pension costs                                           1,515              1,129
                                                       ------             ------

                                                       58,154             60,054
                                                       ======             ======

OTHER OPERATING EXPENSES

The other operating expenses of KONRAD HORNSCHUCH AG include the following:


KONRAD HORNSCHUCH AG                                          1995          1994
                                                              TDM           TDM
                                                           ------------   -------
Licences/commissions                                          2,676        3,530
Other selling expenses                                       14,275       12,851
Legal and professional fees                                   1,842        1,195
Other administrative expenses                                 2,079        2,113
Catastr.-/Work-/Environmental protection                      1,567        1,102
Other maintenance/EDP-maintenance                             4,228        4,653
Other expenses                                                7,449        5,340
Sale of fixed assets and adjustments of reserves                953          805
                                                             ------       ------

                                                             35,069       31,589
                                                             ======       ======

GROUP                                                        38,084       35,081
                                                             ======       ======


INCOME FROM PARTICIPATIONS

In the fiscal year 1995, KONRAD HORNSCHUCH AG had participation income of TDM 139 (prior year: TDM 201) from affiliated companies.


OTHER INTERESTS AND SIMILAR INCOME

At KONRAD HORNSCHUCH AG the income from affiliated companies have been realized at a rate of TDM 325 (prior year: TDM 3.714).


EXPENSES FROM LOSS TRANSFERS

These expenses result from loss transfers based on profit pooling with affiliated companies.


INCOME RELATING TO OTHER PERIODS

The other operating income, taxes from income and the other taxes include income relating to other periods of TDM 1.238.


EXPENSES RELATING TO OTHER PERIODS

The other operating expenses and the taxes from income include expenses relating to other periods of TDM 365.

TAXES

Because of the negative result of the year and the loss carry forward from previous fiscal years, no domestic income taxes arise. Amounts reflect the balance from tax back-payments/tax refund for previous years and foreign withholding taxes.

The other taxes are mainly related to the net asset-, trading capital-, land-and automobile taxes which are not dependent on income.



X.        OTHER NOTES


        1. The total remunerations of the members of the board for the fiscal year 1995 amount to DM 992,145.00.

                The remunerations of former board members and their surviving dependents amount to DM 698,950.00 (GROUP DM 709,027.00).

                For pension obligations with regard to former members of the board and their surviving dependents, DM 5,255,617.00 (GROUP DM 5,310,029.00) has been reserved.


        2. The remunerations for the supervisory board for the fiscal year 1995 amount to DM 85,300.00 plus value added tax.

        3. The supervisory board of the company consists of nine members. Appointed members of the supervisory board are:

                Wilhelm Freiherr Haller von Hallerstein, Stuttgart (chairman), Eberhard Christian Kunz, Nurtingen (first deputy chairman), Dr. Wilhelm Dengler, Gschwend,
                Dieter Maier, Stuttgart,
                Helmut Menges, Welzheim,
                Dr. Roland Schelling, Stuttgart,

and as representative of the employees:

                Hans Roth, Hohebach (second deputy chairman), Willi Bobka, WeiBbach, and Hans Fenzl, WeiBbach.

        The administrative period of the supervisory board closes with the end of the shareholders general meeting which decides above the discharge for the fiscal year 1997.



        *) The supervisory board has in his meeting on 9 December 1994 appointed Mr Helmut Menges according to ss. 105 Abs.

        2 AktG from 1 January 1995 for the maximum of one year, as managing director of the company and as chairman of the management. For this time, his supervisory board client has rested.

        The management board consists of two persons. Members of the management board are or have been, appointed by the supervisory board,

        Hans-Georg Stahmer, Taunusstein
        (from 1 October 1995; chairman from 1 November 1995),
          Dr. Roland Schulze-Kadelbach, Flein, and
          Helmut Menges, Welzheim,
          (from 1 January until 31 October 1995; chairman until 31. Oktober 1995)*)

4. With the letter of 3 February 1984 the Kunz Holding GmbH & Co. KG, Gschwend, has told according to ss. 20 Abs. 4 AktG that she has the majority holding for Konrad Hornschuch AG.

          To the majority shareholder Kunz Holding GmbH & Co. KG and the related companies there existed only minor delivery- and service relations.


5.      In the fiscal year KONRAD HORNSCHUCH AG has ordinarily employed:

                                                           1995            1994
                                                          persons         persons
                                                         ----------      ----------
 Salaried employees**)                                       294             295
 Payroll employees                                           446             509
 Trainees                                                     38              35
                                                             ---             ---

 Employees                                                   778             839
                                                             ===             ===

The GROUP has employed:


 Salaried employees***)                                      333             339
 Payroll employees                                           455             520
 Trainees                                                     38              35
                                                             ---             ---

 Employees                                                   826             894
                                                             ===             ===

6. Because of special tax depreciations in the previous fiscal years on tangible fixed assets, the annual result is only insignificantly influenced. Also the effects on future annual results are not significant.




*) The supervisory board has in his meeting on 9 December 1994 appointed Mr Helmut Menges according to ss. 105 Abs. 2 AktG from 1 January 1995 for the maximum of one year, as managing director of the company and as chairman of the management. For this time, his supervisory board client has rested.

**)         including members of the board

***)        including members of the board and managers

7. The annual financial statements of Konrad Hornschuch AG to 31 December 1995 which have been drawn up by the board show, after charging with the retained earnings brought forward from the previous year at a rate of DM 617,000.00 and withdrawals from the other retained earnings at a rate of DM 6,282,000.00 an accumulated deficit of DM - 2,049,511.00.

   The management board suggests to carry forward the deficit to the next year.




WeiBbach, March 1996


                                                     Konrad Hornschuch AG


                                                             Board

                         KONRAD HORNSCUCH GROUP ACCOUNTS

                MEASUREMENT OF MATERIAL VARIATIONS IN ACCOUNTING
                 METHODS USED UNDER GERMAN GAAP VERSUS U.S. GAAP

                            ON BALANCE SHEET ACCOUNTS

                          (GERMAN MARKS, IN THOUSANDS)


GERMAN              U.S.               1996                GERMAN           U.S.                1995
GAAP                GAAP            DIFFERENCE              GAAP            GAAP              DIFFERENCE
AMOUNT             AMOUNT           INCREASE/              AMOUNT          AMOUNT             INCREASE/
1996                1996            <DECREASE>              1995            1995              <DECREASE>

Asset affected:

ITEM 1- Deferred tax asset:
0                   9,313             9,313                   0              9,421                 9,421

ITEM 2- Intangible asset
0                  13,241            13,241                   0             15,132                15,132

Total assets affected:
0                  22,554            22,554                   0             24,553                24,553

Liabilities affected:

ITEM 2- Pension obligation:
12,948             27,958            15,010              13,503             28,390                14,887

ITEM 3- Accrued expenses-repair and maintenance:
600                     0              (600)                  0                  0                     0

ITEM 4- Accrued expenses- restructuring charges
3,300               1,700            (1,600)                  0                  0                     0

Total liabilities affected:
16,848             29,658            12,810              13,503             28,390                14,887

Net equity:

                                      9,744                                                        9,666

                        KONRAD HORNSCHUCH GROUP ACCOUNTS

            MEASUREMENT OF MATERIAL VARIATIONS IN ACCOUNTING METHODS

              USED IN COMPUTING NET INCOME UNDER GERMAN GAAP VERSUS

                   U.S. GAAP FOR THE YEARS ENDED DECEMBER 31,

                          (GERMAN MARKS, IN THOUSANDS)



                                                                       1996             1995
Net loss as reported in the audited financial statements of Konrad
Hornschuch under German GAAP
                                                                       (758)           (9,495)

Income <expense>:

Item 1- Differences in tax provision (assumes initial
 implementation of FAS 109 in 1994 and an effective
Tax rate of 43.8%)
                                                                       (107)            5,058


Item2- Differences in pension expense as calculated
under FAS 87 of U.S. GAAP versus German
GAAP
                                                                     (2,014)           (2,810)

Item 3- Accrued liability for repair and maintenance costs under German GAAP

                                                                        600                 0

Item 4- Accrued liability for restructuring costs under German GAAP

                                                                      1,600                 0

Net loss as reported in the audited financial
statements of Konrad Hornschuch under
U.S. GAAP
                                                                       (679)           (7,247)

                        KONRAD HORNSCHUCH GROUP ACCOUNTS

               QUANTITATIVE RECONCILIATION OF FINANCIAL STATEMENTS

             PREPARED ON A COMPREHENSIVE BASIS OTHER THAN U.S. GAAP




Item 1- Under U.S. GAAP -SFAS NO. 109- "Accounting for Income Taxes" - a deferred tax asset or liability is determined based on the difference between the financial reporting and the tax basis of the asset or liability tax effected using enacted tax rates in effect in the years in which the differences are expected to reverse. Included in the tax effects is the recognition of a deferred tax asset for German net operating loss carryforwards which have an unlimited life under German tax law. Considering the unlimited NOL life and the earnings potential of the Company, the deferred tax asset determined in accordance with FAS 109 has been calculated , as well as the impact on the provision for income taxes and is shown as a reconciling item between German GAAP and U.S. GAAP.


Item 2- Under German GAAP, the Company has two pension liabilities, one recorded and one unrecorded. In addition , the German GAAP actuarial calculation does not consider anticipated salary increases or cost of living increases for pension payments. For German GAAP purposes, both pension liabilities are calculated using a statutorily mandated 6% interest rate to present value the pension liabilities. For U.S. GAAP purposes, both pension liabilities have been calculated in accordance with FAS No. 87 - "Employer Accounting for Pensions" for each of the periods presented and an appropriate U.S. GAAP pension expense was recognized for each year presented. The German requirements are funded on a cash basis, therefore no plan assets exist. In accordance with SFAS No. 87, an additional minimum liability for the unfunded accumulated benefit obligation has also been recognized as a liability. In addition, an intangible asset equal to the amount of the unamortized transition obligation has been recognized in accordance with SFAS 87. The differences between German GAAP and U.S. GAAP valuations at each balance sheet date have been reflected.


Item 3- Under U.S. GAAP, repair and maintenance costs are expensed as incurred, while under German GAAP, a liability can be established for future repair and maintenance costs. Accordingly, the differences between German GAAP and U.S. GAAP at each balance sheet date have been reflected.


Item 4- Under U.S. GAAP, restructuring charges are recognized in accordance with EITF 94-3. Under German GAAP, the 1996 restructuring charge includes an employee reduction plan plus accruals relative to future consulting fees to reengineer/ implement new automated accounting and administrative technology. Under U.S. GAAP, these consulting fees cannot be accrued as they benefit future periods. Accordingly, the differences between German GAAP and U.S. GAAP for accrued restructuring charges at each balance date have been reflected.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits the Boards of Directors of DII and Decora to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of each such corporation, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     DII's Bylaws provide for mandatory indemnification of directors and officers of the Company, and those serving at the request of DII as directors, officers, employees, or agents of other entities (collectively, "Agents") to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and DII.

     Decora's Bylaws provide that Decora shall indemnify its officers, directors and agents to the extent permitted by the Delaware General Corporation Law.

     DII's Certificate of Incorporation provides that a director of DII shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision likewise appears in Decora's Certificate of Incorporation.

     DII has obtained a liability insurance policy which insures its directors and officers and the directors and officers of its subsidiaries, including Decora, against certain liabilities, including liabilities under the federal securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  EXHIBITS

     The following exhibits are filed or incorporated by reference as part of this Registration Statement:

(2)  Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

     2.1 Stock Purchase Agreement by and between Baden-Wurttenbergische Bank AG and Newco dated as of September 3, 1997, as amended.(15)

     2.2 Stock Purchase Agreement by and between der Kunz Holding GmbH & Co. KG and Newco dated as of August 18, 1997, as amended.(15)

     2.3 Asset Purchase Agreement dated as of March 30, 1998, by and between Rubbermaid Incorporated and Rubbermaid Specialty Products, Inc., on the one hand, and Decora Industries, Inc. and Decora, Incorporated, on the other hand(16)

(3)  Articles of Incorporation and By-Laws

     3.1  Certificate of Incorporation of DII filed on January 28, 1992.(3)

     3.2 Amendment No. 1 to DII's Certificate of Incorporation filed on November 2, 1993.

     3.3 Amendment No. 2 to DII's Certificate of Incorporation filed on December 29, 1997.

     3.4 Amendment No. 3 to DII's Certificate of Incorporation filed on December 29, 1997.

     3.5  By-laws of DII.(3)

     3.6  Certificate of Incorporation of Decora filed on March 5, 1990.

     3.7  By-laws of Decora.

(4)  Instruments Defining the Rights of Security Holders

     4.1 Form of Indenture dated as of April 29, 1998 among Decora Industries, Inc. as Issuer, Decora, Incorporated, Subsidiary Guarantors, and United States Trust Company of New York as Trustee (the
          "Indenture").(18)

     4.2 Form of 11% Senior Secured Notes due 2005 ("Old Notes") issued under the Indenture (included as Exhibit A to the Indenture).(18)

     4.3 Form of Series B 11% Senior Secured Notes due 2005 ("Exchange Notes") issuable under the Indenture (included as Exhibit B to the Indenture).(18)

     4.4 Form of Guarantee of Decora, Incorporated dated as of April 29 1998 (included as Exhibit G to the Indenture).(18)

     4.5 Form of Registration Rights Agreement dated as of April 29, 1998 among Lazard Freres & Co. LLC, Decora Industries, Inc. and Decora, Incorporated.(18)

(5)  Opinion Re Legality

     5.1  Opinion of Miller & Holguin dated July 13, 1998.

(8)  Opinion Re Tax Matters

     8.1  Opinion of Miller & Holguin dated July 13, 1998.

(10) Material Contracts

     10.1 Utilitech, Incorporated, 1987 Stock Option Plan.(1)

     10.2 Management Agreement dated as of April 18, 1990 by and between Utilitech and Decora, Incorporated.(2)

     10.3 Loan and Security Agreement dated as of April 18, 1990 by and between Decora, Incorporated, Utilitech and Norstar Bank of Upstate NY ("Norstar").(2)

     10.4 Forms of 14% Senior Subordinated Notes due April 15, 1998 dated as of April 18, 1990 in the amounts of $3,206,480.21, $1,327,732.26,
           $1,138,055.27 and $1,327,732.26 to CIGNA Mezzanine Partners II, L.P., CIGNA Property and Casualty Property and Casualty Insurance Company and Zande and Co.(2)

     10.5 Securities Purchase Agreement dated as of April 15, 1990 by and between Utilitech, Decora, Incorporated and Purchasers of 14% Senior Subordinated Notes due 1998 and Warrants to Purchase Common Stock of Decora, Incorporated.(2)

     10.6 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Nathan Hevrony.(3)

     10.7 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Roger Grafftey- Smith.(3)

     10.8 Option Agreement dated as of January 7, 1992, by and between Utilitech, Incorporated and Gabriel Thomas.(3)

     10.9 Note and Warrant Purchase Agreement by and between Decora Industries, Inc. and Robert W. Johnson IV, dated November 3, 1992.(4)

     10.10 Convertible Negotiable Promissory Note by and between Decora Industries, Inc. and Robert W. Johnson IV, dated November 3, 1992.(4)

     10.11 Series A Warrant to Purchase Common Stock of Decora Industries, Inc., dated November 3, 1992 issued to Robert W. Johnson IV.(4)

     10.12 Series B Warrant to Purchase Common Stock of Decora Industries, Inc., dated November 3, 1992 issued to Robert W. Johnson IV.(4)

     10.13 Form of Option Agreement dated as of January 11, 1993, by and between Richard A. DeCoste and the Company.(5)

     10.14 1988 Employee Stock Purchase Plan.(5)

     10.15 Promissory Note in the amount of $8,500,000 by and between Decora, Incorporated and Fleet Bank of New York (successor to Norstar) dated July 20, 1994.(6)

     10.16 Amendment No. 1 to Loan and Security Agreement between Decora, Incorporated and Fleet Bank of New York dated July 20, 1994.(6)

     10.17 Promissory Note in the amount of $1,000,000 by and between Decora, Incorporated and Fleet Bank of New York dated July 20, 1994.(6)

     10.18 Loan and Security Agreement in the amount of $1,000,000 by and between Decora, Incorporated and Fleet Bank of New York dated July 20, 1994.(6)

     10.19 Amendment to Securities Purchase Agreement dated as of July 19, 1994 by and between Decora, Incorporated and CIGNA Mezzanine Partners, Inc., CIGNA Property and Casualty and Insurance Company of North America.(6)

     10.20 Promissory Note in the amount of $6,000,000 dated as of July 20, 1994 by and between Decora Industries, Inc. as borrower and Decora, Incorporated as lender.(6)

     10.21 Form of Option Agreement dated as of July 5, 1994 by and between Decora Industries, Inc. and Stephen Verchick.(6)

     10.22 Form of Option Agreement dated as of July 5, 1994 by and between Decora Industries, Inc. and Ronald Artzer.(6)

     10.23 Form of Option Agreement dated as of August 15, 1994 by and between Decora Industries, Inc. and Nathan Hevrony.(7)

     10.24 Amendment to Securities Purchase Agreement dated as of April 1, 1995, by and among Decora, Incorporated and CIGNA Mezzanine Partners II, L.P., CIGNA Property and Casualty Insurance Company and Insurance Company of North America.(8)

     10.25 Manufacturing Agreement dated April 12, 1995 by and among Decora Industries, Inc., Decora, Incorporated and Rubbermaid Incorporated.
           (8)(9)

     10.26 Employment Agreement dated June 28, 1995 by and between John Tattersall and Decora, Incorporated.(8)

     10.27 Option Agreement dated June 28, 1995 by and between John Tattersall and Decora Industries, Inc.(8)

     10.28 Option Agreement dated July 6, 1995 by and between Gabriel Thomas and Decora Industries, Inc.(8)

     10.29 Amended and Restated Note and Warrant Purchase Agreement by and between Decora Industries, Inc. and Johnson.(10)

     10.30 Amended and Restated Convertible Negotiable Promissory Note in the amount of $1,500,000 by and between Decora Industries, Inc. as payor and Johnson as holder.(10)

     10.31 Series C Warrant to Purchase Common Stock of Decora Industries, Inc.(10)

     10.32 Business Purpose Note dated January 24, 1996 in the amount of $650,000 by and between Decora Industries, Inc. as payor and Fleet Bank.(11)

     10.33 Form of Amendment No. 3 to the Securities Purchase Agreement dated as of March 31, 1996 by and among Decora, Incorporated, CIGNA Mezzanine Partners, Inc., CIGNA Property and Casualty and Insurance Company of North America.(11)

     10.34 Form of Exchange Agreement dated March 31, 1996 by and among Decora, Incorporated, CIGNA Mezzanine Partners, Inc., CIGNA Property and Casualty and Insurance Company of North America.(11)

     10.35 Form of Loan and Security Agreement Amendment no. 2, dated August 13, 1996, by and among Decora, Incorporated, as Borrower, the Company, as Corporate Guarantor and Fleet Bank as Lender.(12)

     10.36 Form of Restated Promissory Note dated August 13, 1996 by and between Decora, Incorporated and Fleet Bank.(12)

     10.37 Form of Line of Credit Note dated March 27, 1997 by and between Decora, Incorporated and Fleet Bank.(13)

     10.38 Form of Consolidated and Restated Promissory Note dated March 27, 1997 by and between Decora, Incorporated and Fleet Bank.(13)

     10.39 Form of Amended and Restated Term Note dated March 27, 1997 by and between Decora, Incorporated and Fleet Bank.(13)

     10.40 Form of Employment Agreement dated as of June 1, 1997 by and between Decora Industries, Inc. and Nathan Hevrony.(13)

     10.41 Form of Employment Agreement dated as of June 1, 1997 by and between Decora, Incorporated and Richard DeCoste.(14)

     10.42 Form of Employment Agreement dated as of June 1, 1997 by and between Decora Industries, Inc. and Timothy N. Burditt.(14)

     10.43 Certificate of Designation of Series A Preferred Stock of DII dated September 26, 1997.(15)

     10.44 Note and Warrant Purchase Agreement dated as of September 26, 1997 among Decora, Incorporated ("Borrower"), Decora Industries, Inc., Dorrance Street Capital Advisors, LLC ("Agent") and Textron Master Trust ("Purchaser").(15)

     10.45 Common Warrant Certificate with respect to 2,136,534 shares of Decora Industries, Inc., Common Stock, dated September 29, 1997 issued by Decora Industries, Inc. to Purchaser.(15)

     10.46 Preferred Warrant Certificate with respect to 69,557 shares of Decora Industries, Inc. Series A Stock, dated September 29, 1997 issued by Decora Industries, Inc. to Purchaser.(15)

     10.47 Contingent Common Warrant Certificate with respect to an indeterminate number of shares of Decora Industries, Inc. Common Stock, dated September 29, 1997 issued by Decora Industries, Inc. to Purchaser.(15)

     10.48 13% Senior Subordinated Note due 2005, dated September 29, 1997 issued by Borrower in the principal amount of $18,000,000 to Purchaser.(15)

     10.49 First Amendment to March 27, 1997 Note dated September 26, 1997 by and between Fleet Bank and Borrower regarding a $1,000,000 note.(15)

     10.50 Second Amendment to Loan and Security Agreement dated September 26, 1997 by and between Fleet Bank and Borrower regarding a $3,354,167 note.(15)

     10.51 Credit and Reimbursement Agreement Modification Agreement No. 2 dated September 26, 1997 by and between the Borrower and Fleet Bank in connection with a letter of credit issued by Fleet Bank in favor of Mellon Bank, FSB, as Trustee, concerning the issuance of $2,460,000 industrial revenue development bond.(15)

     10.52 Note and Loan and Security Agreement Amendment No. 4 dated September 26, 1997 by and between Borrower and Fleet Bank regarding a $5,169,000 note.(15)

     10.53 Promissory Note in the amount of $15,207,000 dated September 30, 1997 by Decora Industries, Inc. to Borrower.(15)

     10.54 Loan Agreement dated September 29, 1997 among Decora Industries Deutschland GmbH, Decora Industries, Inc. and Dresdner Bank AG.(15)

     10.55 Form of Guarantor Pledge Agreement dated as of April 29, 1998 between Decora Industries, Inc. and United States Trust Company of New York.(18)

     10.56 Form of Notarial Deed dated as of April 28, 1998 between Decora Industries, Inc. and United States Trust Company of New York relating to pledge of shares of Decora Industries Deutschland GmbH ("German Pledge Agreement").(18)

     10.57 Form of Amendment to German Pledge Agreement dated as of April 29, 1998 between Decora Industries, Inc. and United States Trust Company of New York.(18)

     10.58 Form of Loan Agreement dated as of April 28, 1998 between Decora, Incorporated and Konrad Hornschuch AG.(18)

     10.59 Form of Security Agreement dated as of April 29, 1998 between Decora, Incorporated and Konrad Hornschuch AG.(18)

     10.60 Form of Restated Revolving Promissory Note dated as of April 29, 1998 by Decora, Incorporated in favor of Fleet National Bank in the principal amount of $15,000,000.(18)

     10.61 Form of Restated Secured Revolving Line of Credit Agreement dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank.(18)

     10.62 Form of Credit and Reimbursement Agreement Modification Agreement No. 3 dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank.(18)

     10.63 Form of Mortgage Modification and Consolidation Agreement dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank.(18)

     10.64 Form of Mortgage dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank securing principal indebtedness in the amount of $2,497,000.(18)

     10.65 Form of Mortgage dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank securing principal indebtedness in the amount of $499,000.(18)

     10.66 Form of Restated Security Agreement dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank.(18)

     10.67 Form of Environmental Compliance and Indemnification Agreement dated as of April 29, 1998 between Decora, Incorporated and Fleet National Bank.(18)

     10.68 Form of Option Agreement dated as of January 8, 1998, by and between Decora Industries, Inc. and Earl A. Wearsch.(18)

     10.69 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Nathan Hevrony.(18)

     10.70 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Timothy N. Burditt.(18)

     10.71 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Richard DeCoste.(18)

     10.72 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Earl A. Wearsch.(18)

     10.73 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Frank J. Nolfi, Jr.(18)

     10.74 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Bernhard Muller.(18)

     10.75 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and Hans- Georg Stahmer.(18)

     10.76 Form of Option Agreement dated as of February 19, 1998, by and between Decora Industries, Inc. and each of its non-employee directors (Messrs. Artzer, Grafftey-Smith, Thomas and Verchick, respectively).(18)

     10.77 Form of Option Agreement dated as of June 1, 1997, by and between Decora Industries, Inc. and Richard DeCoste.(18)

     10.78 Form of Official Statement of Counties of Warren and Washington, New York, Industrial Development Agency $2,460,000 Tax-exempt Industrial Development Revenue Bonds (Decora, Incorporated Project), Series 1996.(17)

(12) Subsidiaries of the Registrants

     12.1  Statement of Ratio of Earnings to Fixed Charges.

(21) Subsidiaries of the Registrants

     21.1  Subsidiaries of Registrants.

(23) Consents of Experts and Counsel

     23.1  Consent of PricewaterhouseCoopers LLP.

     23.2  Consent of Dr. Ebner, Dr. Stolz und Partner GmbH.

     23.3  Consents of Miller & Holguin (included in Exhibits 5.1 and 8.1).

(25) Statement of Eligibility of Trustee

     25.1 Statement of Eligibility on Form T-1 of United States Trust Company of New York

(28) Financial Data Schedule

     28.1  Financial Data Schedule.(18)

(99) Additional Exhibits

     99.1 Form of Exchange Agency Agreement, dated as of ______, 1998, by and between DII and United States Trust Company of New York.

     99.2  Form of Letter of Transmittal for Old Notes.

     99.3  Form of Notice of Guaranteed Delivery of Old Notes.

----------

Notes:

     (1) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1988.

     (2) Previously filed as Exhibit to the Company's Report on Form 8-K dated April 18, 1990.

     (3) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1992.

     (4) Previously filed as Exhibit to the Company's Report on Form 8-K dated November 5, 1992.

     (5) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1993.

     (6) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1994.

     (7) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended December 31, 1994.

     (8) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1995.

     (9)   Confidential treatment requested.

     (10) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended December 31, 1995.

     (11) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996.

     (12) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended September 30, 1996

     (13) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1997.

     (14) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

     (15) Previously filed as Exhibit to the Company's Report on Form 8-K dated October 1, 1997.

     (16) Previously filed as Exhibit to the Company's Report on Form 8-K dated March 31, 1998.

     (17) Previously filed as Exhibit to the Company's Report on Form 10-Q for the fiscal quarter ended December 31, 1996.

     (18) Previously filed as Exhibit to the Company's Report on Form 10-K for the fiscal year ended March 31, 1998.


(b)  FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are filed as part of this Registration Statement and should be read in conjunction with the consolidated financial statements of DII.

        Schedule                                                            Page
        --------                                                            ----
        Schedule II:      Valuation and Qualifying Accounts                 S-2

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the DII Consolidated Financial Statements or the Notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a)   The undersigned registrants hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

         (5) To supply by means of a post-effective amendment all information concerning the Exchange Offer that was not the subject of and included in the Registration Statement when it became effective.

(g)      (1)  The undersigned registrants hereby undertake as follows: That prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Edward, State of New York, on July 13, 1998.

                                               DECORA INDUSTRIES, INC.


                                               By: /s/ Nathan Hevrony
                                                   -----------------------------
                                                   Nathan Hevrony
                                                   Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                           TITLE                        DATE
                  ---------                           -----                        ----

/s/ Nathan Hevrony                         Chief Executive Officer and        July 13, 1998
---------------------------------------    Director (Principal Executive
Nathan Hevrony                             Officer)

/s/ Timothy N. Burditt                     Executive Vice President,          July 13, 1998
---------------------------------------    Administration and Finance
Timothy N. Burditt                         (Principal Financial and
                                           Accounting Officer)

/s/ Roger Grafftey-Smith                             Director                 July 13, 1998
---------------------------------------
Roger Grafftey-Smith

/s/ Gabriel Thomas                                   Director                 July 13, 1998
---------------------------------------
Gabriel Thomas

/s/ Stephen H. Verchick                              Director                 July 13, 1998
---------------------------------------
Stephen H. Verchick

/s/ Ronald A. Artzer                                 Director                 July 13, 1998
---------------------------------------
Ronald A. Artzer


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Edward, State of New York, on July 13, 1998.

                                               DECORA, INCORPORATED


                                           By: /s/ Nathan Hevrony
                                               ---------------------------------
                                               Nathan Hevrony
                                               Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                     TITLE                         DATE
                  ---------                     -----                         ----

/s/ Nathan Hevrony                   Chief Executive Officer and         July 13, 1998
-----------------------------------  Director (Principal Executive
Nathan Hevrony                       Officer)

/s/ Timothy N. Burditt               Vice President, Administration      July 13, 1998
-----------------------------------  and Finance and Director
Timothy N. Burditt                   (Principal Financial and
                                     Accounting Officer)


                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                        PAGE
                                                                                        ----
Financial Statement Schedules of Decora Industries, Inc.
for the three years ended March 31, 1998

        Schedule II -- Valuation and Qualifying Accounts                                 S-2

                             DECORA INDUSTRIES, INC.

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

                            (In thousands of dollars)

Column A                              Column B        Column C         Column D          Column E        Column F          Column G
------------------------------------------------------------------------------------------------------------------------------------

                                                     Additions
                                                      charged
                                      Balance       (credited)        Deductions        Acquisition       Transla-         Balance
                                    at beginning     to costs            from                of             tion            at end
Description                          of period     and expenses        accounts           Hornschuch      Adjustment      of period
-----------                         ------------------------------------------------------------------------------------------------
Reserve deducted from asset to
which it applied:

For the year ended
March 31, 1998
        Accounts Receivable
        Reserves                       $499            $ 146            $ 1,572(a)          $3,195          $  120          $2,148

For the year ended
March 31, 1997
        Accounts Receivable
        Reserves                       $202            $ 554            $   257(a)          $   --          $   --          $  499

For the year ended
March 31, 1996
        Accounts Receivable
        Reserves                       $175            $ 157            $   130(a)          $   --          $   --          $  202

(a) Uncollectible receivables written
off net of recoveries






                                      S - 2